As filed with the Securities and Exchange Commission on July 12, 1999

                                                        Registration No. 333-___
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  __________

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  __________

                        ICF KAISER INTERNATIONAL, INC.
            (Exact name of Registrant as specified in its charter)


          Delaware                        8711                  54-1437073
(State or other jurisdiction       (Primary Standard          (I.R.S. Employer
     of incorporation or        Industrial Classification    Identification No.)
       organization)                    Code No.)


                9300 Lee Highway, Fairfax, Virginia 22031-1207
                                (703) 934-3600

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

            James J. Maiwurm, President and Chief Executive Officer
                               9300 Lee Highway
                         Fairfax, Virginia  22031-1207
                                (703) 934-3600
                      (Name, address, including zip code,
                         & telephone number, including
                       area code, of agent for service)

                                   Copy to:

                          Jeffrey J. Margulies, Esq.
                       Squire, Sanders & Dempsey L.L.P.
                                4900 Key Tower
                               127 Public Square
                          Cleveland, Ohio  44114-1304
               _________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
Title of Each                                                  Proposed              Proposed
Class of                                                       Maximum               Maximum                  Amount of
Securities To                                Amount To Be      Offering              Aggregate                Registration
Be Registered                                Registered (1)    Price Per Unit (1)    Offering Price (1)(2)    Fee

------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
------------------------------------------------------------------------------------------------------------------------------
13% Senior Subordinated Notes Due 2003
------------------------------------------------------------------------------------------------------------------------------
Total                                        $34,000,000                             $34,000,000              $9,452
------------------------------------------------------------------------------------------------------------------------------

(1) Not specified as to each class of securities being registered, since the amount of each class of securities to be offered in the exchange offer has not been determined. The maximum aggregate offering price of securities issued under this registration will not exceed $_______ unless additional securities are subsequently registered by an amendment to the registration statement.

(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS AND CONSENT SOLICITATION STATEMENT


                        ICF KAISER INTERNATIONAL, INC.

                               Offer to Exchange
                                 $___________
                  13% Senior Subordinated Notes due 2003 and
                          _____Shares of Common Stock
                              for all outstanding
                    12% Senior Subordinated Notes due 2003
                             following a $_______
                               Asset Sale Offer


                               Recapitalization

   Our recapitalization consists of an exchange offer, asset sale offer and consent solicitation, all of which are dependent upon each other.


                Exchange Offer                                     Conditions to Exchange Offer
 . We are offering to exchange $____ of new 13%         . At least 95% of the outstanding old notes are
  Senior Subordinated Notes due 2003 and ____            tendered in the exchange offer.
  shares of common stock, or __% of our common
  stock on a fully diluted basis, for all              . A majority of the holders of the old notes
  outstanding 12% Senior Subordinated Notes              consent to amend the indenture for the old
  due 2003 following the purchase of the old             notes.
  notes in the asset sale offer.
                                                       . We obtain a new revolving credit facility.
             Asset Sale Offer

 . In connection with the exchange offer, we            . Shareholders approve the issuance of the
  will offer to purchase for cash at par on a            common stock to be issued in the exchange
  pro rata basis a total of $____ million in             offer.
  old notes.  The purchase of the old notes
  will be funded through the proceeds of the                      Market for Securities
  recent sale of our Consulting Group.
                                                       . Our common stock is listed on the New York
           Consent Solicitation                          Stock Exchange under the trading symbol "ICF"
                                                         and we will apply for the listing of the
 . we are also soliciting the holders of the old          additional common stock to be issued.  The new
  notes for consents to remove most covenants            notes will not be listed on any exchange.
  in the indenture and to deliver an
  instruction to the Trustee not to interfere                        Expiration Date
  with our recapitalization.
                                                       . The exchange offer, asset sale offer and
             The New Notes                               consent solicitation will expire at 5:00 p.m.,
                                                         New York City time, _______, 1999, unless
 . The new notes will mature on December 31,              extended or earlier terminated.
  2003.

 . We will pay interest on the new notes at an annual rate of 13%, payable twice a year beginning on December 31, 1999.

 . The new notes will be unsecured and will be subordinated to our existing and future senior debt.

 . We may, at our option, redeem the new notes at par plus accrued interest at any time.

                ______________________________________________

     See "Risk Factors" on page ___ of this prospectus for a discussion of risks to be considered in connection with your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ____________, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Kaiser files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at the following location:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, our
                                      ------------------
filings can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the common stock and notes proposed to be issued in the exchange offer described in this prospectus. This prospectus is a part of that registration statement. As permitted by the rules of the Securities and Exchange Commission, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. The registration statement, together with the related exhibits and schedules, is available at the public reference room or through the web site of the Securities and Exchange Commission.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to what is contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to exchange or sell or to ask for offers to exchange or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.


                          INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other information we have filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

     This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. All of the documents listed below as incorporated by reference into this prospectus also are being delivered to you with this prospectus. You should read this prospectus together with the information incorporated by reference.

     .    Annual Report on Form 10-K for the year ended December 31, 1998
     .    Quarterly Report on Form 10-Q for the quarter ended March 31, 1999
     . Current Reports on Form 8-K dated March 10, 1999, April 9, 1999, May 12, 1999 and June 10, 1999
     . Proxy Statement dated __________, 1999 relating to the 1999 Annual Meeting of Shareholders

     Our Annual Report on Form 10-K for the year ended December 31, 1998 also served as our annual report to shareholders for 1998. The following information contained in that Annual Report on Form 10-K is included among the information incorporated by reference into this prospectus:

     . description of segments, classes of similar products and services, foreign and domestic operations and export sales (note 12 of notes to consolidated financial statements);

     .    selected financial data (Item 6);

     . supplementary financial information (Item 8 and note 15 of notes to consolidated financial statements);

     . management's discussion and analysis of financial condition and results of operations (Item 7);

     . changes in and disagreements with accountants on accounting and financial disclosures (Item 9); and

     .    quantitative and qualitative information about market risk (Item 7a).

     We also are incorporating by reference additional documents that we file with the Securities and Exchange Commission between the date of this prospectus and the consummation of the exchange offer described in this prospectus.

     You can request an additional free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing or calling the person indicated at the following address or telephone number:

           Shaun M. Martin, Vice President, Treasurer and Secretary
                        ICF Kaiser International, Inc.
                               9300 Lee Highway
                         Fairfax, Virginia 22031-1207
                                (703) 934-3600

     If you would like to request documents from us, please do so by ______________, 1999 to receive the documents before the consummation of the exchange offer.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus contains what we believe are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They are statements about future performance or results such as statements including the words, "believe," "expect" and "anticipate" when Kaiser discusses its financial condition, results of operations and business. Forward-looking statements involve risks, assumptions and uncertainties. They are not guarantees of future performance. Factors may cause actual results to differ materially from those expressed in these forward-looking statements. These factors include those identified under the caption "Risk Factors" in this prospectus, as well as the factors identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Kaiser's Annual Report on Form 10-K for the year ended December 31, 1998 and in Kaiser's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 that are incorporated by reference into and delivered with this prospectus.

     We believe that the expectations reflected in our forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should consider the factors we have noted under the captions stated above as you read this prospectus.

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
WHERE YOU CAN FIND MORE INFORMATION...........................................  ROM - 1

INCORPORATION BY REFERENCE....................................................  ROM - 1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................  ROM - 2

SUMMARY.......................................................................        1
   The Company................................................................        1
   Strategy...................................................................        2
   The Recapitalization.......................................................        3
   Rationale for the Recapitalization.........................................        3
   The New 13% Senior Subordinated Notes and New Common Stock.................        4
   The Exchange Offer.........................................................        5
   The Asset Sale Offer.......................................................        5
   The Consent Solicitation...................................................        6
   Procedures for Participating in the Exchange Offer, Asset Sale Offer and
   Consent Solicitation.......................................................        6
   Risk Factors...............................................................        7
   Summary Financial Data.....................................................        8

RISK FACTORS..................................................................       11

CAPITALIZATION................................................................       15

RATIO OF EARNINGS TO FIXED CHARGES............................................       15

UNAUDITED PRO FORMA FINANCIAL STATEMENTS......................................       16

OVERVIEW AND BACKGROUND OF THE RECAPITALIZATION...............................       17

THE EXCHANGE OFFER............................................................       17

THE ASSET SALE OFFER..........................................................       19

THE CONSENT SOLICITATION......................................................       20

PROCEDURES FOR PARTICIPATING IN THE EXCHANGE OFFER, ASSET SALE OFFER
 AND CONSENT SOLICITATION.....................................................       22

RECENT DEVELOPMENTS...........................................................       27

BUSINESS......................................................................       27

MANAGEMENT....................................................................       32

DESCRIPTION OF NEW REVOLVING LINE OF CREDIT...................................       33

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......................       33

DESCRIPTION OF COMMON STOCK...................................................       34

DESCRIPTION OF NEW NOTES......................................................       41

EXPERTS.......................................................................       63

LEGAL MATTERS.................................................................       63

                                    SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the new notes and common stock we are offering to exchange, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

                                  The Company

     We are a global provider of engineering, construction management, and project and program management services. We also own a 50% interest in Kaiser-Hill Company, LLC, which serves as the integrated management contractor at the U.S. Department of Energy's Rocky Flats Environmental Technology Site.

     We completed the sale of our EFM Group on April 9, 1999 for net cash proceeds, after a working capital adjustment, of $74 million and on June 30, 1999 we sold 90% of our Consulting Group for $64 million in cash, plus $6.6 million of interest bearing notes. These actions were taken in response to substantial losses incurred primarily in 1998 in connection with fixed price contracts to construct four nitric acid plants.

     We are now focused on serving clients in five major lines of business:

     . Transit and Transportation- Our transit and transportation services support the planning, design, engineering, and construction of heavy- and light-rail transit systems, high-speed rail, peoplemovers, bus systems, highways and bridges, and airport improvements.

     . Alumina/Aluminum- We provide design and construction services for expansion and modernization of some of the world's largest alumina and aluminum facilities in locations from Kentucky to the Middle East and Australia.

     . Facilities Engineering / Management- We provide engineering services to public-and private-sector clients who need to modernize or maintain facilities, to design and build new capacity for the future, or to improve existing operations and environmental conditions.

     . Iron and Steel- We support the iron and steel industry by providing traditional services such as engineering, design, and project and construction management for plant expansions, modernizations, and greenfield development.

     . Microelectronics and Clean Technology- We also provide design/build services for the microelectronics, semiconductor, biotechnology, and telecommunication industries.

Our business is global in nature with more than 30 offices worldwide.

     We own Kaiser-Hill Company, LLC equally with CH2M Hill Companies Ltd. We designate a majority of the members of Kaiser-Hill's Board of Managers. Kaiser-Hill currently serves as the integrated management contractor at the U.S. Department of Energy's ("DOE") Rocky Flats Environmental Technology Site near Denver, Colorado. The scope of Kaiser-Hill's contract with the DOE includes all elements of daily and long-term operation of the site, including stabilizing and safely storing more than 14 tons of plutonium, cleaning up areas contaminated with hazardous and radioactive waste, and restoring much of the 6,000-acre site for future use by the public. Kaiser-Hill's contract with the DOE expires in June 2000. We expect that the DOE will either award Kaiser-Hill an extension of the existing contract or open the extension for competition in the very near future. Although we believe that an extension of the existing contract is more likely than a recompetition, Kaiser-Hill is prepared to aggressively bid in a recompetition.

                                   Strategy

     Our strategy is to grow the revenue base of our remaining operations and improve profitability. We will focus on new business development, cost reductions and stringent project and operating controls to achieve this goal.

     New Business Development. With the nitric acid projects behind us, the realignment of our capital structure will enable us to focus on expanding our revenue base. We believe our expertise in our core lines of business and worldwide presence and recognition for quality service delivery can be leveraged into significant opportunities in the future. We will seek additional contracts with our existing customers and utilize our expertise from our current projects to win business from new clients.

     Cost Reductions. Concurrently with the planning for the sales of the EFM and Consulting Groups, we identified approximately $20 million of cost reduction opportunities in our remaining operations. Upon elimination of these costs, we will have aligned our cost structure with our remaining revenue base. By changing the way we operate our business in North America from a regional focus to a line of business focus, we will be able to eliminate a layer of regional overhead including personnel and facilities costs. In addition to reductions in overhead, reductions in technical personnel resulting in higher revenue per employee will improve profitability. As of ___ we have effected approximately ___% of these cost reductions.

     Stringent Controls. Following the identification of our nitric acid plant related problems we, along with several outside consultants, thoroughly reviewed our policies and procedures in all phases of a contract lifecycle. As a result, we have implemented:

     . stronger financial and operating controls and project evaluation processes;

     . frequent senior management reviews of progress and profitability of each contract; and

     . a new project management reporting system that will allow us to more proactively manage profitable project execution.



                             ____________________

     Our principal executive office is located at 9300 Lee Highway, Fairfax, Virginia 22031-1207 and our telephone number is (703) 934-3600.

                             The Recapitalization

     Overview. The recapitalization will be completed in a series of simultaneous transactions, each of which is dependent upon consummation of the others. These transactions will occur, assuming the conditions of the exchange offer are met, as follows:

     . we will purchase $__ million principal amount of tendered old notes at par in an asset sale offer;

     . we will exchange $__ million of new notes and _____ shares of our common stock for the remaining tendered old notes;

     . holders of a majority of the outstanding old notes will consent to the amendment of the indenture governing the old notes; and

     .  we will enter into a new $___ million credit facility.

     Asset Sale Offer. In general terms, our indentures require us to use proceeds from asset sales to reduce senior indebtedness or reinvest in our business or make an asset sale offer to purchase at par, first the old notes and second the 12% Senior Notes. As a result of the sale of the Consulting Group we have approximately $___ million of available cash to fund an asset sale offer to holders of our old notes. If the conditions to complete the exchange are not met or the board in its discretion terminates the exchange offer, we may choose to reinvest the $___ million in our business, potentially through one or more acquisitions.

     Exchange Offer. We are offering new notes and common stock in exchange for all remaining old notes not purchased in the asset sale offer, $___ million after purchasing $___ million in the asset sale offer. Our acceptance of old notes tendered in the exchange offer is conditioned on, among other things, holders of at least 95% of the principal amount of old notes accepting the exchange offer, the receipt of the requisite consent to amend the old notes indenture and our obtaining a new credit facility. In order to participate in the exchange offer, the holder of old notes must tender all of the old notes beneficially owned by the holder. We can extend the exchange offer and accept all old notes tendered for exchange or amend the terms of the exchange offer and any amendment will apply to the old notes tendered pursuant to the exchange offer. Additionally, we reserve the right at any time to terminate the exchange offer and not accept for exchange any old notes tendered for exchange. Tenders of old notes may be withdrawn at any time prior to the expiration date.

     Consent Solicitation. Simultaneously with the exchange offer we are seeking a consent from the holders of our old notes to remove substantially all restrictive covenants and some events of default from the indenture governing the old notes. We are also requesting holders to deliver an instruction to the Trustee not to interfere with our recapitalization. A holder of old notes does not need to consent to the proposed amendments in order to tender its old notes in the exchange offer.

     New Credit Facility. We have received a term sheet for a new $__ million credit facility. The closing of the new credit facility is conditioned on the successful completion of the recapitalization.


                      Rationale for the Recapitalization

     The amount of cash flow currently available from our remaining operations is insufficient to service the interest expense associated with our existing debt obligations. A realignment of our capital structure through the recapitalization will substantially reduce our level of debt and associated interest expense. We believe the recapitalization will enhance our ability to win new business and retain key employees. Currently, we are significantly more leveraged than our competitors. Especially in the recent past, this has sometimes impaired our ability to win new business. Additionally, our current financial position has in the past and could in the future impair our ability to retain key personnel. We believe we will be better able to service our debt remaining after the recapitalization. The completion of the recapitalization is a condition to our securing a new credit facility which is necessary to support short-term liquidity needs and letters of credit.

          The New 13% Senior Subordinated Notes and New Common Stock

Issuer.............................         ICF Kaiser International, Inc.

Securities Offered.................         We are offering $____ principal
                                            amount of new notes and an aggregate
                                            of ____ shares of common stock.
                                            These shares will represent __% of
                                            our outstanding common stock and __%
                                            of our fully diluted shares
                                            outstanding after the
                                            recapitalization.

                                            For each $1,000 principal amount of
                                            old notes, a holder of old notes
                                            will receive $____ principal amount
                                            of new notes and ___ shares of
                                            common stock.

Maturity Date......................         The new notes will mature on
                                            December 31, 2003.

Interest Rate......................         We will pay an annual rate of
                                            interest equal to 13%.

Interest Payments..................         We will make interest payments semi-
                                            annually, beginning on December 31,
                                            1999.

Ranking............................         The new notes will be unsecured and
                                            will be subordinated in right of
                                            payment to all of our existing and
                                            future senior debt. The new notes
                                            will rank senior in right of payment
                                            to any of our future subordinated
                                            debt and to the unexchanged old
                                            notes. As of ____, 1999, after
                                            giving effect to the asset sale
                                            offer and the exchange, the
                                            aggregate principal amount of our
                                            outstanding senior debt would have
                                            been approximately $ ___ million.

Optional Redemption................         We may redeem the new notes at our
                                            option, in whole or in part, at any
                                            time and from time to time at a
                                            redemption price equal to 100% of
                                            the principal amount plus accrued
                                            and unpaid interest.


Asset Sale Proceeds................         If we do not reinvest cash proceeds
                                            from any future sale of assets in
                                            our business, we may have to use
                                            these proceeds to offer to buy back
                                            some of the new notes at their face
                                            amount, plus interest.

Restrictive Covenants..............         The indenture governing the new
                                            notes will limit what we may do. The
                                            provisions of the indenture will
                                            limit our ability to:

                                            .   incur more debt;

                                            .   pay dividends, redeem stock, or
                                                make other distributions;

                                            .   issue stock of subsidiaries;

                                            .   make some investments;

                                            .   create liens;

                                            .   enter into sale/leaseback
                                                transactions;

                                            .   enter into transactions with
                                                affiliates;

                                            .   merge or consolidate; and

                                            .   transfer or sell assets.

                                            These covenants are subject to a
                                            number of important exceptions. See
                                            "Description of New Notes."

Common Stock.......................         Our common stock is listed on the
                                            New York Stock Exchange under the
                                            symbol "ICF" and we will apply for
                                            listing of the additional common
                                            stock to be issued.

                              The Exchange Offer
                              ------------------

The Exchange Offer.................         We are offering to exchange new
                                            notes and common stock for all old
                                            notes outstanding after the asset
                                            sale offer.

Minimum Tender Condition...........         In order for us to consummate the
                                            exchange offer, holders of at least
                                            95% of the outstanding old notes
                                            must have validly tendered and not
                                            withdrawn their old notes.

Conditions of the Exchange Offer...         Our acceptance of the exchange offer
                                            is subject to the following
                                            conditions, among other things:

                                            .   the minimum tender condition of
                                                95% must be met;

                                            .   we must obtain the requisite
                                                consent;

                                            .   we must obtain a new credit
                                                facility; and

                                            .   our shareholders must approve
                                                the issuance of common stock
                                                being offered.

                                            At any time we can waive any
                                            condition to the exchange offer and
                                            accept all old notes tendered for
                                            exchange pursuant to the exchange
                                            offer. Additionally, we reserve the
                                            right at any time to terminate the
                                            exchange offer and not accept for
                                            exchange any old notes tendered for
                                            exchange. See "The Exchange Offer-
                                            Conditions of the Exchange Offer."

Tax Consequences of the Exchange...         The exchange should qualify as a
                                            recapitalization under the Internal
                                            Revenue Code. If the exchange
                                            qualifies as a recapitalization, and
                                            the new notes are not "securities"
                                            for federal income tax purposes,
                                            holders of the old notes who
                                            participate in the exchange offer
                                            will recognize taxable gain, but not
                                            loss, equal to the lower of the fair
                                            market value of the new notes or the
                                            amount of gain realized in the
                                            exchange. Alternatively, if the
                                            Internal Revenue Service were to
                                            determine that the exchange was not
                                            a recapitalization, holders of the
                                            old notes who participate in the
                                            exchange offer would be required to
                                            recognize taxable gain or loss. See
                                            "Material United States Federal
                                            Income Tax Considerations."

                             The Asset Sale Offer

The Asset Sale Offer...............         We will be offering to purchase $___
                                            million of the old notes, including
                                            $____ accrued but unpaid interest.
                                            All old notes tendered for purchase
                                            will be purchased on a pro rata
                                            basis. The offer to purchase will be
                                            made at the same time as the offer
                                            to exchange, and the purchase will
                                            be consummated immediately prior to
                                            consummation of the exchange offer.

Conditions to Asset Sale Offer.....         We will only consummate the asset
                                            sale offer if the exchange offer is
                                            consummated, the requisite number of
                                            consents are obtained, and the new
                                            credit facility is obtained.

Tax Consequences of the Asset
 Sale Offer........................         Holders of old notes repurchased in
                                            the asset sale offer will recognize
                                            capital gain or loss equal to the
                                            difference between that holder's
                                            basis in the purchased notes and the
                                            amount of cash received. In
                                            addition, holders may be required to
                                            recognize as ordinary income cash
                                            received as payment for accrued
                                            interest not previously recognized.
                                            See "Material United States Federal
                                            Income Tax Consequences."

                           The Consent Solicitation
                           ------------------------

The Consent Solicitation..............      In connection with the exchange
                                            offer, we are soliciting consents
                                            from the holders of old notes to
                                            approve the proposed amendments to
                                            the indenture. We are also
                                            requesting holders to deliver an
                                            instruction to the Trustee not to
                                            interfere with our recapitalization.
                                            The proposed amendments will not
                                            become operative unless the
                                            conditions of the exchange offer are
                                            met and will become effective
                                            immediately preceding the
                                            consummation of the exchange offer.

Requisite Consents....................      Consents of registered holders of a
                                            majority of the outstanding
                                            aggregate principal amount of the
                                            old notes are required to approve
                                            the proposed amendments to the
                                            indenture.

Proposed Amendments...................      The proposed amendments will
                                            eliminate substantially all of the
                                            restrictive covenants and events of
                                            default in the old notes indenture.
                                            Additionally, the old notes
                                            indenture will be amended to provide
                                            that the new notes will be senior to
                                            the old notes and that we must make
                                            an asset sale offer first to the 12%
                                            Senior Notes, second to the new
                                            notes, and third to the old notes.

                                            If the proposed amendments become
                                            effective with respect to the old
                                            notes indenture, they will apply to
                                            all old notes issued under the old
                                            notes indenture, and each holder of
                                            old notes not tendered or accepted
                                            for exchange pursuant to the
                                            exchange offer will be bound by the
                                            proposed amendments regardless of
                                            whether the holder consented to the
                                            proposed amendments.


              Procedures for Participating in the Exchange Offer,
                   Asset Sale Offer and Consent Solicitation

Expiration Date.......................      The exchange offer, asset sale
                                            offer, and consent solicitation will
                                            expire at 5:00 p.m., New York City
                                            time, on _______ unless we extend or
                                            earlier terminate it.

Procedures for Tendering Old Notes and
Consents..............................      Unless a tender of old notes is
                                            effected pursuant to the procedures
                                            for book-entry transfer, each holder
                                            who wishes to tender old notes for
                                            exchange in the exchange offer or
                                            for purchase in the asset sale offer
                                            or who wishes to tender consents in
                                            the solicitation must:

                                            .   complete and sign the letter of
                                                transmittal and consent form;

                                            .   have the signature guaranteed if
                                                required by the letter of
                                                transmittal and consent form;
                                                and

                                            .   deliver the letter of
                                                transmittal and consent form,
                                                and all other required
                                                documents, together with the
                                                old notes or a notice of
                                                guaranteed delivery, to the
                                                exchange/solicitation/paying
                                                agent at the address set forth
                                                on page ____ of this
                                                prospectus prior to 5:00 p.m.,
                                                New York City time, on the
                                                expiration date.

                                            Any beneficial owner of the old
                                            notes whose old notes are registered
                                            in the name of a nominee, such as a
                                            broker, dealer, commercial bank or
                                            trust company, who wishes to tender
                                            old notes in the exchange offer or
                                            asset sale offer, should instruct
                                            the entity or person to promptly
                                            tender old notes on the beneficial
                                            owner's behalf. See "Procedures for
                                            Participating in the Exchange Offer,
                                            Asset Sale Offer and Consent
                                            Solicitation."

Guaranteed Delivery Procedure........       Holders of old notes who wish to
                                            tender their old notes in the
                                            exchange offer or in the asset sale
                                            offer and

                                            .   whose old notes are not
                                                immediately available; or

                                            .   who cannot deliver their old
                                                notes or any other documents
                                                required by the letter of
                                                transmittal and consent form
                                                to the
                                                exchange/solicitation/paying
                                                agent prior to the exchange or
                                                asset sale offer expiration
                                                date or complete the procedure
                                                for book-entry transfer on a
                                                timely basis,

                                            may tender their old notes according
                                            to the guaranteed delivery
                                            procedures set forth in the letter
                                            of transmittal and consent form. See
                                            "Procedures for Participating in the
                                            Exchange Offer, Asset Sale Offer and
                                            Consent Solicitation."

Withdrawal Rights and Revocation of
 Consents............................       Tenders of old notes or consents may
                                            be withdrawn at any time prior to
                                            the expiration date. A proper
                                            withdrawal of the tendered old notes
                                            at or prior to the expiration date
                                            shall not be deemed a revocation of
                                            any related consent. A proper
                                            revocation of a consent at or prior
                                            to the expiration date shall not be
                                            deemed a withdrawal of any related
                                            old notes. See "Procedures for
                                            Participating in the Exchange Offer,
                                            Asset Sale Offer and Consent
                                            Solicitation."

Exchange/Solicitation/Paying Agent...       ___________________.

                                 Risk Factors
                                 ------------

     Before making an investment, you should consider carefully the information included in the "Risk Factors" section, as well as all other information set forth in this prospectus.

                            Summary Financial Data


     The following statement of operations, basic and diluted (loss) per share data, and balance sheet data, excluding the data for the three months ended and as of March 31, 1999, has been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and related notes, incorporated by reference in this prospectus.

                                                            Ten
                                                Year       Months                                          Three
                                               Ended       Ended                                           Months
                                              February     December                                        Ended
                                                28,          31,           Year Ended December 31,        March 31,
                                                1995        1995        1996        1997        1998       1999(a)
                                             ----------  ----------  ----------  ---------- -----------  ----------
                                                                   (in thousands, except per share data) (unaudited)
Statement of Operations Data:
     Gross Revenue.........................  $  861,518  $  916,744  $1,248,443  $1,108,116  $1,210,421  $  225,497
     Service revenue (b)...................     459,786     425,896     532,116     426,086     345,462      64,159
     Operating Costs (c)...................     436,866     400,534     500,588     398,422     397,696      63,200
     Depreciation and amortization.........       9,232       8,357      10,348       9,595       9,048       1,481
     Severance and restructuring charges...           -           -           -           -       9,407           -
     Other unusual charges.................           -        (500)          -           -       7,672         895
     Operating income (loss)...............      13,688      17,505      21,180      18,069     (78,361)     (1,417)
     Income (loss) before income taxes,
     minority interest, and extraordinary
     item and cumulative effect of
     accounting change.....................       1,239       6,303      14,484       2,561     (97,101)     (7,001)
     Net income (loss) before extraordinary
     item and cumulative effect of
     accounting change.....................      (1,661)     2,252        5,834      (4,987)    (93,442)     (8,063)
Basic and Diluted Earnings (Loss) Per
Share:
     Continuing operations before
     extraordinary item and cumulative
     effect of accounting change...........  $    (0.18) $     0.02  $     0.17  $    (0.22)$     (3.87) $    (0.34)
     Discontinued operations...............           -           -           -           -           -         .10
     Extraordinary item....................           -           -           -           -        (0.05)         -
     Cumulative effect of accounting
     change, net of tax....................           -           -           -           -        (0.25)         -
                                             ----------  ----------  ----------  ---------- -----------  ----------
          Total............................  $    (0.18) $     0.02  $     0.17  $    (0.22)$     (4.17) $    (0.24)
                                             ==========  ==========  ==========  ========== ===========  ==========
     Weighted average common shares
       outstanding--basic..................      20,957      21,132      22,035      22,382      24,092      24,068
     Weighted average common shares
       outstanding--diluted................      20,957      21,606      22,057      22,382      24,092      24,068
Other Data:
     Minority interest (d).................  $        -  $    1,960  $    6,043  $   10,867  $    7,698  $    2,082
     EBITDA (e).............................     22,920      23,402      25,485      16,797     (59,932)     (1,123)
Balance Sheet Data (end of period):
     Cash and cash equivalents.............  $   28,233  $   17,019  $   20,250  $   20,020 $    15,267 $    14,282
     Total assets..........................     281,422     370,179     369,462     399,288     429,053     391,729
     Long-term debt (f)....................     126,733     120,112     156,519     141,004     137,488     137,610
     Redeemable preferred stock............      19,617      19,787           -           -           -           -
     Shareholders' equity (deficit)........      27,624      28,427      34,892      27,327     (63,118)    (67,931)

_______________
(a) Effective January 1, 1999 the results of operations from the EFM and Consulting Groups were treated as discontinued operations and therefore were excluded from operating income.
(b) Service revenue is calculated by deducting the costs of subcontracted services and other direct costs from the gross revenue and adding our share of the income or loss of joint ventures and affiliated companies.
(c) Includes direct labor and fringe benefits, group overhead and corporate general and administrative expense.
(d) Minority interest represents CH2M Hill's fifty-percent ownership of Kaiser-Hill.
(e) EBITDA as presented herein includes operating income (loss) plus depreciation and amortization, severance and restructuring charges, and unusual charges and minus minority interest. We believe that EBITDA provides useful information regarding our ability to service our indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles), as an indicator of our operating performance or as a measure of our liquidity.
(f)  Includes unamortized discounts.

     The following financial information represents the three months ended March 31, 1999 annualized on an actual basis and an adjusted basis. The adjustments give effect to (i) the decrease in our run-rate service revenue based on internal management projections and (ii) the full year effect of our cost reduction plan. The information is based on our unaudited historical financial information for the three months ended March 31, 1999 and should be read in conjunction with the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our quarterly report on Form 10Q for the period ended March 31, 1999 that has been incorporated by reference into this prospectus. This financial data is provided for information purposes only and is not intended to project our results of operations or financial position for any future period or as of any future date.

                                                         Annualized                        Adjusted
                                                            Run                           Annualized
                                                          Rate (a)         Adjustments     Run Rate
                                                        ------------       -----------    ----------
          Statement of Operations Data:
            Gross Revenue                               $    901,988       $      -       $901,988
            Service revenue(b)                               256,636         (1,116)(c)    255,520
            Operating Costs                                  252,800        (19,888)(d)    232,912
            Depreciation and amortization                      5,924              -          5,924
            Other unusual charges                              3,580                         3,580
                                                        ------------       --------       --------
            Operating income (loss)                           (5,668)        18,772         13,104

          Other Data:
            Minority interest(e)                        $      8,328                      $  8,328
            EBITDA(f)                                         (4,492)                       14,280

(a)  Represents the three months ended March 31, 1999 annualized.
(b) Service revenue is calculated by deducting the costs of subcontracted services and other direct costs from the gross revenue and adding our share of the income or loss of joint ventures and affiliated companies.
(c) To give effect to a decrease in service revenue as compared to run rate based on internal management projections.
(d) To give effect to the full year effect of our cost reduction plan as a result of the scheduled separation of approximately 200 employees.
(e) Minority interest represents CH2M Hill's fifty-percent ownership of Kaiser-Hill.
(f) EBITDA as presented herein includes operating income (loss) plus depreciation and amortization, severance and restructuring charges, and unusual charges and minus minority interest. We believe that EBITDA provides useful information regarding our ability to service our indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles), as an indicator of our operating performance or as a measure of our liquidity.

     The assumed decrease in service revenue and the assumed decrease in costs from the cost reduction plan are not predictions of actual future results. You should not assume that the decrease in service revenue and the decrease in costs necessarily will occur. Accordingly, you should not use or rely on this information as an indication of actual future results. The foregoing projections constitute what we believe are forwarding-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, assumptions and uncertainties. There can be no assurance that future developments will be in accordance with Kaiser's expectations. See "Cautionary Note Regarding Forward-Looking Statements."

                                 RISK FACTORS

     An investment in the securities described in this prospectus involves a high degree of risk. You should consider carefully the following factors, in addition to the other information contained in this prospectus, before participating in the exchange offer.

Specific factors related to our financial performance may adversely affect our ability to pay interest and principal on our debt.

     Sale of operating groups will reduce cash flow. During the first half of 1999, we sold our EFM and Consulting Groups. Prior to their sale, these groups had generated cash that was used to support Kaiser's operations and debt service. In the recent past, apart from Kaiser's interest in Kaiser-Hill Company, LLC, Kaiser's other operating units have not generated positive cash flow.

     Reliance on plan to reduce expenses and increase cash flow. Our success will be dependent, to a large extent, on our ability to execute promptly and effectively our plan to reduce operating expenses, increase margins and enhance cash flow from remaining operations.

     We are dependent on key customers. Our future profitability is dependent, to a significant extent, on Kaiser-Hill's obtaining an extension of its DOE contract or winning a new contract if DOE opens up the contract for recompetition. We have several other key clients, the loss of any of which would have a significant material adverse effect on our ability to return to profitability. The loss of a significant client could impair our ability to compete for new clients and have a significant negative impact on Kaiser's future growth.

     We intend to continue bidding and entering into fixed price contracts. Our recent history of financial losses is partially attributable to its failure to accurately bid on, and its inability to perform, fixed price contracts, specifically with respect to the nitric acid plant contracts. Despite this performance history, the nature of our business is such that it is necessary for us to continue to enter into fixed price contracts. Although we believe we have put appropriate controls in place such that we can successfully bid and perform fixed price contracts, we give no assurances that all future fixed price contracts will be completed profitably.

     Quarterly financial results may fluctuate. Our quarterly financial results may be affected by, among other factors, the commencement, completion or termination of major projects, such as the Kaiser-Hill contract and the contract for the construction of the Nova Hut steel mini-mill in the Czech Republic. Accordingly, results for any one quarter are not necessarily indicative of results for any other quarter or for the full year.

     The remaining operations may not be able to retain or attract the personnel needed for growth and profitability. Our future performance will depend to a significant extent upon the efforts and abilities of key executives and line of business managers. The loss of the services of key managers could have a material adverse effect on us. In addition, because our remaining operations are service-oriented in nature, our ability to deliver these services in a cost-effective and high quality manner depends upon our ability to attract, retain, and properly manage a staff of qualified professionals with the necessary skills. The market for these professionals is quite competitive.

     The remaining operations may not grow and become profitable in their highly competitive markets. We compete with many other firms ranging from small firms to large multinational firms having substantially greater financial, management and marketing resources. Other competitive factors include quality of services, technical qualifications, reputation, geographic presence, price, and the availability of key professional personnel. In order for us to become profitable, we will have to successfully compete against these firms in order to generate additional backlog of service contracts, including an extension of the current contract or award of a new contract for Kaiser-Hill.

  We are dependent upon our subsidiaries for our operating income and cash flow. As a holding company, we derive substantially all of our operating income and cash flow from our subsidiaries instead of directly operating in the markets we serve. Consequently, our ability to service our debt, including the new notes, depends on the earnings of our subsidiaries and on our ability to receive funds from these subsidiaries through inter-company payments. The ability of our subsidiaries to make these payments will be subject to, among other things, applicable state laws and contractual restrictions that may be entered into by these subsidiaries. See "Description of New Notes--Certain Covenants--Limitations on Restrictions on Distributions from Subsidiaries." In addition, subsidiaries that are organized or do business in countries other than the United States are subject to the risk of governmental restrictions on repatriation of funds to the United States, and there may be adverse tax consequences to using cash generated by foreign operations to pay our debt in the United States. If our subsidiaries do not generate operating income and cash flow, or if they are unable to distribute their earnings to us, we will not be able to service our debt and we will not be able to continue in business.

Our financial performance is significantly tied to Kaiser-Hill, which is subject to uncertainties that may adversely affect its and our operating results.

     Status of Kaiser-Hill Department of Energy Contract. The contract with DOE under which Kaiser-Hill operates expires in June 2000. Although we believe DOE may extend the term of this contract, it is possible that DOE will instead conduct a competition for the contract. If the contract is opened up for recompetition, Kaiser-Hill is prepared to aggressively bid for the new contract. We do not know if we will receive an extension of the Kaiser-Hill contract or whether we will win the new contract if it is made subject to competition by DOE. If we do not win an extension or a new rebid contract, we will lose a significant portion of our cash flow and value.

     There are special Federal regulations that affect Kaiser-Hill. Because Kaiser-Hill provides the Federal government with nuclear energy and defense-related services, it and a number of its employees are required to have and maintain security clearances from the Federal government. There can be no assurance that the required security clearances will be obtained and maintained in the future. In addition, Kaiser-Hill is subject to foreign ownership, control and influence regulations imposed by the Federal government and designed to prevent the release of classified information to contractors subject to foreign ownership, influence and control. There can be no assurance that foreign ownership, influence and control concerns will not affect the ability of Kaiser-Hill to secure and maintain its DOE contract.

     Kaiser-Hill has special environmental concerns. Kaiser-Hill performs DOE's Performance Based Integrating Management Contract at DOE's Rocky Flats Environmental Technology Site near Denver, Colorado. Rocky Flats is a former DOE nuclear weapons production facility. Under the DOE contract, Kaiser-Hill is responsible for, and DOE will not pay for costs associated with, liabilities caused by the willful misconduct or lack of good faith of Kaiser-Hill's managerial personnel or the failure to exercise prudent business judgment by Kaiser-Hill's managerial personnel. If Kaiser-Hill were found liable for any of these reasons, the associated costs could be substantial.

We face significant contingencies, which may adversely impact our ability to pay interest and principal on our debt.

     We have certain obligations relating to the operating groups that were sold. We have indemnified the purchasers of the operating groups we sold against breaches of representations and warranties and covenants included in the sale agreements. We also have retained some potential liabilities arising from the pre-closing operations of these operating groups. These retained liabilities relate to potential liabilities arising out of ongoing federal government audits of certain activities of the operating groups prior to their sale.

     Bath Iron Works Contingency. In March 1998, we entered into a $197 million maximum price contract to construct a ship building facility for Bath Iron Works. In May 1998, we learned that estimated costs to perform the contract as reflected in actual proposed subcontracts were approximately $30 million higher than the cost estimates originally used as the basis for contract negotiation between us and our customer. After learning this, we advised the customer that we were not required to perform the contract in accordance with its terms as a result of a mutual mistake between us in negotiating that contract. In October 1998, our customer presented an initial draft of a claim against us requesting payment for estimated damages and entitlements pursuant to the terminated contract. We are currently discussing with the customer its draft claim. No provision for loss from this matter has been included in our financial results to date as management does not believe that it has sufficient information to reasonably estimate the outcome as negotiation activity has not been significant to date.

     Acquisition Contingency. In March 1998, we acquired ICT Spectrum Constructors, Inc. by issuing common stock in exchange for the stock of ICT Spectrum. We guaranteed that the fair market value of each of the 1.5 million shares of common stock issued in the acquisition will reach $5.36 by March 1, 2001. In the event that the fair market value does not attain the guaranteed level, we are obligated to make up the shortfall either through the payment of cash or by issuing additional shares of common stock with a total value equal to the shortfall, depending upon our preference. Under the terms of the agreement, however, the total number of contingently issuable shares of common stock cannot exceed an additional 1.5 million. Given recently quoted prices of our stock, the assumed issuance of an additional 1.5 million shares would not completely extinguish the purchase price contingency and we would be required to pay a cash fill-up to satisfy the contingency. Any future distribution of cash or common stock would be recorded as a charge to our paid-in-capital. Until the earlier of the resolution of the contingent purchase price or March 1, 2001, any additional shares assumed to be issued because of shortfalls in fair market value will be included in our diluted earnings per share calculations, unless they are antidilutive. The exchanged shares also contain restrictions preventing their sale prior to March 1, 2001.

     On March 29, 1999, one ex-ICT Spectrum shareholder, individually and on behalf of all others similarly situated, filed a class action lawsuit alleging false and misleading statements made in a private disclosure document, and asserting other claims, in connection with our acquisition of ICT Spectrum. This litigation is in its preliminary stages.

     There may be Y2K compliance issues associated with the remaining operations. During recent years, there has been significant global awareness raised regarding the potential disruption to business operations worldwide resulting from the inability of current computer software to process properly the change from the year 1999 to 2000. We have reviewed our data processing, operating and other computer-based systems, and we do not currently anticipate any material disruption in our operations as a result of any failure by us to achieve year 2000 compliance, but we cannot give any assurance to that effect. Even if our computer operations are unaffected by the year 2000, our business operations may be interrupted or adversely affected as a result of year 2000 complications experienced by our subcontractors, clients, vendors, or general business interruptions experienced domestically or internationally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Other Matters - Year 2000 Readiness" in the Annual Report on Form 10-K enclosed with this prospectus.

There are significant financial risks associated with the new notes and common stock, which could adversely affect your ability to receive payments of interest and principal on the new notes or adversely affect the value of the new notes or our common stock.

     The new notes will be subordinated to senior indebtedness. Payments on the new notes are subordinated and subject to the right of prior payment in full of all senior indebtedness, which will include indebtedness outstanding under our senior notes and our new senior secured revolving credit facility, as the credit facility may be amended or replaced. In the event we default under senior indebtedness, we will be unable to make any payment under the new notes unless the senior indebtedness default has been cured or waived.

     The new notes may be subordinated to other debt. The new notes also will be subordinated to other debt instruments unless those debt instruments specifically state that such debt is subordinated in right of payment to either the new notes or all of our subordinated indebtedness. The new notes will rank senior in right of payment to unexchanged old notes.

     The new notes will be subordinated to liabilities of our subsidiaries. Since substantially all of our operations are conducted, and substantially all of our assets are owned, by our subsidiaries, the new notes will effectively be subordinated to all existing and future liabilities of our subsidiaries, including the obligations of our subsidiaries in relation to the new revolving credit facility. Any right we may have to participate in any distribution of the assets of any of our subsidiaries upon the subsidiary's liquidation, reorganization, or insolvency, and any right the holders of the new notes may consequently have to participate in the distribution of those assets, will be subject to the claims of the creditors, including trade creditors, of the subsidiary. If we have a valid claim against a subsidiary as a creditor of the subsidiary, we will also be subject to such claims. In addition, in the event that our claims as a creditor of a subsidiary are recognized, these claims would be subordinated to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

     The repayment of new notes is not secured by our assets. Our obligation to make payments of principal and interest on the new notes is unsecured. As a result, holders of the new notes will not have any ability to use our assets as collateral for the repayment of these obligations. In addition, if we become subject to a bankruptcy or liquidation proceeding, the right of holders of the new notes to be repaid will be limited to the assets available after all of our secured creditors have been satisfied. These remaining assets will then be distributed among the remaining unsecured creditors, including trade creditors, as well as holders of the new notes. As a result, holders of the new notes may not recover their investment in these new notes.

     Our common stock could be delisted from the New York Stock Exchange. Our common stock is listed on the New York Stock Exchange. In order to continue to be listed on the NYSE, we must meet specific quantitative standards. If one or more of these standards is not met, the NYSE could initiate procedures to delist our common stock. Although we would have an opportunity to appeal any decision by the NYSE to delist its common stock, there can be no assurance that this appeal would be successful. If our common stock were delisted from the NYSE, we would seek to have the common stock listed on another exchange, such as AMEX or one of the regional exchanges, or quoted in the Nasdaq National or SmallCap markets. However, many of these exchanges and markets also have minimum quantitative standards that we may be unable to meet. If our common stock is delisted from the NYSE and we are unable to have our shares included on another exchange or in the over-the-counter market, shareholders may find it more difficult to dispose of the shares or to obtain accurate quotations of the market value of the shares. In addition, the market price of the shares could decline, news coverage about us could decline, and we could find it more difficult to obtain financing in the future.

     Kaiser does not anticipate that it will pay any dividends on its common stock in the foreseeable future. We have never paid dividends on its common stock and anticipates retaining all earnings for use in the business rather than paying cash dividends in the foreseeable future. Our ability to pay cash dividends on its common stock issued in the exchange offer is substantially restricted under the indentures governing its outstanding debt. The new revolving credit facility also may contain provisions prohibiting us from paying dividends without the consent of the lender. These contractual restrictions will limit our ability to pay dividends in the future.

     Issuance of shares to former holders of ICT Spectrum stock could cause significant dilution. As noted above, if we are required to issue shares to extinguish the ICT Spectrum purchase price contingency, there will be significant dilution to shareholders.

If the recapitalization is completed, holders of old notes not tendered in the exchange offer or asset sale offer will have reduced rights under the indenture and may find it difficult to sell their old notes.

     The old notes will be amended. Concurrent with the exchange offer, we propose to amend the indenture that governs the old notes by eliminating substantially all of the covenants that restrict our activities and those of our subsidiaries. Although we will continue to remain subject to similar covenants that are included in the indentures governing the new notes and the outstanding $15 million senior notes, holders of the old notes will not have the right to enforce these covenants upon us.

     The market price of the old notes may decline. If the exchange offer is successful, the amount of old notes outstanding will be substantially reduced. As a result, it may become much more difficult for holders to resell their old notes. In addition, the reduced liquidity of old notes outstanding after the recapitalization could have the effect of reducing the market price at which the old notes may be resold.

                                CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 1999, pro forma for the sale of the EFM and Consulting Groups and adjusted to give effect to the consummation of the recapitalization as if it had occurred on March 31, 1999. The information set forth below should be read in conjunction with our audited financial statements and unaudited pro forma financial statements, together with the related notes, included and incorporated by reference in this prospectus.


                                                         As of March 31, 1999
                                                        -----------------------
                                                                     Pro Forma
                                                         Pro Forma    Adjusted
                                                        -----------  ----------
                                                         (Dollars in thousands)


        Cash and cash equivalents (a)                   $  78,721
                                                         ========       ======

        Long-term debt (including current portion):
         Credit Facility                                $       -       $    -
         12% Senior Notes (b)                              15,000       15,000
         New 13% Senior Subordinated Notes                      -
         Old 12% Senior Subordinated Notes (c)            125,000
                                                         --------       ------
            Total Debt                                    140,000
         Stockholders' Equity (Deficit)                   (24,320)
                                                         --------       ------
            Total Capitalization                        $ 115,680
                                                         ========       ======


(a) Includes $22.9 million of restricted cash being used to collateralize letters of credit.

(b)  Excludes $.4 million of unamortized discount.

(c)  Excludes $2.1 million in unamortized discount

                      RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth our ratio of earnings to fixed charges for the five years ended December 31, 1998 and the three months ended March 31, 1999. The ratio of earnings to fixed charges has been calculated by dividing fixed charges into the sum of fixed charges and income from continuing operations before income tax expense and before equity in earnings or losses of less than fifty-percent owned companies. Fixed charges consist solely of interest costs.

                                                                                     Year ended
                                                                     --------------------------------------------
                                                       Ten months
                                        Year ended       ended                                                        3 months
                                       February 28,   December 31,   December 31,    December 31,    December 31,    ended March
                                           1995          1995           1996            1997            1998          31, 1999
                                       -----------------------------------------------------------------------------------------
Fixed charges                                14,799         13,255         17,334          18,276         20,779          5,852
Earnings from continuing operations           1,239          6,303         14,484           2,561        (97,101)        (7,001)
                                       -----------------------------------------------------------------------------------------
                                             16,038         19,558         31,818          20,837        (76,322)        (1,149)

Fixed charges                                14,799         13,255         17,334          18,276         20,779          5,852

Ratio of earnings to fixed charges             1.08           1.48           1.84            1.14             (a)            (a)

        (a) Earnings for these periods are inadequate to cover fixed charges. The deficiency, calculated as the dollar amount of earning required to attain a ratio of one-to-one, for the year ended December 31, 1998 and the three months ended March 31, 1999 is $97,101 and $7,001, respectively.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS



         The following unaudited pro forma financial statements are derived from our historical financial statements incorporated by reference into this prospectus and certain assumptions deemed appropriate by our management. The unaudited pro forma statement of operations for the year ended December 31, 1998 reflects (i) the sale of our EFM and Consulting Groups and (ii) the completion of the recapitalization described in this prospectus, as if such transactions had occurred on January 1, 1998. The unaudited pro forma balance sheet at March 31, 1999 reflects such transactions as if the transactions in (i) and (ii) had occurred at March 31, 1999. The unaudited pro forma financial statements should be read in conjunction with the related notes, with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our historical financial statements, including the related notes, incorporated by reference into this prospectus.

         The pro forma adjustments to give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The pro forma financial statements are provided for information purposes only and should not be construed to be indicative of our results of operations or financial position had the transactions described above been consummated on or as of the dates assumed, and are not intended to project our results of operations or financial position for any future period or as of any future date.


Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 1999
(In Thousands)

                                                                                          Pro Forma Adjustments
                                                                                    ------------------------------------
                                                                       Actual
                                                                     March 31,           Sale of             Sale of
                                                                        1999              EFM                  CG
                                                                 ----------------  -----------------    ----------------
Assets
Current Assets
   Cash and cash equivalents                                     $         14,282  $               -    $         41,539  (4,6)
   Contract receivables, net                                              214,312                  -              (1,948)
   Prepaid expenses and other current assets                               13,831                  -                 (31)
   Restricted cash                                                              -             10,000 (3)          12,900    (6)
   Notes receivable                                                             -                  -               3,000
   Deferred income taxes                                                   34,205            (19,446)(1)         (14,759)   (4)
   Net assets of discontinued operations                                   66,458            (47,242)(2)         (19,216)   (5)
                                                                 ----------------  -----------------    ----------------
           Total Current Assets                                           343,088            (56,688)             21,485
                                                                 ----------------  -----------------    ----------------
Fixed Assets
   Furniture, equipment, and leasehold improvements                        17,498                  -                (131)
   Less depreciation and amortization                                     (13,184)                 -                 121
                                                                 ----------------  -----------------    ----------------
                                                                            4,314                  -                 (10)
                                                                 ----------------  -----------------    ----------------
Other Assets
   Goodwill, net                                                           22,967                 -               (2,205)
   Investments in and advances to affiliates                                7,708                 -                1,785    (7)
   Capitalized software development costs                                   1,533                 -                    -
   Notes receivable                                                                               -                6,550    (4)
   Other                                                                   12,119                 -                    -
                                                                 ----------------  ----------------     ----------------
                                                                           44,327                 -                6,130
                                                                 ----------------  ----------------     ----------------
                  Total Assets                                   $        391,729  $        (56,688)    $         27,605
                                                                 ================  ================     ================

Liabilities and Shareholders' (Deficit)
Current Liabilities
   Debt currently payable                                        $         36,876  $        (36,876) (3)$              -
   Accounts payable                                                       168,036           (10,844) (3)          (8,761)   (6)
   Accrued salaries and benefits                                           31,231            (2,500) (3)             (76)
   Other accrued expenses                                                  59,162           (11,724) (3)               -
   Deferred revenue                                                        13,037                 -                    -
   Income taxes payable                                                     2,422                 -                    -
           Total Current Liabilities                             ----------------  ----------------     ----------------
                                                                          310,764           (61,944)             (10,750)

Long-term Liabilities
   Long-term debt                                                         137,610                 -                    -
   Other                                                                    8,704                 -                    -
                                                                 ----------------  ----------------     ----------------
           Total Liabilities                                              457,078           (61,944)             (10,750)
                                                                 ----------------  ----------------     ----------------

Commitments and Contingencies

Minority Interest                                                           2,582                 -                    -


Shareholders' Equity
   Preferred stock                                                              -                 -                    -
   Common stock, par value $.01 per share:
      Authorized-90,000,000 shares
      Issued and outstanding- 23,790,995 and 24,257,828 shares                238                 -                    -
   Additional paid-in capital                                              75,218                 -                    -
   Notes receivable collateralized by common stock                              -                 -                    -
   Accumulated deficit                                                   (140,476)            5,256  (1)          38,355  (4,7)
   Cumulative translation adjustment                                       (2,911)                -                    -
                                                                 ----------------  ----------------     ----------------
          Total Shareholders' Equity (Deficit)                            (67,931)            5,256               38,355
                                                                 ----------------  ----------------     ----------------
                                                                 $        391,729  $        (56,688)    $         27,605
                   Total Liabilities and Shareholders' Equity    ================  ================     ================

                                                                         Pro Forma                           Pro Forma
                                                                           before                            March 31,
                                                                      Recapitalization  Recapitalization        1999
                                                                      ----------------  ----------------  -----------------
Assets
Current Assets
    Cash and cash equivalents                                         $         55,821   $              - $               -
    Contract receivables, net                                                  212,364                  -                 -
    Prepaid expenses and other current assets                                   13,800                  -                 -
    Restricted cash                                                             22,900                  -                 -
    Notes receivable                                                             3,000                  -                 -
    Deferred income taxes                                                            -                  -                 -
    Net assets of discontinued operations                                            -                  -                 -
                                                                      ----------------   ---------------- -----------------
            Total Current Assets                                               307,885                  -                 -
                                                                      ----------------   ---------------- -----------------

Fixed Assets
    Furniture, equipment, and leasehold improvements                            17,367                  -                 -
    Less depreciation and amortization                                         (13,063)                 -                 -
                                                                     -----------------   ----------------  ----------------
                                                                                 4,304                  -                 -
                                                                     -----------------   ----------------  ----------------
Other Assets
    Goodwill, net                                                               20,762                  -                 -
    Investments in and advances to affiliates                                    9,493                  -                 -
    Capitalized software development costs                                       1,533                  -                 -
    Notes receivable                                                             6,550                  -                 -
    Other                                                                       12,119                  -                 -
                                                                     -----------------   ----------------  ----------------
                                                                                50,457                  -                 -
                                                                     -----------------   ----------------  ----------------

                   Total Assets                                      $         362,646   $              -  $              -
                                                                     =================   ================  ================

Liabilities and Shareholders' (Deficit)
Current Liabilities
    Debt currently payable                                           $               3   $              -  $              -
    Accounts payable                                                           147,797                  -                 -
    Accrued salaries and benefits                                               28,655                  -                 -
    Other accrued expenses                                                      46,162                  -                 -
    Deferred revenue                                                            13,037                  -                 -
    Income taxes payable                                                         2,422                  -                 -
                                                                     -----------------   ----------------  ----------------
            Total Current Liabilities                                          238,070                  -                 -

Long-term Liabilities
    Long-term debt                                                             137,610                  -                 -
    Other                                                                        8,704                  -                 -
                                                                     -----------------   ----------------  ----------------
            Total Liabilities                                                  384,384                  -                 -
                                                                     -----------------   ----------------  ----------------

Commitments and Contingencies

Minority Interest                                                                2,582                  -                 -


Shareholders' Equity
    Preferred stock                                                                  -                  -                 -
    Common stock, par value $.01 per share:
       Authorized-90,000,000 shares
       Issued and outstanding- 23,790,995 and 24,257,828 share                     238                  -                 -
    Additional paid-in capital                                                  75,218                  -                 -
    Notes receivable collateralized by common stock                                  -                  -                 -
    Accumulated deficit                                                        (96,865)                 -                 -
    Cumulative translation adjustment                                           (2,911)                 -                 -
                                                                     -----------------   ----------------   ---------------
           Total Shareholders' Equity (Deficit)                                (24,320)                 -                 -
                                                                     -----------------   ----------------   ---------------
                   Total Liabilities and Shareholders' Equity        $         362,646   $              -   $             -
                                                                     =================   ================   ===============


                                                                       Actual Results                  Pro Forma Adjustments
                                                                                               -----------------------------------
                                                                     for the year ended        Sale of               Sale of
                                                                     December 31, 1998          EFM                   CG
                                                                     -------------------  ------------------    ------------------
Gross Revenue                                                        $         1,210,421  $         (105,306)(2)$         (105,223)
    Subcontract and direct material costs                                       (794,794)             53,362 (2)            24,769
    Provision for contract losses                                                (76,210)                  -                     -
                                                                     -------------------  ------------------    ------------------

Service Revenue                                                                  339,417             (51,944)              (80,454)

Operating Expenses
    Direct labor and fringe benefits                                             282,562             (26,553)(2)           (37,672)
    Group overhead                                                                92,151             (18,863)(2)           (29,281)
    Corporate general and administrative                                          22,983                (945)(2)            (5,025)
    Depreciation and amortization                                                  9,048              (1,598)(2)              (988)
    Severance and restructuring                                                    9,407                   -                     -
    Other unusual charges                                                          7,672                   -                     -
                                                                     -------------------  ------------------    ------------------

Operating Income (Loss)                                                          (84,406)             (3,985)               (7,488)

Other Income (Expense)
    Gain on sale of business                                                           -                   -                     -
    Interest income                                                                1,539                   -                     -
    Interest expense                                                             (20,279)              1,282 (8)               711
    Equity in net income of unconsolidated subsidiaries                            6,045                (600)(2)                 -
                                                                     -------------------  ------------------    ------------------

Income (Loss) Before Income Taxes, Minority Interest, Discontinued
      Operations, Extraordinary Item, and Cumulative Effect of
      Accounting Change                                                          (97,101)             (3,303)               (6,777)
    Income tax provision (benefit)                                               (11,357)                  -                     -
                                                                     -------------------  ------------------    ------------------

Income (Loss) Before Minority Interest, Discontinued Operations,
      Extraordinary Item, and Cumulative Effect of Accounting Change             (85,744)             (3,303)               (6,777)
    Minority interest in net income of subsidiaries                                7,698                   -                     -
                                                                     -------------------  ------------------    ------------------

Income (Loss) Before Discontinued Operations, Extraordinary Item
      and Cumulative Effect of Accounting Change                     $           (93,442) $           (3,303)   $           (6,777)


Discontinued Operations
     Gain (Loss) on Sale of discontinued operations (net of tax)                       -              13,762 (1)            29,524
                                                                     -------------------  ------------------    ------------------

Income (Loss) Before Extraordinary Item and Cumulative Effect
      of Accounting Change                                           $           (93,442) $           10,459    $           22,747

Basic and Fully Diluted Earnings (Loss)  Per Share

Income (Loss) Before Discontinued Operations, Extraordinary Item
      and Cumulative Effect of Accounting Change                     $             (3.88) $            (0.14)   $            (0.28)

Discontinued Operations                                                                -                0.57                  1.23
                                                                     -------------------  ------------------    ------------------

Income (Loss) Before Extraordinary Item and Cumulative Effect
      of Accounting Change                                           $             (3.88) $             0.43    $             0.95
                                                                     ===================  ==================    ==================

Weighted average shares for basic and fully diluted earnings (loss)
per share                                                                         24,092              24,092                24,092
                                                                     ===================   =================    ==================

                                                                        Pro Forma                                Pro Forma Results
                                                                         before                                  for the year ended
                                                                    Recapitalization       Recapitalization       December 31, 1998
                                                                    ------------------     ----------------      ------------------
Gross Revenue                                                       $          999,892    $                -     $                -
    Subcontract and direct material costs                                     (716,663)                    -                      -
    Provision for contract losses                                              (76,210)                    -                      -
                                                                    ------------------    ------------------     ------------------

Service Revenue                                                                207,019                     -                      -

Operating Expenses
    Direct labor and fringe benefits                                           218,337                     -                      -
    Group overhead                                                              44,007                     -                      -
    Corporate general and administrative                                        17,013                     -                      -
    Depreciation and amortization                                                6,462                     -                      -
    Severance and restructuring                                                  9,407                     -                      -
    Other unusual charges                                                        7,672                     -                      -
                                                                    ------------------    ------------------     ------------------

Operating Income (Loss)                                                        (95,879)                    -                      -

Other Income (Expense)
    Gain on sale of business                                                         -                     -                      -
    Interest income                                                              1,539                     -                      -
    Interest expense                                                           (18,286)                    -                      -
    Equity in net income of unconsolidated subsidiaries                          5,445                     -                      -
                                                                    ------------------    ------------------     ------------------

Income (Loss)  Before Income Taxes, Minority Interest, Discontinued
      Operations, Extraordinary Item, and Cumulative Effect of
      Accounting Change                                                       (107,181)                    -                      -
    Income tax provision (benefit)                                             (11,357)                    -                      -
                                                                    ------------------    ------------------     ------------------

Income (Loss)  Before Minority Interest, Discontinued Operations,
      Extraordinary Item, and Cumulative Effect of Accounting Change           (95,824)                    -                      -
    Minority interest in net income of subsidiaries                              7,698                     -                      -
                                                                    ------------------    ------------------     ------------------

Income (Loss) Before Discontinued Operations, Extraordinary Item
      and Cumulative Effect of Accounting Change                    $         (103,522)   $                -     $                -


Discontinued Operations
     Gain (Loss) on Sale of discontinued operations (net of tax)                43,286                     -                      -
                                                                    ------------------    ------------------     ------------------

Income (Loss) Before Extraordinary Item and Cumulative Effect
      of Accounting Change                                          $          (60,236)   $                -     $                -

Basic and Fully Diluted Earnings (Loss)  Per Share

Income (Loss) Before Discontinued Operations, Extraordinary Item
  and Cumulative Effect of Accounting Change                        $            (4.30)   $                -     $                -
Discontinued Operations                                                           1.80                     -                      -
                                                                    ------------------    ------------------     ------------------

Income (Loss) Before Extraordinary Item and Cumulative Effect
  of Accounting Change                                              $            (2.50)   $                -     $                -
                                                                    ==================    ==================     ==================

Weighted average shares for basic and fully diluted earnings (loss)
per share                                                                       24,092                24,092                 24,092
                                                                    ==================    ==================     ==================


                                                                          Actual Results
                                                                           for the three              Pro Forma Adjustments
                                                                                              ----------------------------------
                                                                           months ended           Sale of             Sale of
                                                                          March 31, 1999           EFM                  CG
                                                                          --------------      --------------      --------------
Gross Revenue                                                             $      225,497      $            -      $            -
    Subcontract and direct material costs                                       (162,858)                  -                   -
                                                                          --------------      --------------      --------------

Service Revenue                                                                   62,639                   -                   -

Operating Expenses
    Direct labor and fringe benefits                                              48,459                   -                   -
    Group overhead                                                                10,937                   -                   -
    Corporate general and administrative                                           3,804                   -                   -
    Depreciation and amortization                                                  1,481                   -                   -
    Other unusual charges                                                            895                   -                   -
    Severance and restructuring                                                        -                   -                   -
    Discontinued operations                                                            -                   -                   -
                                                                          --------------      --------------      --------------
Operating Income (Loss)                                                           (2,937)                  -                   -

Other Income (Expense)
    Gain on sale of business                                                           -                   -                   -
    Interest income                                                                  268                   -                   -
    Interest expense                                                              (5,852)                211  (8)              -
    Equity in net income of unconsolidated subsidiaries                            1,520                   -                   -
                                                                          --------------      --------------      --------------
Income (Loss)  From Continuing Operations Before Income Taxes
      and Minority Interest                                                       (7,001)                211                   -
    Income tax provision (benefit)                                                (1,020)                 83                   -
                                                                          --------------      --------------      --------------
Income (Loss)  From Continuing Operations Before Minority Interest                (5,981)                128                   -
    Minority interest in net income of subsidiaries                                2,082                   -                   -
                                                                          --------------      --------------      --------------
Income (Loss)  From Continuing Operations                                         (8,063)                128                   -

Discontinued Operations
  Income (Loss) from operations of discontinued operations (net of tax)            2,344                (855) (2)         (1,489)(5)
  Gain (Loss) on Sale of discontinued operations (net of tax)                          -              15,557  (1)         30,834 (4)
                                                                          --------------      --------------      --------------
Net Income from Continuing Operations before Extraordinary Item                   (5,719)             14,830              29,345
     Extraordinary Item (net of tax)                                                   -                 698                   -
                                                                          --------------      --------------      --------------

Net Income (Loss)                                                         $       (5,719)     $       14,132      $       29,345
                                                                          ==============      ==============      ==============
Basic and Fully Diluted Earnings (Loss)  Per Share

Income (Loss)  From Continuing Operations                                  $        (0.34)     $         0.01      $            -
Discontinued Operations                                                              0.10                0.61                1.22
Extraordinary Item                                                                      -               (0.03)                  -
                                                                           --------------      --------------      --------------
Income (Loss) Before Extraordinary Item                                    $        (0.24)     $         0.59      $         1.22
                                                                           ==============      ==============      ==============
Weighted average shares for basic and fully diluted earnings
  (loss) per share                                                                 24,068              24,068              24,068
                                                                           ==============      ==============      ==============

                                                                                                                 Pro Forma Results
                                                                             Pro Forma                             for the three
                                                                               before                               months ended
                                                                           Recapitalization    Recapitalization    March 31, 1999
                                                                           ----------------    ----------------    --------------
Gross Revenue                                                              $      225,497      $            -      $            -
    Subcontract and direct material costs                                        (162,858)                                      -
                                                                           --------------      --------------      --------------

Service Revenue                                                                    62,639                   -                   -

Operating Expenses                                                                 48,459                   -                   -
    Direct labor and fringe benefits                                               10,937                   -                   -
    Group overhead                                                                  3,804                   -                   -
    Corporate general and administrative                                            1,481                   -                   -
    Depreciation and amortization                                                     895                   -                   -
    Other unusual charges                                                               -                   -                   -
    Severance and restructuring                                                         -                   -                   -
                                                                           --------------      --------------      --------------
Operating Income (Loss)                                                            (2,937)                  -                   -

Other Income (Expense)
    Gain on sale of business                                                            -                   -                   -
    Interest income                                                                   268                   -                   -
    Interest expense                                                               (5,641)                  -                   -
    Equity in net income of unconsolidated subsidiaries                             1,520                   -                   -
                                                                           --------------      --------------      --------------
Income (Loss)  From Continuing Operations Before Income Taxes
      and Minority Interest                                                        (6,790)                  -                   -
Income tax provision (benefit)                                                       (937)                  -                   -
                                                                           --------------      --------------      --------------

Income (Loss)  From Continuing Operations Before Minority Interest                 (5,853)                  -                   -
    Minority interest in net income of subsidiaries                                 2,082                   -                   -
                                                                           --------------      --------------      --------------
Income (Loss)  From Continuing Operations                                          (7,935)                  -                   -

Discontinued Operations
  Income (Loss) from operations of discontinued operations (net of tax)                 -                   -                   -
  Gain (Loss) on Sale of discontinued operations (net of tax)                      46,391                   -                   -
                                                                           --------------      --------------      --------------
Net Income from Continuing Operations before Extraordinary Item                    38,456                   -                   -
     Extraordinary Item (net of tax)                                                  698                   -                   -
                                                                           --------------      --------------      --------------
Net Income (Loss)                                                          $       37,758      $            -      $            -
                                                                           ==============      ==============      ==============
Basic and Fully Diluted Earnings (Loss)  Per Share

Income (Loss)  From Continuing Operations                                  $        (0.33)     $            -      $            -
Discontinued Operations                                                              1.93                   -                   -
Extraordinary Item                                                                  (0.03)                  -                   -
                                                                           --------------      --------------      --------------
Income (Loss) Before Extraordinary Item                                    $         1.57      $            -      $            -
                                                                           ==============      ==============      ==============
Weighted average shares for basic and fully diluted earnings
  (loss) per share                                                                 24,068              24,068              24,068
                                                                           ==============      ==============      ==============


                 Notes to the Pro Forma Financial Information:

1) On April 9, 1999, we sold specified assets and certain liabilities of our Environmental and Facilities Management Group (EFM) for $82 million, less $8 million in working capital, for total cash proceeds of $74 million. The gain on the sale of EFM was calculated as follows, as if the transaction had taken place on:

                                                         January 1,         January 1,           March 31,
                                                            1998               1999                1999
                                                         ----------         ----------           ---------
     Sale proceeds                                         74,000              74,000              74,000
     Transaction fees                                      (2,056)             (2,056)             (2,056)
                                                         --------            --------            --------
     Net sales price                                       71,944              71,944              71,944
     Net assets of discontinued operations                (29,356)            (30,560)            (47,242)
                                                         --------            --------            --------
     Gain                                                  42,588              41,384              24,702
     Tax provision (a)                                    (28,826)            (25,827)            (19,446)
                                                         --------            --------            --------
     Gain on sale, net of tax                            $ 13,762            $ 15,557            $  5,256
                                                         ========            ========            ========

     (a)  Assumes goodwill expense is not deductible for tax purposes.


2) To record the removal of EFM's net assets and the results of operations for the respective periods from the books and records.

3) The cash proceeds $74 million from the sale of EFM have been recorded as follows:

     $36,876   to pay off the outstanding balance on the revolving line of credit
      10,844   to pay trade accounts payable
       2,500   to pay deferred salaries and related costs
      11,724   to pay other accrued expenses, primarily related to settlements on the Nitric
                    Acid projects
      10,000   to collateralize outstanding letters of credit
       2,056   to pay commissions and professional fees associated with
     -------
     $74,000   closing the EFM sale
     =======


4) On June 30, 1999, we sold of 90% of our interest in the Consulting Group for $70.55 million plus a $3 million adjustment of working capital in exchange for $64 million in cash, $3 million in a short-term promissory note, and $6.55 million in long-term notes. The gain on the sale of the Consulting Group was calculated as follows, as if the transaction had taken place on:

                                                       January 1,          January 1,         March 31,
                                                          1998                1999              1999
                                                       ----------          ----------         ---------
     Sale proceeds                                        $73,550             $73,550          $ 73,550
     Transaction fees                                        (800)               (800)             (800)
                                                         --------             --------         --------
     Net sales price                                       72,750              72,750            72,750
     Net assets of discontinued operations
            and other asset write-offs                    (22,337)             (20,301)         (19,216)
                                                         --------             --------         --------
     Gain                                                  50,413               52,449           53,534
     Tax provision (a)                                    (20,889)             (21,615)         (15,179)
                                                         --------             --------         --------
     Gain on sale, net of tax                            $ 29,524             $ 30,834         $ 38,355
                                                         ========             ========         ========

     Assumes goodwill expense is not deductible for tax purposes.

5) To record the removal of the Consulting Group's net assets and results of operations for the respective periods from the books and records.

6) The cash proceeds of $64 million from the sale of the Consulting Group have been recorded as follows:

     $   8,761  to pay trade accounts payable
        12,900  to collateralize additional outstanding letters of credit
        41,539  retained cash
           800  to pay commissions and professional fees associated with closing of sale
     ---------
     $  64,000
     =========

7) To reclassify the remaining 10% ownership in the Consulting Group as an equity investment.

8) To reflect the pro forma reduction to interest expense as if the cash proceeds had been used to pay off the revolving debt as of the beginning of the period.

                OVERVIEW AND BACKGROUND OF THE RECAPITALIZATION

     Kaiser incurred losses during 1997 and during 1998 suffered losses of $100.5 million, largely as a result of significant cost overruns on fixed price contracts to construct four nitric acid plants. During the second half of 1998, Kaiser's Board of Directors formed a special committee of members of the Board to consider strategic alternatives for Kaiser. The special committee engaged a financial advisor and, with its assistance, evaluated various opportunities available to Kaiser, including the sale of one or more of Kaiser's operating groups. As a result of that process, Kaiser sold its EFM and Consulting Groups during 1999.

     Because of the cash drain and continuing obligations associated with Kaiser's nitric acid plants and other losses, the sales of the EFM and Consulting Groups were not enough to restore Kaiser to a competitive financial condition. Kaiser has lost the earning power associated with the sold operating groups and continues to have $140 million principal amount of outstanding notes, including $125 million of the old notes.

     The Board of Directors considered several alternative means of stabilizing Kaiser's financial condition. Among the alternatives considered was the use of the proceeds from the Consulting Group sale in an acquisition of a related business or simply reinvesting the proceeds from the Consulting Group sale into Kaiser's existing business activities. In considering these alternatives, the Board of Directors met several times, reviewed the recommendations of its financial, legal and other professional advisors, as well as the information provided by management, and closely analyzed the information available to it. A majority of the members of the Board of Directors ultimately determined that the recapitalization described in this prospectus represents the strongest opportunity for significantly improving Kaiser's financial position and future business prospects.

     As described in more detail below, the Board of Directors has approved a recapitalization that consists of an exchange offer, an asset sale offer and consents to substantial amendments to the indenture governing the old notes. If this recapitalization is not consummated, Kaiser may continue to negotiate with the holders of the old notes for a restructuring of the old notes or may invest the proceeds in a related business investment.


                              THE EXCHANGE OFFER

Terms of the Exchange Offer

     Kaiser is offering to exchange $____ million aggregate principal amount of its new notes and ___ shares of its common stock for $______ principal amount of old notes which are outstanding after the asset sale offer and which are properly tendered and not withdrawn at or prior to the expiration date. For each $1,000 of old notes tendered, we will exchange $______ of new notes and ____ shares of common stock.

     The exchange offer is conditioned upon, among other things, at least 95% of the outstanding principal amount of the old notes being tendered for exchange and not withdrawn. In order to participate in the exchange offer, the holder of old notes must tender all of the old notes beneficially owned by the holder. We can extend the exchange offer and accept all old notes tendered for exchange or amend the terms of the exchange offer and any amendment will apply to the old notes tendered pursuant to the exchange offer. Additionally, we reserve the right at any time to terminate the exchange offer and not accept for exchange any old notes tendered for exchange. Tenders of the old notes may be withdrawn at any time prior to the expiration date.


     Kaiser shall be deemed to have accepted validly tendered old notes when, as and if Kaiser has given oral or written notice to the exchange/solicitation/paying agent. The exchange/solicitation/paying agent will act as agent for the tendering holders of old notes and for the purposes of receiving the new notes and cash from Kaiser.

     If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted old notes will be returned, without expense, to the tendering holder as promptly as practicable after the exchange expiration date.

     By agreeing to participate in the exchange and asset sale offers, a holder also agrees to allocate the cash, common stock and new notes received for the old notes in the same manner in which Kaiser will make this allocation. Kaiser will allocate the cash paid pursuant to the asset sale offer to the principal amount of the old notes. Based on this allocation method, $___ million in cash will be allocated to the principal amount of the old notes.

Exchange Expiration Date; Extensions; Waiver; Termination; Amendments

     The exchange expiration date will be ___________ ___, 1999 at 5:00 p.m., New York City time, unless Kaiser, in its sole discretion, extends the exchange offer, in which case the exchange expiration date will be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, Kaiser will notify the exchange/solicitation/paying agent of any extension by oral or written notice and will make a public announcement. In either case it will do so prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled exchange expiration date.

     Kaiser reserves the right, in its sole discretion:

     .    to delay accepting any old notes,

     . to extend the expiration date and accept any old notes previously tendered, subject to withdrawal rights,

     . to waive any condition to the exchange offer and accept any old notes tendered for exchange, subject to withdrawal rights

     . to terminate the exchange offer, whether or not any of the conditions set forth below under "Conditions of the Exchange Offer" shall have been satisfied, and

     . to amend the terms of the exchange offer in any manner by giving oral or written notice of this delay, extension, termination or modification to the exchange/solicitation/paying agent. Any amendment will apply to old notes tendered, subject to withdrawal rights.

If the exchange offer is amended in a manner determined by Kaiser to constitute a material change, Kaiser will promptly disclose these amendments by means of a public announcement or a supplement to this prospectus that will be distributed to the registered holders of the old notes.

Conditions of the Exchange Offer

     The exchange offer is subject to the following conditions:

     .    the minimum tender condition of 95% must be met;

     . holders of a majority of the old notes consent to the proposed amendments to the indenture governing the old notes;

     .    Kaiser has obtained a new credit facility;

     . Kaiser shareholders have approved the issuance of the shares of common stock being offered as part of the exchange offer;

     . no legal action or proceeding has been instituted or threatened with respect to the exchange offer or the solicitation, or which, in the sole judgment of Kaiser, may materially adversely affect the business, operations or financial condition of Kaiser;

     .    There has not occurred

               . any material adverse development in any existing action or proceeding of any nature,

          . any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange,

          . a declaration of a banking moratorium by United States authorities or any governmental agency in the United States,

          . the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or

          . a material adverse change in general economic, political or financial conditions, if the effect of any economic, political or financial conditions on the financial markets of the United States, in the sole judgment of Kaiser, shall make it impracticable to consummate the exchange offer;

     . There has not occurred any change, or development involving a prospective change, in or affecting the business or financial affairs of Kaiser which, in the sole judgment of Kaiser, would materially impair the contemplated benefits of the exchange offer or the solicitation to Kaiser;

     . No statute, rule or regulation has been proposed or enacted, or any action has been taken by any governmental authority, which, in the sole judgment of Kaiser, would or might prohibit, restrict or delay consummation of the exchange offer as presently proposed or materially impair the contemplated benefits of the exchange offer or the solicitation to Kaiser; and

     . There does not exist, in the sole judgment of Kaiser, any other actual or threatened legal impediment to the acquisition of the old notes in the asset sale offer, or the issuance of the new notes or common stock in the exchange offer.

     At any time, we can waive any condition to the exchange offer and accept all notes tendered for exchange pursuant to the exchange offer.

Accounting Treatment

The recapitalization transaction will be accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standard No. 15 - Accounting by Debtors and Creditors for Troubled Debt Restructurings.

 .    The face value of the old notes is $125 million.

 .    The carrying amount of the old notes represents the face value of the old notes adjusted for the unamortized original issue discount and the unamortized debt issuance costs of the old notes.

 .    $___million of the old notes have been purchased at face value for
     $___million in cash and $___million (___ shares) in common stock and will be removed from the accounting records.

     . The par value of the newly issued shares of common stock will be credited to the common stock account.

     . The excess of the total fair market value of the shares of common stock to be issued over the par value will be credited to paid in capital, net of any issuance costs.

 .    The remaining carrying value of the old notes of $___million will be exchanged for $___ in new notes and removed from the accounting records. The carrying value of the new notes will represent the total future cash payments specified by their terms, including accrued interest.

     . No interest expense will be recognized on these notes between the closing date of this recapitalization and December 31, 2003, the maturity date of the new notes.

     . Future cash payments on the remaining debt will be accounted for as reduction of the carrying amount of the remaining debt.

 .    The difference between the face value of the old notes and all of the above transactions will be recorded as an extraordinary gain on the restructuring of the old notes, net of any other direct costs associated with this transaction.

The following table summarizes the accounting for this transaction:

Face value of old notes                                          $125,000,000
Less:
   Unamortized original issue discount
   Unamortized debt issuance costs
                                                                 ------------
Carrying value of old notes
Less:
   Cash exchanged
   Fair market value of common stock exchange
   Carrying value of new notes
                                                                 ------------
Extraordinary gain on note restructuring
                                                                 ============


                             THE ASSET SALE OFFER

     Simultaneously with the exchange offer, Kaiser will conduct an asset sale offer pursuant to the terms of the indenture governing the old notes. Kaiser will offer to purchase $____ million aggregate amount of old notes, consisting of $___ principal and $___ interest amounts accrued. Kaiser will make the asset sale offer to all holders of old notes. If the amount of old notes accepting the asset sale offer exceeds $_______, Kaiser will repurchase up to an aggregate principal amount of $___ million, a pro rata portion of all old notes properly tendered and not withdrawn. The cash to be used in the asset sale offer will consist primarily of the proceeds from Kaiser's sale of its Consulting Group. In the event Kaiser were to file for relief under Chapter 11 of the Bankruptcy Code within 90 days, or possibly one year, of making the payments made in the asset sale offer, the payments may be avoidable as a preference and could be subject to recovery by a trustee in bankruptcy, an official creditors' committee, other representatives of creditors of Kaiser, or Kaiser as a debtor in possession. If the payments were successfully challenged as preferences, holders either could be required to return the funds received, together with interest at a rate determined by the court, or could be precluded from receiving any distribution on account of the holders' old or new notes.

     The asset sale offer will expire at 5:00 p.m., New York City time, on _____________, 1999. Kaiser's asset sale offer is made subject to satisfaction of all of the conditions to the exchange offer being satisfied or waived by Kaiser and Kaiser not having terminated the exchange offer. The asset sale offer will not be consummated unless the exchange offer also is consummated and the requisite consents are received.


                           THE CONSENT SOLICITATION

General

     In connection with the exchange offer, we are soliciting consents from the holders of old notes to approve the proposed amendments to the indenture. We are also requesting holders to deliver an instruction to the trustee not to interfere with our recapitalization. The proposed amendments will not become operative unless the conditions of the exchange offer are met and will become effective immediately preceding the consummation of the exchange offer. Consents of registered holders of a majority of the outstanding aggregate principal amount of the old notes are required to approve the proposed amendments to the indenture. Both our acceptance of the exchange offer and consummation of the asset sale offer is contingent upon our receipt of requisite consents. If the proposed amendments become effective with respect to the old notes indenture, they will apply to all old notes issued under the old notes indenture, and each holder of old notes not tendered or accepted for exchange pursuant to the exchange offer will be bound by the proposed amendments regardless of whether the holder consented to the proposed amendments.

Proposed Amendments

     Kaiser is seeking the consent of holders of the old notes to amend the indenture governing the old notes. In order to approve these proposed amendments, at least a majority of the total principal amount of the old notes must tender their consents. If the requisite number of consents are received, the indenture will be amended by eliminating substantially all of the restrictive covenants governing the old notes. The proposed amendments will eliminate the following covenants and events of default in the old notes' indenture:

     .    Section 5.04 (Limitation on Additional Indebtedness)

     .    Section 5.06 (Limitations on Restricted Payments)

     . Section 5.07 (Limitations on Restrictions on Distributions from Subsidiaries)

     .    Section 5.08 (Limitations on Transactions with Affiliates)

     .    Section 5.11 (Limitations on Guarantees)

     .    Section 5.12 (SEC Reports)

     Additionally, the following sections of the indenture will be amended as follows:

          . a new section will be added to expressly provide that the new notes will rank senior to the old notes, and

          . Section 5.09 will be amended to provide that to the extent proceeds from future asset sales are used to repurchase any of the old notes or the new notes, they will be applied as follows:

               . first, to repurchase the new notes at par on a pro rata basis, and

               . second, to repurchase the old notes at par on a pro rata basis.

          The proposed amendments will be set forth in a supplemental indenture substantially in the form filed as exhibit ___ to the registration statement of which this prospectus forms a part.

          The proposed amendments will become effective only if the conditions for the exchange offer are satisfied or waived and if Kaiser has received consents of holders with respect to a majority of the aggregate principal amount of outstanding old notes. A holder of old notes need not consent to the proposed amendments in order to tender its old notes in the exchange offer.

          Upon effectiveness of the proposed amendments, a consenting holder's right to sell or transfer the old notes will be restricted, and each consenting holder will be required to hold their old notes in certificated form as opposed to holding them in "street name." See "The Solicitation-Restriction on Transfer of Old Notes; Issuance of Certificated Notes."

Solicitation Expiration Date; Extensions; Amendments

          The solicitation will expire at 5:00 p.m. New York City time, ________ __, 1999, unless Kaiser, in its sole discretion, extends the period during which the solicitation is open, in which case the solicitation expiration date will be the latest date and time to which the solicitation is extended.

          In order to extend the solicitation expiration date, Kaiser will make a public announcement prior to 9:00 a.m., New York time, on the next business day after the previously scheduled solicitation expiration date.

          Kaiser reserves the right, in its sole discretion,

          .    to delay accepting any consents,

          .    to extend the solicitation,

          .    to terminate the solicitation, and

          . to amend the terms of the solicitation in any manner by giving oral or written notice of this delay, extension, termination or modification to the exchange agent.

If the solicitation is amended in a manner that Kaiser determines to constitute an adverse change to the holders, Kaiser will promptly disclose these amendments by means of a public announcement or a supplement to this prospectus that will be distributed to the registered holders of old notes.

Waivers and Acceptance of Consents

         Kaiser reserves the absolute right to waive any defects or irregularities in the furnishing of the consents. If any consents are not accepted for any reason, the old notes to which the consents relate will be returned without expense to the submitting holder as promptly as practicable after the expiration or termination of the solicitation. Any old notes that are subject to effective consents and that are not repurchased will be reissued in certificated form, if held and submitted in uncertificated form, will have noted a restriction on transfer and will be returned to the submitting holder.

Restriction on Transfer of Old Notes; Issuance of Certificated Notes

          If the consents become effective on the solicitation expiration date, any holder that has furnished a consent will have agreed

          . not to transfer, sell, assign, encumber or otherwise dispose of the beneficial ownership of the holder's old notes, unless the holder provides evidence satisfactory to Kaiser that the holder's transferee, and, if different, the beneficial owner of the old notes so transferred, has agreed in writing in form and substance satisfactory to Kaiser that the transferred old notes are subject to the terms of the consent, and that the transferee, and, if different, the beneficial owner, has agreed to be bound by the terms of the consent, and

          . that any old notes subject to consents that are held through DTC will be reissued in certificated form.

The restriction on transfer will be noted on the old notes with respect to which consents are received and none of these old notes will be transferred unless the holder delivers to Kaiser an opinion of counsel in form and substance satisfactory to Kaiser in its sole discretion that the transferee has agreed to and is bound by the proposed consents.


              PROCEDURES FOR PARTICIPATING IN THE EXCHANGE OFFER,
                   ASSET SALE OFFER AND CONSENT SOLICITATION

General

          As previously discussed, each of the exchange offer, the asset sale offer and the consent solicitation are interdependent. However, you must make a separate decision as to each of these transactions. The procedures for participating in each of the transactions are substantially similar, and are described below.

          As of______ __, 1999, there were __ registered holders of the old notes. Solely for reasons of administration and for no other purpose, Kaiser has fixed the close of business on _______ ___, 1999, as the record date for determining the persons to whom this prospectus and the letter of transmittal and consent form will be mailed initially. Only a holder of the old notes or the holder's legal representative or attorney-in-fact may participate in the exchange offer or deliver a consent.

Procedures for Tendering Old Notes in the Exchange Offer and the Asset Sale Offer and the Tendering Consents in the Solicitation

          The tender of a holder's old notes and its acceptance by Kaiser will constitute a binding agreement between the tendering holder and Kaiser upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal and consent form. Except as described below, a holder who wishes to tender old notes for exchange in the exchange offer or for purchase in the asset sale offer must transmit these old notes, together with a properly completed and duly executed letter of transmittal and consent form, including all other documents required by the letter of transmittal and consent form to the exchange/solicitation/paying agent at the address set forth on page __ of this prospectus prior to 5:00 p.m., New York City time, on the exchange/asset sale offer expiration date. The method of delivery of old notes, letter of transmittal and consent forms and all other required documents is at the election and risk of the holder. If the delivery is by mail, it is recommended that tendering holders use registered mail, properly insured, with return receipt requested. Instead of delivery by mail, it is recommended that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

         Any financial institution that is a participant in The Depository Trust Company's book-entry transfer facility system may make book-entry delivery of the old notes by causing The Depository Trust Company to transfer these old notes into the exchange/solicitation/paying agent's account in accordance with The Depository Trust Company's procedures for this transfer. In connection with a book-entry transfer, a letter of transmittal and consent form need not be transmitted to the exchange/solicitation/paying agent, provided that the book-entry transfer procedure is completed prior to 5:00 p.m., New York City time, on the exchange/asset sale offer expiration dates for the exchange offer and the asset sale offer.

          Each signature on a letter of transmittal and consent form or a notice of withdrawal, as the case may be, must be guaranteed except that they do not need to be guaranteed if the old notes surrendered for exchange are tendered:

          . by a registered holder of the old notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal and consent form, or

          .    by an eligible institution.

In the event that a signature on a letter of transmittal and consent form or a notice of withdrawal, as the case may be, is required to be guaranteed, this guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. If the letter of transmittal and consent form is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must either

          . be endorsed by the registered holder, with the signature guaranteed by an eligible institution, or

          . be accompanied by a proxy, in a form determined to be satisfactory by Kaiser, in its sole discretion, duly executed by the registered holder, with the signature guaranteed by an eligible institution.

          All questions concerning the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of old notes tendered for exchange, will be decided by Kaiser in its sole discretion, which decision shall be final and binding. Kaiser reserves the absolute right to reject any and all old notes not properly tendered and to reject any old notes which might, in the judgment of Kaiser or its counsel, be unlawful for Kaiser to accept. Kaiser also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes either before or after the exchange/asset sale offer expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer or the asset sale offer, whether or not similar defects or irregularities are waived in the case of other holders of old notes. The interpretation by Kaiser of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange or purchase must be cured within a period of time as Kaiser shall determine. Kaiser will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange or purchase but shall not incur any liability for failure to give this notification. Tenders of the old notes will not be deemed to have been made until any irregularities have been cured or waived.

          If any letter of transmittal and consent form, endorsement, proxy, power of attorney or any other document required by the letter of transmittal and consent form is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, this person should indicate when signing, and, unless waived by Kaiser, must submit proper evidence satisfactory to Kaiser, in its sole discretion, of this person's authority to act.

          Any beneficial owner of old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wants to tender old notes in the exchange offer or asset sale offer, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If a beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and consent form and tendering old notes, make appropriate arrangements to register ownership of the old notes in the beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

          Holders who wish to tender their old notes and

          .    whose old notes are not immediately available or

          . who cannot deliver their old notes or any other documents required by the letter of transmittal and consent form to the exchange/solicitation/paying agent prior to the exchange/asset sale offer expiration date or complete the procedure for book-entry transfer on a timely basis, may tender their old notes according to the guaranteed delivery procedures described in the letter of transmittal and consent form. Pursuant to these procedures:

          . the tender must be made by or through an eligible institution and a notice of guaranteed delivery, as defined in the letter of transmittal and consent form, must be signed by the holder,

          . on or prior to the exchange/asset sale offer expiration date, the exchange/solicitation/paying agent must have received from the holder and the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made and guaranteeing that, within three business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and consent form and any other required documents will be deposited by the eligible institution with the exchange/solicitation/paying agent, and

          . the properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer, or confirmation of a book-entry transfer of these old notes into the exchange/solicitation/paying agent's account at DTC, must be received by the exchange/solicitation/paying agent within four business days after the exchange/asset sale offer expiration date.

Any holder who wishes to tender old notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange/solicitation/paying agent receives the notice of guaranteed delivery and letter of transmittal relating to these old notes prior to 5:00 p.m., New York City time, on the exchange/asset sale offer expiration date.

Acceptance of Old Notes for Exchange or Purchase; Delivery of New Notes

          Upon satisfaction or waiver of all the conditions to the exchange offer, Kaiser will accept any and all old notes that are properly tendered in the exchange offer and/or the asset sale offer prior to 5:00 p.m., New York City time, on the exchange/asset sale offer expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, Kaiser shall be deemed to have accepted validly tendered old notes, when, as, and if Kaiser has given oral or written notice to the exchange/solicitation/paying agent. Immediately prior to consummation of the exchange offer, Kaiser will consummate the asset sale offer and purchase for cash at par on a pro rata basis from the holders of old notes who elect to participate an aggregate of $___ million principal amount of old notes. Kaiser will repurchase a pro rata share of each participating holder's old notes.

          In all cases, issuances of new notes and common stock in exchange for old notes that are accepted for exchange pursuant to the exchange offer and repurchases of old notes will be made only after timely receipt by the exchange/solicitation/paying agent of a properly completed and duly executed letter of transmittal and consent form, the old notes and all other required documents, or confirmation of a book-entry transfer of these old notes into the exchange/solicitation/paying agent's account at DTC. However, Kaiser reserves the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, these unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal Rights

          Tenders of the old notes may be withdrawn by delivery of a written notice to the exchange/solicitation/paying agent, at its address set forth on page __ of this prospectus, at any time prior to 5:00 p.m., New York City time, on the exchange/asset sale offer expiration date. Any notice of withdrawal must:

          . specify whether the withdrawal relates to the exchange offer or the asset sale offer,

          . specify the name of the person having deposited the old notes to be withdrawn,

          . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, as applicable,

          . be signed by the holder in the same manner as the original signature on the letter of transmittal and consent form by which the old notes were tendered, including any required signature guarantees, or be accompanied by a proxy in the name of the person withdrawing the tender, in satisfactory form as determined by Kaiser in its sole discretion, duly executed by the registered holder, with the signature guaranteed by an eligible institution together with the other documents required upon transfer by the indenture, and

          . specify the name in which the old notes are to be re-registered, if different from the depositor, pursuant to these documents of transfer.

Any questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by Kaiser, in its sole discretion. The old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and/or for repurchase for purposes of the asset sale offer, as the case may be. Any old notes which have been tendered for exchange but which are withdrawn will be returned to the holder without cost to this holder as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described above under "Procedures for Tendering Old Notes" at any time on or prior to the exchange/asset sale offer expiration date. A valid withdrawal of tendered old notes, either to the exchange offer or asset sale offer, will not be deemed to be a revocation of any consent. A valid revocation of a consent will not be deemed a withdrawal of any tender of old notes.

Revocation of Consents

          Kaiser will process all properly completed and executed letters of transmittal and consent forms it receives, unless it receives from a holder a properly completed and duly executed notice of revocation or a changed consent bearing a date later than the date of the prior consent at any time prior to the solicitation expiration date when the proposed consents become effective. Until the solicitation expiration date, any holder may revoke the consent as to an old note or portion of an old note if Kaiser receives notice of revocation.

The Exchange/Solicitation/Paying Agent; Assistance

          ___________________ is the exchange/solicitation/paying agent. All tendered old notes, executed letters of transmittal and consent forms and other related documents should be directed to the exchange/solicitation/paying agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange/solicitation/paying agent as follows:

                      Exchange/Solicitation/Paying Agent

                         By Hand or Overnight Courier:




                       By Registered or Certified Mail:




                                 By Facsimile:
                                  ( )--------
                             Confirm by Telephone:
                                  ( )--------


Financial Advisor to Kaiser

          Kaiser has engaged Jefferies & Company, Inc. to provide certain financial advisory services to it in connection with the proposed recapitalization. As part of such services, employees of Jefferies may solicit on Kaiser's behalf holders of old notes to tender their old notes in the exchange offer and the asset sale offer and to deliver their consent to the proposed amendments to the indenture governing the old notes. As consideration for providing these services, Kaiser has agreed to pay Jefferies certain fees, to reimburse its reasonable out-of-pocket expenses and to indemnify it against liabilities, including liabilities they may incur under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Fees and Expenses

          In addition to the fees and expenses payable to Jefferies that are described above, Kaiser will pay all other fees and expenses incurred in connection with the recapitalization, including each of the following:

          . fees and disbursements of legal counsel and a financial advisor retained by the ad hoc committee of holders of old notes formed to participate with Kaiser representatives in the determination of the terms of the recapitalization,

          . fees and disbursements of counsel and independent certified public accountants for Kaiser,

          .    SEC registration and NYSE listing fees, and

          . reasonable and customary fees and out-of-pocket expenses incurred by the exchange/solicitation/paying agent for their services in connection with the recapitalization.

          Kaiser will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of the transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption is not submitted with the letter of transmittal and consent form, the amount of these transfer taxes will be billed directly to the tendering holder.

                              RECENT DEVELOPMENTS

          During the second half of 1998, Kaiser's Board of Directors formed a special committee of members of the Board to consider strategic alternatives for Kaiser. The committee was formed in response to strains brought about by substantial cost overruns associated with four nitric acid projects performed under fixed price contracts. The special committee engaged a financial advisor and, with its assistance, evaluated various opportunities available to Kaiser, including the sale of one or more of Kaiser's operating groups.

          On April 9, 1999 Kaiser sold the majority of its active contracts, and transferred personnel related to its EFM Group to The IT Group, Inc. of Monroeville, Pennsylvania for net cash proceeds, after a working capital adjustment of $74 million. Kaiser retained the net working capital assets of the EFM Group, contracts for the provision of non-environmental services to the Federal government, and its 50% ownership interest in Kaiser-Hill Company, LLC, the entity that serves as the integrating management contractor at the U.S. Department of Energy's Rocky Flats Environmental Technology Site near Denver, Colorado.

          On June 30, 1999 Kaiser sold a 90% interest in its Consulting Group to the group's management and CM Equity Partners, L.P. for $64 million in cash, plus $6.6 million of interest bearing notes. Kaiser retained the 10% balance of the new and independent consulting company, which is called ICF Consulting Group, Inc.

          At the time of the closing of the Consulting Group transaction, Kaiser did not have any outstanding cash borrowings under its senior secured revolving credit facility, which terminated upon the closing date. On the date of that closing Kaiser used $_____ million of cash to collateralize outstanding letters of credit. Kaiser does not expect to have available a new revolving credit facility until the completion of the transactions described in this prospectus. Until that time Kaiser will cash collateralize any additional letters of credit of the type often required to support contract performance obligations and will utilize other available cash for working capital purposes.


                                   BUSINESS

          Kaiser is a global provider of engineering, construction management, and project and program management services. Kaiser also owns a 50% interest in Kaiser-Hill Company LLC, which serves as the integrated management contractor at the U.S. Department of Energy's Rocky Flats Environmental Technology Site.

Overview of Services and Markets

          Kaiser's activities are focused on serving clients in five major lines of business: transit and transportation; alumina/aluminum; facilities engineering and management, including wastewater treatment; iron and steel; and microelectronics and clean technology.

          Transit and Transportation - Kaiser's transit and transportation services support the planning, design, engineering, and construction of heavy- and light-rail transit systems, high-speed rail, peoplemovers, bus systems, highways and bridges, and airport improvements. We are developing state-of-the-art transit systems for 20 cities worldwide and designing major highway projects throughout the United States and in selected international markets. Domestic growth is driven by the Federal Transportation Equity Act for the 21st Century. Passed in July 1998, the bill authorized $217 billion of spending during the next six years in transit and highway programs. Significant opportunities also exist internationally as developing countries seek to improve their transit systems. Current projects include transit systems in Seattle, Orlando, Los Angeles, the Philippines, and Turkey; an intercity freight and passenger rail line in Portugal; and multi-million dollar highway and bridge improvements in California, Florida, Massachusetts, and Oklahoma.

          Alumina/Aluminum - Kaiser provides design and construction services for expansion and modernization of some of the world's largest alumina and aluminum facilities in locations from Kentucky to the Middle East and Australia. Our areas of expertise include bauxite mining and handling; alumina refining; aluminum reduction; and fabrication and rolling. Domestic opportunities involve maintaining and retrofitting existing plants and replacing aging production capacity with newer, more efficient, and environmentally responsible facilities. Outside of the United States, there will be greater focus on building new facilities. Current projects include detailed design engineering, procurement, and construction management for the expansion of a $500 million alumina refinery in Western Australia, and engineering and design services for an aluminum expansion project in the mid-western United States.

         Facilities Engineering and Management - Kaiser provides engineering services to public- and private-sector clients who need to modernize or maintain facilities; design and build new capacity for the future; or improve existing operations and environmental conditions. Future growth in this area of activity will be based in part on the trend toward outsourcing by both private- and public-sector clients. Kaiser's largest project of this type involves serving, through Kaiser-Hill Company, LLC, as the integrating management contractor at the DOE Rocky Flats site, a former nuclear weapons production facility near Denver, Colorado. In another significant project, Kaiser serves as construction manager for the 12-year, $3.4 billion Boston Harbor cleanup project.

         Iron and Steel - Kaiser supports the iron and steel industry by providing traditional services such as engineering, design, and project and construction management for plant expansions, modernizations, and greenfield development. Kaiser is the sole U.S. domestic designer and builder of coke ovens and coke oven machinery, and is active in the development of mini-mills as an alternative, cost-effective method of making steel. For example, we are providing turnkey engineering and construction services for the new $262 million thin-slab casting mini-mill project for Nova Hut, a.s. in Ostrava, Czech Republic.

         Microelectronics and Clean Technology - Kaiser also provides design/build services for the microelectronics, semiconductor, biotechnology, and telecommunication industries. We have constructed or remodeled over seven million square feet of manufacturing, office, and other facilities, including more than 500,000 square feet of cleanrooms, from class 1 to class 10,000. Following a contraction over the past several years, this market is expected to experience growth over the next two years, driven primarily by the automotive industry and advanced technology manufacturers' needs for increased manufacturing capacity and capabilities. A major project is the $219 million semiconductor facility for Motorola in Arizona, currently the largest project of its type in the United States.

         Kaiser-Hill Company, LLC is equally owned by Kaiser and CH2M Hill Companies Ltd.; Kaiser designates a majority of the members of Kaiser-Hill's Board of Managers. The scope of Kaiser-Hill's contract with the DOE includes all elements of daily and long-term operation of the site, including stabilizing and safely storing more than 14 tons of plutonium, cleaning up areas contaminated with hazardous and radioactive waste, and restoring much of the 6,000-acre site for future use by the public. Kaiser-Hill's contract with the DOE expires in June 2000. We expect that the DOE will either award Kaiser-Hill an extension of the existing contract or open the extension for competition in the very near future. Although we believe that an extension of the existing contract is more likely than a recompetition, Kaiser-Hill is prepared to aggressively bid in a recompetition.

General Information about Kaiser

         Competition and Contract Award Process

         The market for Kaiser's services is highly competitive. Kaiser competes with many other engineering and construction, program and project management services firms ranging from small firms to large multinational firms having substantially greater financial, management and marketing resources than Kaiser. Other competitive factors include quality of services, technical qualifications, reputation, geographic presence, price, and the availability of key professional personnel.

         Private-Sector Work. Competition for private-sector work generally is based on several factors, including quality of work, reputation, price and marketing approach. Kaiser's objective is to establish and maintain a strong competitive position in its areas of operations by adhering to its basic philosophy of delivering high-quality work in a timely fashion within its clients' budget constraints.

         Public-Sector Work. Most of Kaiser's contracts with public-sector clients are awarded through a competitive bidding process that places no limit on the number or type of offerors. The process usually begins with a government request for proposals that delineates the size and scope of the proposed contract. Proposals are evaluated by the government on the basis of technical merit, including responses to mandatory solicitation provisions, corporate and personnel qualifications, experience, and cost. Kaiser believes that its experience and ongoing work strengthen its technical qualifications and, thereby, enhance its ability to compete successfully for future government work.

         Teaming Arrangements and Joint Ventures. In both the private and public sectors, Kaiser, acting either as a prime contractor or as a subcontractor, may join with other firms to form a team or a joint venture that competes for a single contract or submits a single proposal. Because a team of firms or a joint venture almost always can offer a stronger set of qualifications than any firm standing alone, these arrangements often are very important to the success of a particular competition or proposal. Kaiser maintains a large network of business relationships with other companies and has drawn repeatedly upon these relationships to form winning teams.

         Contract Structure. Kaiser operates under a number of different types of contract structures with its private- and public-sector clients, the most common of which are cost plus and fixed price. Under cost plus contracts, Kaiser's costs are reimbursed with a fee, either fixed or percentage of cost, and/or an incentive or award fee offered to provide inducement for effective project management. A variation of cost plus contracts are time-and-materials contracts under which Kaiser is paid at a specified fixed hourly rate for direct labor hours worked. Under fixed price contracts, Kaiser is paid a predetermined amount for all services provided as detailed in the design and performance specifications agreed to at the project's inception, and under which Kaiser retains more performance risk than under cost plus contracts. While these fixed price contracts can result in higher profit margins, they also can be costly if Kaiser experiences cost overruns that are not recoverable from the client.

         Customers

         Kaiser's domestic clients include the DOE and other federal departments and agencies; major corporations in the energy, transportation, chemical, steel, aluminum, mining, and manufacturing industries; utilities; and a variety of state and local government agencies throughout the United States. The DOE accounted for approximately 54% of Kaiser's consolidated gross revenue for the year ended December 31, 1998, approximately 56% for the year ended December 31, 1997, and approximately 69% for the year ended December 31, 1996. The DOE percentage will increase for fiscal 1999 since Kaiser has disposed of its EFM and Consulting Groups and continues to consolidate in its financial statements the results of Kaiser-Hill Company, LLC.

         Kaiser's international clients include both private firms and foreign government agencies. For the years ended December 31, 1998, 1997, and 1996, foreign clients accounted for approximately 10.1%, 14.2%, and 5.8% of Kaiser's consolidated gross revenue, respectively. Mainly due to the sales of the EFM and Consulting Groups, the Company currently expects this percentage to increase to approximately 35-40% in 1999. For information concerning gross revenue, operating income, and identifiable assets of Kaiser's business by geographic area during 1998, see note 12 to the consolidated financial statements included in Kaiser's 1998 Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into and delivered with this prospectus.

         Backlog

         Backlog refers to the aggregate amount of gross contract revenue remaining to be earned pursuant to signed contracts extending beyond one year. Kaiser ended 1998 with $3.2 billion in contract backlog. The reduction from $4.1 billion of backlog at December 31, 1997 is due primarily to the completion of another year of the Kaiser-Hill Rocky Flats contract, resulting in the conversion of approximately $632.6 million of the 1997 backlog into revenue in 1998. The backlog of the EFM and Consulting Groups totaled $659 million and $540 million, respectively, at December 31, 1998. Kaiser expects to work off 42% of the $2 billion engineering and construction and Kaiser-Hill backlog during 1999.

         Kaiser believes that backlog is not a predictor of future gross or service revenue. Most of Kaiser's backlog relates to the Kaiser-Hill Rocky Flats contract. With the dispositions of the EFM and Consulting Groups, which were involved, to a significant extent, in providing services to the Federal government, backlog is less of an indicator of future revenue than was the case prior to those dispositions.

         Potential Liabilities Involving Clients and Third Parties

         In performing services for its clients, Kaiser could potentially be liable for breach of contract, personal injury, property damage, and negligence, including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties. The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages.

         Under Kaiser-Hill's contract with the DOE, Kaiser-Hill is not responsible for, and the DOE pays all costs associated with, any liability, including without limitation, a claim involving strict or absolute liability and any civil fine or penalty, expense, or remediation cost, but limited to those of a civil nature, which may be incurred by, imposed on, or asserted against Kaiser-Hill arising out of any act or failure to act, condition, or exposure which occurred before Kaiser-Hill assumed responsibility on July 1, 1995 ("pre-existing conditions"). To the extent the acts or omissions of Kaiser-Hill constitute willful misconduct, lack of good faith, or failure to exercise prudent business judgment on the part of Kaiser-Hill's managerial personnel and cause or add to any liability, expense, or remediation cost resulting from pre-existing conditions, Kaiser-Hill is responsible, but only for the incremental liability, expense, or remediation caused by Kaiser-Hill.

         The Kaiser-Hill contract further provides that Kaiser-Hill will be reimbursed for the reasonable cost of bonds and insurance allocable to the Rocky Flats contract and for liabilities and expenses incidental to these liabilities, including litigation costs, to third parties not compensated by insurance or otherwise. The exception to this reimbursement provision applies to liabilities caused by the willful misconduct or lack of good faith of Kaiser-Hill's managerial personnel or the failure to exercise prudent business judgment by Kaiser-Hill's managerial personnel.

         Insurance

         Kaiser has a comprehensive risk management and insurance program that provides a structured approach to protecting Kaiser. Included in this program are coverages for:

         .    general, automobile, pollution impairment, and professional liability;
         .    workers' compensation; and
         .    employers and property liability.

Kaiser believes that the insurance it maintains, including self-insurance, is in amounts and protects against risks as is customarily maintained by similar businesses operating in comparable markets. At this time, Kaiser expects to continue to be able to obtain insurance in amounts generally available to firms in its industry. There can be no assurance that this situation will continue, and if insurance of these types is not available, it could have a material adverse effect on Kaiser.

         Kaiser has pollution insurance coverage on a claims-made basis, in amounts and on terms that are economically reasonable, against possible liabilities that may be incurred in connection with its conduct of its environmental business. An uninsured claim arising out of Kaiser's environmental activities, however, if successful and of sufficient magnitude, could have a material adverse effect on Kaiser.

         Government Regulation

         In the past, Kaiser had a number of cost-reimbursement contracts with the U.S. government, the costs of which are subject to audit by the U.S. government. Most of these contracts were held by Kaiser's former EFM and Consulting Groups, but Kaiser has retained many of the liabilities associated with the pre-closing performance of these contracts. As a result of pending audits related to fiscal year 1986 forward, the government has asserted, among other things, that some costs claimed as reimbursable under government contracts either were not allowable or not allocated in accordance with federal procurement regulations. Kaiser is actively working with the government to resolve these issues. Kaiser has provided for its estimate of the potential effect of issues that have been quantified, including its estimate of disallowed costs for the periods currently under audit and for periods not yet audited. Many of the issues, however, have not been quantified by the government or Kaiser, and others are qualitative in nature, and their potential financial impact, if any, is not quantifiable by the government or Kaiser at this time. This provision will be reviewed periodically as discussions with the government progress.

     Kaiser may, from time to time, either individually or in conjunction with other government contractors operating in similar types of businesses, be involved in U.S. government investigations for alleged violations of procurement or other federal laws and regulations. Kaiser currently is the subject of a number of U.S. government investigations and is cooperating with the responsible government agencies involved. No charges presently are known to have been filed against Kaiser by these agencies.

     Employees

     As of June 30, 1999 Kaiser had approximately 3,300 employees, and Kaiser believes that its relations with its employees are good. Of this total, approximately 1,700 persons are employed at Kaiser-Hill's Rocky Flats site in Colorado. Approximately 1,300 of the Rocky Flats employees are represented by the United Steelworkers of America, Local 8031. Almost all of the union employees are contracted out to other companies working at Rocky Flats. Kaiser believes that its relations with the union are good.

Corporate History and Properties

     ICF Kaiser International, Inc. is a Delaware corporation incorporated in 1987 under the name American Capital and Research Corporation. It is the successor to ICF Incorporated, a nationwide consulting firm organized in 1969. In 1998 Kaiser acquired the Kaiser Engineers business, which dates from 1914. In the near future, Kaiser plans to announce a name and ticker-symbol change that will reflect the 85-year history of Kaiser Engineers.

     Kaiser's activities are carried out through operating subsidiaries and more than 30 offices throughout the world. Kaiser's headquarters are located at 9300 Lee Highway, Fairfax, Virginia 22031-1207, and its telephone number is (703) 93-4-3600. Kaiser's operations are organized into North American and International regions. The North American regional headquarters is located in Fairfax, Virginia, and the International regional headquarters is located at Q.V. 1 Building, George's Terrace, Perth WA 6000 Australia, telephone 61-89-366-5366.

     Kaiser's operations are conducted in leased facilities or in facilities provided by the Federal government or other clients. Because Kaiser's operations generally do not require the maintenance of unique facilities, suitable office space is available for lease in all of the geographic areas currently served. Kaiser believes that adequate space to conduct its operations will be available for the foreseeable future. For information concerning an investment by Kaiser in Fairfax, Virginia land and buildings where Kaiser's headquarters are located, see notes 4 and 9 to the consolidated financial statements included in Kaiser's 1998 Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into and delivered with this prospectus.

Legal Proceedings

     In the course of Kaiser's normal business activities, various claims or charges have been asserted and litigation commenced against Kaiser arising from or related to properties, injuries to persons, and breaches of contract, as well as claims related to acquisitions and dispositions. Claimed amounts may not bear any reasonable relationship to the merits of the claim or to a final court award. In the opinion of management, an adequate reserve has been provided for final judgments, if any, in excess of insurance coverage, that might be rendered against Kaiser in the event of litigation. See "Risk Factors" and note 13 to the consolidated financial statements included in Kaiser's 1998 Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into and delivered with this prospectus for a description of certain pending legal proceedings.

                                  MANAGEMENT

     During 1999, Kaiser implemented certain changes in its executive management. These changes were made in light of the changes in Kaiser's business focus that resulted from its sale of the EFM and Consulting Groups, and in order to manage Kaiser's operations during what is expected to be a period of significant changes, including the recapitalization described in this prospectus. The following individuals currently serve as the principal executive officers of the Company:

     James J. Maiwurm, 50, Chairman of the Board, President and Chief Executive Officer. Mr. Maiwurm has been President and Chief Executive Officer of Kaiser since April 19, 1999. Mr. Maiwurm was elected to, and as Chairman of, the Board of Directors of Kaiser on June 7, 1999. Mr. Maiwurm serves as Managing Member of the board of managing directors of Kaiser-Hill Company, LLC, the joint venture that conducts the performance based integrating management services at the Department of Energy's Rocky Flats Environmental Technology Site near Denver, Colorado. From August 1998 until elected as Kaiser's President and Chief Executive Officer, Mr. Maiwurm was a partner of Squire Sanders & Dempsey L.L.P., Washington, D.C., and prior to August 1998 was a partner of Crowell & Moring LLP, Washington, D.C. Both law firms served as counsel to Kaiser. Mr. Maiwurm is a member of the Board of Trustees of Davis Memorial Goodwill Industries, Washington, D.C., a non-profit entity. Mr. Maiwurm graduated from the College of Wooster (B.A.) and the University of Michigan Law School (J.D.).

     S. Robert Cochran, 43, Executive Vice President and President, North America. Mr. Cochran has been President, North America for ICF Kaiser International, Inc. since April 1999. Mr. Cochran serves on the board of managing directors of Kaiser-Hill Company, LLC, the joint venture that conducts the performance based integrating management services at the Department of Energy's Rocky Flats Environmental Technology Site near Denver, Colorado. Prior to that, he was Senior Vice President for Business Development for Kaiser's former EFM Group. Before joining Kaiser in 1995, Mr. Cochran was Senior Vice President of Hazwaste Industries, Inc. & Earth Technology Incorporated, focusing primarily on business development in the hazardous and radioactive site cleanup area. He was Senior Vice President and partner with Interface Incorporated; served as Vice President of PEI/IT; was senior project and geotechnical group manager with JRB/SAIC; and for Versar, Inc., worked as a senior project geologist. He received a B.S. in Geology from James Madison University and is a registered professional geologist.

     Richard A. Leupen, 45, has been Executive Vice President and President, International of Kaiser since April 1999. Prior thereto, he was President of the Engineers & Constructors Group of Kaiser from August 1998. Mr. Leupen has held senior management positions in Kaiser's former Engineers & Constructors Group since 1995. Prior to joining Kaiser, Mr. Leupen worked for Protech Pty. Ltd. Mr. Leupen also serves as Managing Director of KWP Kenwalt Australia Pty. Limited, and as a director of Weda Bay Minerals Ltd. (Calgary), Strand Mining Pte. Ltd. (Singapore) Pty. Limited, Strand Management Pty. Limited as well as serving as a director of a number of Kaiser subsidiaries and affiliates. Mr. Leupen graduated from the University of South Wales in Australia (B.S.).

     Timothy P. O'Connor, 34, Executive Vice President and Chief Financial Officer. Mr. O'Connor has been Executive Vice President and Chief Financial Officer of ICF Kaiser International, Inc. since 1999. He had been Treasurer of Kaiser since May 1997 and has been employed by Kaiser in various financial positions since 1995. From 1990 until 1995, Mr. O'Connor was employed by Lockheed Martin Corporation of Bethesda, Maryland, where he held a number of financial positions. Prior to that, Mr. O'Connor worked for General Electric Company and Lazard Freres and Co. of New York. Mr. O'Connor, who is a Certified Cash Manager, graduated from the University of Delaware (B.S.).

                  DESCRIPTION OF NEW REVOLVING LINE OF CREDIT

                                   [TO COME]


                        MATERIAL UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material United States federal income tax consequences to a holder of old notes resulting from the exchange and the solicitation. The summary assumes that holders hold the old notes, new notes and common stock as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and that neither the old notes nor the new notes will be considered traded on an "established securities market," as the term is defined in Code Section 1273(b)(3) at the time of the exchange. Further, this summary assumes that the old notes are, and the new notes will be, treated as debt and not equity for United States federal income tax purposes. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to holders who may be subject to special federal income tax laws, such as dealers in securities, financial institutions, life insurance companies, individuals who are not citizens or residents of the United States or corporations, partnerships or other entities that are not organized under the laws of the United States or any political subdivision thereof, or persons that hold the old notes, the new notes or the common stock as part of a hedge, conversion transaction, straddle or other risk reduction transaction. In addition, the following discussion does not consider the effect of any applicable foreign, state or local tax laws.

     The discussion below is based upon the current provisions of the Code, existing and proposed Treasury Regulations promulgated under the Code, rulings of the Internal Revenue Service and judicial decisions now in effect as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

     As discussed below, the exchange should constitute a recapitalization under Section 368(a)(1)(E) of the Code. Kaiser, however, will not seek a ruling from the Internal Revenue Service regarding any of the tax issues discussed herein, including the tax treatment of the exchange as a recapitalization. Moreover, as noted in the discussion, issues material to the federal income tax consequences of some matters are factual in nature, and other issues involve areas of law that are ambiguous or with respect to which legal authority is lacking and as to which Kaiser is able to offer limited guidance. It is possible, for example, that the Internal Revenue Service may challenge the treatment of the exchange as a recapitalization and assert that the exchange is a taxable transaction because the old notes do not constitute "securities" or because of other legal positions. Consequently, there can be no assurance that the Service will not challenge one or more of the tax consequences described herein.

     This section does not purport to deal with all aspects of United States federal income taxation that might be relevant to a holder's decision to participate in the exchange or solicitation or to the ownership and disposition of the new notes and common stock. Holders are urged to consult their tax advisors concerning the United States federal income tax considerations that may be specific to them as well as any tax consequences arising under the laws of any other taxing jurisdiction.

Tax Consequences to the Holders Upon the Exchange

     Importance of Whether the Old Notes and the New Notes Constitute "Securities." The federal income tax consequences to the holders will depend, in part, on whether the old notes and the new notes constitute "securities" for federal income tax purposes. The term "security" is not defined in the Code or in the Treasury Regulations and has not been clearly defined in court decisions. Although there are a number of factors that may affect the determination of whether a debt instrument is a "security," one of the most important factors is the original term of the instrument, i.e., the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as "securities," and instruments with an original term of less than five years are unlikely to be treated as "securities." Kaiser is not rendering federal income tax advice as to whether the old notes or the new notes are, or are not, "securities." ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PROPER TREATMENT OF THE OLD NOTES AND THE NEW NOTES.

     Treatment of the Exchange as a Recapitalization Under Code Section 368. The exchange of old notes for new notes and common stock should be treated as a recapitalization under Section 368(a)(1)(E) of the Code if the old notes are considered "securities" for federal income tax purposes. The extent to which a holder will recognize gain or loss on a recapitalization will depend on whether the new notes received in the exchange are likewise considered "securities" for federal income tax purposes.

     Treatment of the Exchange as a Recapitalization and the New Notes as Securities. If the exchange qualifies as a recapitalization, and if the new notes received in the exchange are "securities," a holder that exchanges old notes for new notes and common stock will not recognize gain or loss upon the exchange. In that event, a holder's tax basis in the old notes surrendered will be allocated between the new notes and common stock received in proportion to their relative fair market values on the date of the exchange. A holder's holding period for the new notes and common stock will include the holding period for the old notes exchanged.

     Treatment of the Exchange as a Recapitalization and the New Notes as Not Securities. If the exchange qualifies as a recapitalization, but the new notes received in the exchange do not constitute "securities" for federal income tax purposes, a holder that exchanges old notes for new notes and common stock will recognize gain, but not loss, equal to the lesser of:

     .   the fair market value of the new notes received in the exchange or

     . the amount of gain realized in the exchange, which is the excess, if any, of (a) the sum of the fair market values of the new notes and the shares of common stock received in the exchange over (b) the holder's adjusted tax basis in the old notes.

Any recognized gain will generally be treated as capital gain and will be long-term capital gain if the holder held the old notes for more than 12 months. If, however, a holder purchased the old notes at a market discount within the meaning of Code Section 1278, any gain recognized will be treated as ordinary income to the extent of the accrued market discount on the old notes. Any accrued market discount not taken into account as ordinary income will be treated as accrued market discount with respect to the new notes.

     Following the exchange, a holder's tax basis in the common stock will equal the holder's adjusted tax basis in the old notes exchanged, decreased by the fair market value of the new notes received in the exchange and increased by the amount of gain, if any, recognized in the exchange. A holder's tax basis in the new notes will equal the fair market value of the new notes. A holder's holding period for the common stock will include the holding period for the old notes exchanged therefor. A holder's holding period for the new notes will commence following the day of the exchange.

     Treatment of the Exchange as a Taxable Exchange. Provided that the old notes constitute "securities" for federal income tax purposes, the exchange should constitute a recapitalization under Code Section 368 resulting in the federal income tax consequences discussed above under "Treatment of the Exchange as a Recapitalization Under Internal Revenue Code Section 368." Kaiser, however, will not seek a ruling from the Internal Revenue Service regarding the treatment of the old notes as "securities", and it is possible that the Internal Revenue Service may challenge this treatment. If this challenge were successful, the exchange would be considered a taxable exchange with the likely result that a holder would recognize gain or loss at the time of the exchange equal to the difference between

     . the sum of the fair market values of the new notes and the shares of common stock received in the exchange and

     .   the holder's adjusted tax basis in the old notes.

     Subject to the market discount rules discussed above, any recognized gain or loss would generally be treated as capital gain or loss and would be long-term capital gain or loss if the holder held the old notes for more than 12 months. A holder's tax basis in the new notes and common stock would equal the fair market value of the new notes and common stock, and the holding period for the new notes and common stock would commence following the day of the exchange.

     Payment of Accrued Interest on the Old Notes. Whether the exchange is treated as a recapitalization under Code Section 368 or as a taxable exchange, a holder, in addition to any gain recognized as a result of the exchange, will recognize ordinary income attributable to any consideration received as payment for accrued interest on the old notes that was not previously included in the holder's income. Holders that have already included the accrued interest in income should not recognize any additional income as a result of the consideration received as payment for the accrued interest on the old notes.

     Disposition of New Notes or Common Stock. A holder will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of the new notes or common stock equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the new notes or common stock, as applicable. Subject to the market discount rules, the gain or loss recognized on a disposition of new notes or common stock generally will be capital gain or loss and would be long-term capital gain or loss if the holder held the new notes or common stock for more than 12 months.

Purchase of a Portion of the Old Notes for Cash

     In connection with the exchange offer, Kaiser will offer to purchase on a pro rata basis from holders of old notes an aggregate of $____ million principal amount of old notes. A holder will recognize gain or loss at the time of any purchase equal to the difference between

     . the amount of cash received for the principal amount of old notes purchased and

     .   the holder's adjusted tax basis in the old notes purchased.

Subject to the market discount rules, this gain or loss will generally be treated as capital gain or loss and will be long-term capital gain or loss if the holder held the old notes for more than 12 months.

     In addition to any gain or loss recognized, a holder will recognize ordinary income attributable to the cash received as payment for any accrued interest on the old notes repurchased that was not previously included in the holder's income. For federal income tax purposes, it is unclear how the approximate $___ million cash payment to be made by Kaiser should be allocated between the principal amount of the old notes and the accrued interest. Consistent with the form of the transaction to be consummated as part of the solicitation, Kaiser intends to take the position for tax and accounting purposes and for purposes of backup withholding and information reporting, that approximately $______ will be paid to holders as payment for accrued interest on the old notes and approximately $___ million will be paid to repurchase an equivalent principal amount of old notes. By consenting to the solicitation, a holder agrees to allocate the cash received for the principal amount of the old notes and accrued and unpaid interest in the same manner in which Kaiser will make this allocation. It is possible, however, that the Internal Revenue Service may challenge this allocation and require a holder to allocate the cash received first to accrued and unpaid interest on all of the old notes held by the holder, and allocate any remaining cash to the principal amount of the old notes. This will have the effect of causing a cash basis holder to report a greater portion of the accrued interest on its old notes as ordinary income.

Solicitation of the Consents of Holders

     Concurrently with the exchange offer, Kaiser will solicit the consents of the holders to remove certain covenants in the old notes. The removal of these covenants should not constitute a "significant modification" of the old notes. Accordingly, the removal of the covenants should not constitute a taxable exchange under Code Section 1001.

Backup Withholding and Information Reporting

     Under some circumstances, a holder may be subject to backup withholding at a 31% rate on payments received in the solicitation or exchange and with respect to the new notes and common stock issued in the exchange. This withholding generally applies only if the holder

     . fails to furnish the holder's social security or other taxpayer identification number,

     .   furnishes an incorrect taxpayer identification number,

     . is notified by the Internal Revenue Service that the holder has failed to report payment of interest and dividends properly and the Internal Revenue Service has notified Kaiser that the holder is subject to backup withholding, or

     . fails, under some circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is the holder's correct number and that the holder is not subject to backup withholding.

Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against the holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Some holders, such as corporations and financial institutions, are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

     Kaiser will, to the extent required by Code Section 6049, report annually to the Internal Revenue Service and to each holder of record information with respect to the amount of interest and original issue discount, if any, accruing during the calendar year. Also, because the exchange should be treated as a recapitalization under Internal Revenue Code Section 368, holders will be required to file information regarding the exchange in connection with filing their federal income tax returns for the period in which the exchange occurs.

Tax Consequences to Kaiser Upon the Exchange and the Purchase

     Discharge of Indebtedness. The principal amount of Kaiser's aggregate outstanding indebtedness will be reduced upon the exchange and the purchase. Generally, the cancellation or other discharge of indebtedness triggers ordinary income to a debtor unless payment of the liability would have given rise to a deduction. The amount of the discharge of indebtedness income generally will be equal to the excess of the adjusted issue price, as defined in Treasury Regulation Section 1.1275-1(b), of the indebtedness discharged over the aggregate value of cash and other property, including the new notes and Kaiser common stock, transferred in satisfaction of the indebtedness.

     However, Kaiser may not realize taxable income from discharge of indebtedness if the discharge of indebtedness occurs while Kaiser is "insolvent", as defined in Code Section 108(d)(3). Instead, to the extent that the amount of the discharge of indebtedness does not exceed the amount by which Kaiser is insolvent, some tax attributes, including net operating losses, otherwise available to Kaiser will be reduced, generally by the amount that would otherwise be included as ordinary income. These attribute reductions will generally have the effect of increasing Kaiser's federal income tax liability in subsequent taxable years. The extent, if any, to which Kaiser is insolvent is determined for this purpose immediately before the discharge of indebtedness.


                          DESCRIPTION OF COMMON STOCK

     As part of the exchange offer, Kaiser is offering to issue, on a pro rata basis to holders of the old notes, up to ___________ shares of its common stock. As a result of this issuance, holders of the new notes will hold, in the aggregate, approximately _% of the total common stock to be outstanding following the consummation of the exchange offer.

Description of Kaiser's Capital Stock

     Kaiser's Board of Directors has submitted a proposal to its shareholders that some terms and provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that govern the terms, rights and preferences of Kaiser's capital stock be amended. If these proposals are adopted, the rights attributable to holders of Kaiser common stock would be altered. A summary of the substance of those proposals is included under "Summary of Proposed Amendments to Kaiser's Certificate of Incorporation and Bylaws" below. The following summary does not give effect to the adoption of any of these proposals.

     The authorized capital stock of Kaiser consists of 90,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. As of ________ __, 1999, the outstanding capital stock of Kaiser consisted of _________ shares of common stock and no shares of preferred stock.

Common Stock

     Each share of common stock has one vote per share on all matters submitted to a vote of shareholders. Kaiser's Amended and Restated Certificate of Incorporation provides that no action may be taken by the holders of shares of common stock by written consent in lieu of holding a meeting of shareholders.

     Kaiser has never paid cash dividends on its common stock. The Board of Directors anticipates that for the foreseeable future no cash dividends will be paid on its common stock and that Kaiser's earnings will be retained for use in the business. The Board of Directors determines Kaiser's common stock dividend policy based on Kaiser's results of operations, payment of dividends on preferred stock, if any is outstanding, financial condition, capital requirements, and other circumstances. Kaiser's debt agreements currently do not permit dividends to be paid on its common stock.

     Holders of common stock have no preemptive or other rights to subscribe for additional shares of capital stock. Upon liquidation, dissolution, or winding up of Kaiser, each share of common stock will share equally in assets legally available for distribution to shareholders.

     The transfer agent and registrar for the common stock is [First Chicago Trust Company of New York], 14 Wall Street, Mail Suite 4680, New York, New York 10005. The shareholder relations telephone number at First Chicago is (201) 324-0498, and the [First Chicago] Web site address is http://www.fctc.com.

     Since September 14, 1993, the common stock has been traded on the New
York Stock Exchange under the symbol "ICF." From December 14, 1989, to September 13, 1993, the common stock was traded on the Nasdaq National Market. The number of holders of record of Kaiser common stock was _________ as of ______________, 1999. On ___________ ___, 1999, the closing price per share of Kaiser common stock on the NYSE was $_______. Included in [Kaiser's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into and delivered with this prospectus,] is information concerning the high and low sales prices of Kaiser common stock during each of the fiscal quarters during 1997 and 1998. The table below sets forth this price information, as reported by NYSE, for each of the quarterly periods ended since December 31, 1998.

                                                       High          Low
         1999                                          ----          ---
----------------------
First Quarter                                        $            $
Second Quarter                                       $            $
Third Quarter (through ____________ ____, 1999)      $            $


Preferred Stock

     Preferred stock is available for issuance from time to time at the discretion of the Board of Directors of Kaiser and without shareholder approval. No shares are currently outstanding. For each series of preferred stock it establishes, the Board of Directors has authority to prescribe the number of shares in that series and the dividend rate. In addition, the Board of Directors has authority to prescribe the voting rights, conversion privileges, redemption, sinking fund provisions and liquidation rights, if any, and any other rights, preferences and limitations of the particular series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. Additionally, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Kaiser without further action by the shareholders. Kaiser's debt and credit agreements currently do not permit dividends to be paid on its preferred stock if any shares of preferred stock were to be issued.

Senior Debt Warrants Issued in 1996

     A total of 105,000 Senior Debt Warrants (the "1996 Warrants") were issued by Kaiser under a warrant agreement (the "1996 Warrant Agreement") dated as of December 23, 1996, between Kaiser and ____________________, a New York banking corporation, as warrant agent. Each 1996 senior warrant entitles the holder to acquire one share of common stock of Kaiser, upon payment of the exercise price of $2.30, subject to adjustment as described below. All outstanding 1996 Warrants terminate and become void on December 31, 1999. The 1996 Warrants are subject to the terms contained in the 1996 Warrant Agreement; capitalized terms that are not otherwise defined below are used as defined in the 1996 Warrant Agreement. The common stock issuable upon exercise of the 1996 Warrants has been registered with the Securities and Exchange Commission and listed on the New York Stock Exchange.

     Non-Surviving Combination. If Kaiser proposes to enter into a
     -------------------------
transaction that would constitute a Non-Surviving Combination if consummated, Kaiser must give written notice to the holders promptly after an agreement is reached with respect to the Non-Surviving Combination but in no event less than 30 days prior to the consummation. As used herein, a "Non-Surviving Combination" means any merger, consolidation, or other business combination by Kaiser with one or more persons other than a wholly owned subsidiary of Kaiser in which Kaiser is not the survivor, or a sale of all or substantially all of the assets of Kaiser to one or more of the other persons, if, in connection with any of the foregoing, consideration other than consideration which includes common stock or securities convertible into, or exercisable or exchangeable for, common stock or rights or options to acquire common stock or other securities is distributed to holders of common stock in exchange for all or substantially all of their equity interest in Kaiser.

     In a Non-Surviving Combination, the surviving entity will be obligated to distribute or pay to each holder of the 1996 Warrants, upon payment of the purchase price prior to the expiration date, the number of shares of stock or other securities or other property, including any cash, of the survivor that would have been distributable or payable on account of the common stock if the holder's 1996 Warrants had been exercised immediately prior to the Non-Surviving Combination or, if applicable, the record date. Following the consummation of a Non-Surviving Combination, the 1996 Warrants will represent only the right to receive these shares of stock or other property from the survivor upon payment of the purchase price prior to the expiration date.

     No transaction is presently in progress or under negotiation that would constitute a Non-Surviving Combination.

     Adjustment. The number of shares of common stock issuable upon the
     ----------
exercise of each 1996 Warrant and the purchase price are subject to adjustment in some circumstances, including:

     . a dividend or distribution on Kaiser's common stock in shares of its common stock or a combination, subdivision, reorganization, or reclassification of common stock,

     . the issuance of shares of common stock for a consideration per share less than the market price per share at the time of issuance,

     . the issuance of rights, warrants, or options for the purchase of common stock or for the purchase of securities convertible into or exchangeable for common stock where the aggregate amount of consideration, taking into account the consideration received for the issuance of the right, warrant, or option plus any consideration to be received upon the exercise and including, in the case of a right, warrant, or option to purchase a convertible or exchangeable security, any consideration to be received upon the eventual conversion or exchange of the security for common stock per share of common stock received or receivable by Kaiser is less than the market price per share at the time of issuance of the right, warrant, or option,

     . the issuance of any securities convertible into or exchangeable for common stock where the aggregate amount of consideration taking into account the consideration received for the issuance of the convertible or exchangeable security and the consideration to be received upon the conversion or exchange per share of common stock received or receivable by Kaiser is less than the market price per share of common stock on the date of issuance of the convertible or exchangeable security, and

     . a dividend or distribution on Kaiser's common stock of cash, evidences of its indebtedness, other securities, or other properties or assets other than any cash dividend which, when aggregated with all other cash dividends paid in the year prior to the declaration of the cash dividend, does not exceed 10% of the market price per share of common stock on the date of this declaration.

If the terms of any of Kaiser's outstanding rights, warrants, or options for the purchase of common stock or securities convertible into or exchangeable for common stock change, in each case where the issuance caused an adjustment in the terms of the 1996 Warrants, including by way of expiration of the securities but excluding by way of antidilution provisions triggering an adjustment of the terms upon the occurrence of an event that would cause an adjustment of the terms of the 1996 Warrant, then the purchase price and the number of shares of common stock issuable upon the exercise of each 1996 Warrant shall be readjusted to take account of the change. Notwithstanding the foregoing, no adjustment in the purchase price or the number of shares of common stock issuable upon exercise of 1996 Warrants will be required:

     . until cumulative adjustments would result in an adjustment of at least one percent in the purchase price,

     . for the granting, in a transaction which would otherwise trigger an adjustment, of any rights, warrants, or options or the issuance of any common stock to officers, directors, or employees of, or consultants or advisors to, Kaiser where the issuances are registered with the Securities and Exchange Commission on Form S-8 and do not, in the aggregate exceed five percent of the number of shares of common stock outstanding assuming the exercise of the options so granted and all rights, warrants, options, and convertible securities then outstanding, or

     . the issuance of common stock pursuant to any dividend reinvestment plan where the purchase price of common stock is no less than 95% of the market price on the date of issuance.

Shareholder Rights Plan

     On January 13, 1992, the Board of Directors of Kaiser declared a dividend distribution to shareholders of record at the close of business on January 31, 1992 of one right for each outstanding share of common stock.

     Each right entitles the registered holder of common stock to purchase from Kaiser a unit consisting of one 1/100th of a share (a "Preferred Stock Unit") of Series 4 Junior Preferred Stock ("Series 4 Preferred Stock"), at a purchase price of $50.00 per Preferred Stock Unit, subject to adjustment. The rights also are subject to antidilution adjustments. The description of the rights is set forth in a rights agreement between Kaiser and the rights agent. The rights agent is First Chicago Trust Company of New York.

     A distribution date for the rights will occur upon the earlier of:

     . 10 business days following a "Stock Acquisition Date," which is the public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock or

     . 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group becoming an acquiring person.

The rights are not exercisable until the distribution date and will expire at the close of business on January 13, 2002, unless earlier redeemed by Kaiser as described below.

     Until the distribution date:

     . the rights will be evidenced by the common stock certificates and will be transferred with and only with these certificates and

     . the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by the certificate.

     In the event that, at any time following the distribution date, a person becomes an acquiring person, then each holder of a right other than the acquiring person will have the right to receive:

     . upon exercise and payment of the purchase price, common stock or, in some circumstances, cash, property or other securities of Kaiser having a value equal to two times the purchase price of the right or

     . at the discretion of the Board of Directors, upon exercise and without payment of the purchase price, common stock or, in some circumstances, cash, property or other securities of Kaiser having a value equal to the purchase price of the right.

     In the event that, at any time following the Stock Acquisition Date:

     . Kaiser is acquired in a merger or other business combination transaction in which Kaiser is not the surviving corporation,

     . Kaiser is the surviving corporation in a merger with any person, as defined in the rights agreement, and its common stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, or

     .   50% or more of Kaiser's assets or earning power is sold or transferred,

each holder of a right, except rights held by an acquiring person or which previously have been exercised as set forth above shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."

     As noted above, following the occurrence of any of the events described above, all rights that are, or under some circumstances specified in the rights agreement were, beneficially owned by any acquiring person will be null and void.

     The purchase price payable, and the number of Preferred Stock Units or other securities or property issuable upon exercise of the rights, are subject to amendment from time to time to prevent dilution:

     . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series 4 Preferred Stock,

     . if holders of the Series 4 Preferred Stock are granted rights or warrants to subscribe for Series 4 Preferred Stock or convertible securities at less than the current market price of the Series 4 Preferred Stock, or

     . upon the distribution to holders of the Series 4 Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants other than those referred to above.

     With exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least one percent of the purchase priceFinancial Printing GroupFinancial Printing GroupWith exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least one percent of the purchase price. In addition, to the extent that Kaiser does not have sufficient shares of common stock issuable upon exercise of the rights following the occurrence of a Triggering Event, Kaiser may, under some circumstances, reduce the purchase price. No fractional Preferred Stock Units will be issued and an adjustment in cash will be made.

     In general, Kaiser may redeem the rights in whole, but not in part, at a price of $0.01 per right payable in cash, common stock or other consideration deemed appropriate by the Board of Directors, at any time until 10 business days following the Stock Acquisition Date. After the redemption period has expired, Kaiser's right of redemption may be reinstated if an acquiring person reduces its beneficial ownership to less than 10% of the outstanding shares of common stock in a transaction or series of transactions not involving Kaiser and there are no other acquiring persons. Immediately upon the action of the Board of Directors ordering redemption of the rights, and without any notice to the holder of these rights prior to the redemption, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

     Until a right is exercised, the holder will have no rights as a shareholder of Kaiser, including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the rights, except with respect to increasing the purchase price under some circumstances described in the rights agreement, any of the provisions of the rights agreement may be amended by the Board of Directors of Kaiser prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or to shorten or lengthen any time period under the rights agreement. However, no amendment to adjust the time period governing redemption shall be made when the rights are not redeemable.

     One right will be distributed to shareholders of Kaiser for each share of common stock owned of record by them at the close of business on the record date. Until the distribution date, Kaiser will issue a right with each share of common stock so that all shares of common stock will have attached rights.

     The rights may be deemed to have anti-takeover effects. The rights generally may cause substantial dilution to a person or group that attempts to acquire Kaiser under circumstances not approved by the Board of Directors of Kaiser. The rights should not interfere with any merger or other business combination approved by the Board of Directors of Kaiser since the Board of Directors may, at its option, at any time prior to the close of business on the earlier of:

     .    the tenth business day following the Stock Acquisition Date or

     .    January 13, 2002,

redeem all but not less than all of the then outstanding rights at $0.01 per right.

Provisions Affecting Changes of Control and Extraordinary Transactions

     In addition to the shareholder rights plan, some provisions of Kaiser's Certificate of Incorporation and By-laws and other agreements could have the effect of delaying, deferring, or preventing a change in control of Kaiser or other extraordinary corporate transaction.

     Kaiser's Amended and Restated Certificate of Incorporation and By-laws provide for classification of the Board of Directors into three classes, as nearly equal in number as possible, with one class of directors being elected each year for three-year terms. Under Delaware law, members of a classified board may be removed only for cause. Thus, at least two years would be required to effect a change of control in the Board of Directors, unless a shareholder had sufficient voting power to amend or repeal the Certificate of Incorporation and By-law provisions relating to classification of the Board of Directors.

     In addition, the Certificate of Incorporation imposes supermajority voting requirements for some corporate transactions that apply if a majority of the Board of Directors has not served in the positions for at least 12 months. Under those circumstances, the approval of two-thirds of the voting power of Kaiser's capital stock would be required in order for Kaiser to:

     . merge with or consolidate into any other entity, other than a subsidiary of Kaiser,

     . sell, lease or assign all or substantially all of the assets or properties of Kaiser, or

     .    amend the voting provisions of the Certificate of Incorporation.

Other Certificate of Incorporation provisions of the type referred to above include:

     . the denial of the right of holders of common stock to take action by written consent in lieu of a shareholders' meeting and

     . the ability of the Board of Directors to determine the rights and preferences, including voting rights, of Kaiser's authorized but unissued preferred stock, and then to issue this stock.

Relevant By-law provisions include those that:

     .    require advance nomination of directors,

     . require advance notice of business to be conducted at shareholders' meetings, and

     . provide that shareholders owning at least 50% of the voting power of the capital stock are required to call a special meeting of shareholders.

     With the exception of the provision that authorizes the Board of Directors to fix the terms of and issue authorized but unissued shares of preferred stock, the approval of the holders of at least two-thirds of the voting power of Kaiser's capital stock is required to amend, alter, or repeal, or to adopt provisions inconsistent with, the Certificate of Incorporation and By-law provisions described above, regardless of whether a majority of the members of the Board of Directors has served in such positions for more than 12 months at the time of the action.

Delaware Takeover Statute

     Section 203 of the Delaware General Corporation Law applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its shareholders. The Delaware takeover statute provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of the shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder, unless:

     . prior to the date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or

     . the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Delaware takeover statute defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, some asset sales, some issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder, or transactions in which the Interested Stockholder receives some other benefits.

Summary of Proposed Amendments to Kaiser's Certificate of Incorporation and
Bylaws

     The 1999 Annual Meeting of Shareholders of Kaiser will be held on ___________, ____________ ____, 1999, at 9:00 a.m. At the annual meeting,
Kaiser's shareholders will be asked to vote upon, among other things, proposals to:

     . approve the issuance of shares of Kaiser common stock in connection with the exchange offer;

     .    approve a reverse stock split of Kaiser's common stock;

     . approve amendments to Kaiser's certificate of incorporation and bylaws to:

          . eliminate the provisions of the certificate of incorporation and, where applicable, the bylaws that:

               . require the affirmative vote of holders of 66 2/3% of the outstanding capital stock to approve certain transactions following a change in the majority of directors within 12 months;

               . provide for staggered, three-year terms for members of the board of directors;

               . prohibit shareholders from filling vacancies on the board of directors; and

               . require the affirmative vote of the holders of 66 2/3% of the outstanding capital stock to approve certain amendments to the certificate of incorporation and bylaws; and

          . provide that shareholders owning at least twenty percent (20%) of the voting power of the outstanding capital stock could require a special meeting of shareholders to be called;

     . approve an amendment to Kaiser's certificate of incorporation and Bylaws to provide that no new shareholder rights plan, sometimes referred to as a poison pill, shall be adopted without the approval of the shareholders;

     . approve an amendment to Kaiser's certificate of incorporation to eliminate provisions related to the terms of series of preferred stock that are obsolete and no longer outstanding; and

     . approve an amendment to Kaiser's stock incentive plan to increase the number of shares of common stock available for issuance under the plan, to permit the transfer of options granted under the incentive plan to immediate family members of plan participants and to provide greater flexibility to Kaiser's board of directors to make future amendments to the plan.

If the shareholders approve one or more of the foregoing proposals, the above description of the common stock and shareholder rights plan would be altered accordingly.


                           DESCRIPTION OF NEW NOTES

          The following is only a summary of the terms of the new notes. You should read the indenture and the exhibits to the indenture for a complete description of the terms of the new notes, copies of which are available upon request from ______________________________. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the indenture. The definitions of some terms used here are set forth in "Certain Definitions" below. The terms of the new notes may differ in material respects from the terms of the old notes. Holders of old notes should review "Description of the New Notes" carefully.

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

General

     The new notes being offered will be issued in exchange for the old notes and will be governed under the indenture to be dated as of the date following the exchange expiration date among Kaiser, as issuer, and [_______________], as Trustee.

     The new notes:

          .    will be general unsecured obligations of Kaiser;

          . will be subordinated in right of payment to all Senior Indebtedness of Kaiser;

          .    will be limited to an aggregate principal amount of $___ million;

          . will bear interest at the rate of 13% per annum, payable on June 30 and December 31 of each year, commencing on December 31, 1999, to holders of record at the close of business on the preceding June 15 or December 15, as the case may be;

          .    will mature on December 31, 2003; and

          . will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     Principal of and interest on the new notes will be payable, and the new notes may be presented for registration of transfer or exchange, at the office of the Trustee. The new notes may be presented for registration of transfer and/or exchange at the corporate trust office of the Trustee in _____________, _____________, or at an office or agency maintained by Kaiser in the city of New York, New York.

Methods of Making Payments on the New Notes

     Payments may be paid by check mailed to the registered addresses of the holders of record of the new notes. Holders must surrender their notes to the paying agent to collect principal payments. Kaiser may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the new notes. Initially, the Trustee will act as the paying agent and the registrar under the indenture. Kaiser or any of its subsidiaries subsequently may act as the paying agent and the registrar and Kaiser may change any paying agent and any registrar without prior notice to the holders of the new notes.

Ranking

     The new notes will be subordinated in right of payment to all existing and future Senior Indebtedness of Kaiser, including all obligations of Kaiser under the New Revolver. The new notes will be senior in right of payment to the old notes and to all indebtedness of Kaiser that by its terms is expressly subordinated in right of payment to the new notes. As of ________ __, 1999, Kaiser would have had approximately $___ million of Senior Indebtedness outstanding. See "Capitalization." Although the indenture contains limitations on the amount of additional indebtedness that Kaiser may incur, under certain circumstances the amount of such indebtedness could be substantial and such indebtedness may be Senior Indebtedness. See "Certain Covenants - Limitations on Additional Indebtedness."

     Kaiser is a holding company that derives substantially all of its income from its subsidiaries. Kaiser must rely on dividends or other intercompany transfers from its subsidiaries to generate the funds necessary to meet its debt service and other obligations, including payment of principal and interest on the new notes. The ability of its subsidiaries to pay such dividends or other intercompany transfers is subject to the laws of the jurisdictions where the subsidiaries are located. Claims of creditors of its subsidiaries, including trade creditors, secured creditors and creditors holding guarantees of its subsidiaries, and claims of holders of preferred stock of its subsidiaries, generally will have priority as to the assets of its subsidiaries over the equity interests of Kaiser and the holders of indebtedness of Kaiser. See "Capitalization" and "Description of Credit Facility."

     The term "Senior Indebtedness" is defined under "Certain Definitions." If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of the Bankruptcy Code or any applicable state fraudulent conveyance law, such indebtedness nevertheless will constitute Senior Indebtedness for purposes of the indenture.

     Only indebtedness of Kaiser that is Senior Indebtedness will rank senior to the new notes in accordance with the provisions of the indenture. Kaiser has agreed in the indenture that it will not issue, assume, guarantee, incur or otherwise become liable for, directly or indirectly, any indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such indebtedness is expressly subordinated in right of payment to the new notes. Unsecured indebtedness is not deemed to be subordinate or junior to secured indebtedness merely because it is unsecured.

     Kaiser may not make any payment with respect to the new notes if:

     . any Senior Indebtedness (other than Non-Recourse Indebtedness) is not paid when due, or

     . any other default on Senior Indebtedness (other than Non-Recourse Indebtedness) occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms,

unless, any default has been cured or waived and any acceleration has been rescinded or unless the Senior Indebtedness has been paid in full.

     During any default on any Senior Indebtedness (other than a payment default or acceleration as described above) which would permit the maturity thereof to be accelerated immediately without further notice or the expiration of any applicable grace periods, Kaiser may not pay the new notes for a period (a "Payment Blockage Period"):

     . commencing upon the receipt by Kaiser and the Trustee of written notice of such default from or on behalf of the holders of Senior Indebtedness, specifying an election to effect a Payment Blockage Period (a "Payment Notice"); and

     . ending 179 days thereafter, or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and Kaiser from the person or persons who gave the Payment Notice, (2) by repayment in full of the Senior Indebtedness or (3) because the default giving rise to the Payment Notice is no longer continuing.

     Unless the holders of Senior Indebtedness have accelerated the maturity of their Senior Indebtedness, Kaiser may resume payments on the new notes after a Payment Blockage Period expires. Not more than one Payment Notice may be given in any consecutive 360-day period, irrespective of the number of defaults on the Senior Indebtedness during the period.

     No default or event of default which served as the basis for any Payment Blockage Period may be used by the holders of the Senior Indebtedness to commence a subsequent Payment Blockage Period unless the default has been cured or waived for a period of at least 90 consecutive days.

     In the following circumstances, the holders of Senior Indebtedness are entitled to receive payment in full before the holders of the new notes are entitled to receive any payment:

     .    upon a total or partial liquidation or dissolution of Kaiser;

     . in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Kaiser or its property;

     .    following an assignment for the benefit of creditors; or

     .    in any other marshaling of Kaiser's assets and liabilities.

     If payment of the new notes is accelerated because of an Event of Default, Kaiser or the Trustee shall promptly notify the holders of Senior Indebtedness, [the Agent under the New Revolver] and the Trustee for the holders of any other Senior Indebtedness of the acceleration. If the Trustee provides such notice, the Trustee also will notify Kaiser of the acceleration.

     By reason of such subordination provisions contained in the indenture, in the event of insolvency, holders of the new notes may recover a smaller percentage of the amount owed to them than other creditors of Kaiser.

Optional Redemption of the New Notes

     Kaiser may choose to redeem the new notes in whole or in part, at any time, at a redemption price equal to 100% of the aggregate principal amount of the new notes, plus accrued and unpaid interest.

     If less than all of the new notes are to be redeemed at any time, the Trustee will select the new notes to be redeemed from among the outstanding new notes on a pro rata basis, by lot or by any other method permitted in the indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder whose new notes are to be redeemed at the registered address of such holder. On and after the redemption date, interest will cease to accrue on the new notes or portions thereof called for redemption.

Sinking Fund

     There will be no mandatory sinking fund for the new notes.

Mandatory Offers to Purchase the New Notes

     The indenture requires Kaiser to offer to purchase a portion of the outstanding old notes under certain other circumstances. See "Certain Covenants-Limitations on Asset Sales."

Certain Covenants

     Limitations on Additional Indebtedness. The indenture provides that Kaiser will not, and will not permit any of is Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of or otherwise become liable with respect to any indebtedness (other than Permitted Indebtedness) unless it is able to demonstrate that for the four quarterly periods preceding the incurrence of such debt, its ratio of EBITDA to Interest Expense plus preferred stock dividends (after giving pro forma effect to the issuance of capital stock and the application of any proceeds therefrom) would be at least __ to 1.0.

     Limitations on Subsidiary Debt and Preferred Stock. The indenture further will provide that Kaiser will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume, guarantee, extend the maturity of or otherwise become liable with respect to any indebtedness (which, with respect to any Restricted Subsidiary, includes preferred stock of the Restricted Subsidiary) except for the following:

     . guarantees by any Restricted Subsidiary of the payment of indebtedness incurred pursuant to the New Revolver and in compliance with the covenant described under "Limitations on Additional Indebtedness" and with the covenant described under "Limitations on Guarantees";

     . Indebtedness issued to and held by Kaiser or a wholly owned Restricted Subsidiary (provided, however, that any subsequent issue or transfer of any Capital Stock that results in any such wholly owned Restricted Subsidiary ceasing to be a wholly owned Restricted Subsidiary or any transfer of such Indebtedness (other than to a wholly owned Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by such Restricted Subsidiary);

     . Indebtedness to Kaiser or any of its wholly owned Restricted Subsidiaries of Kaiser that are not wholly owned Restricted Subsidiaries that are engaged in Permitted Businesses in an aggregate amount (together with all Designated Investments made in subsidiaries that are not wholly owned Restricted Subsidiaries in compliance with the provisions of [clause (E) of the second paragraph of] the covenant described under "Limitations on Restricted Payments") not to exceed 5% of Consolidated Tangible Assets; and

     .    Non-recourse indebtedness incurred by a Single Purpose Subsidiary.

     Limitations on Restricted Payments. The indenture provides that Kaiser will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of a potential Restricted Payment, any of the following conditions exist:

     . a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

     . Kaiser would be unable to incur an additional $1.00 of Senior Indebtedness under the covenant described in the first sentence of the first paragraph under "Limitations on Additional Indebtedness"; or

     . the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments (other than those made pursuant to the exceptions described in the following paragraph) made after the date of the indenture, exceeds the sum of: (a) 50% of Kaiser's Consolidated Net Income accrued during the period since _______ __, 1999 (or, if that aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit); plus (b) $___ million.

     Notwithstanding the foregoing, the monetary limitations described in the immediately preceding paragraph will not prevent the following: [TO BE REVISED/CONFIRMED IN LIGHT OF TERMS OF INDENTURE NEGOTIATED WITH BONDHOLDERS]

     . Kaiser or any wholly owned Restricted Subsidiary from making investments in subsidiaries, in an aggregate amount not to exceed $4 million, pursuant to contractual obligations in existence on the date of the indenture or directly related to projects in existence on the date of the indenture;

     . Kaiser from paying any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration without violation of this covenant;

     . Kaiser from purchasing or redeeming and retiring any shares of capital stock of Kaiser, and paying accrued and unpaid dividends on such shares at the time of such repurchase or redemption, in exchange for, or out of the net proceeds of a substantially concurrent sale (other than to a subsidiary of Kaiser or an employee stock ownership plan) of, shares of Qualified Capital Stock of Kaiser;

     . Kaiser or any subsidiary from making (1) investments pursuant to the provisions of employee benefit plans of Kaiser or any of its subsidiaries in an aggregate amount not to exceed $500,000 in a fiscal year, or (2) making loans to officers of Kaiser in connection with any relocation of residence, approved by a majority of the independent members of the Board of Directors of Kaiser, provided that the aggregate amount of investments and loans under this clause may not exceed $1 million in any fiscal year;

     . Kaiser or any wholly owned Restricted Subsidiary from making Designated Investments (1) in subsidiaries that are not wholly owned Restricted Subsidiaries in an aggregate amount (together with Indebtedness incurred by or on behalf of subsidiaries that are not wholly owned Restricted Subsidiaries in compliance with the provisions of the third clause of the covenant described under "Limitations on Subsidiary Debt and Preferred Stock") not to exceed 5% of Consolidated Tangible Assets or (2) in Joint Ventures in an aggregate amount not to exceed 5% of Consolidated Tangible Assets, provided that: (a) the person in whom the investment is made is engaged only in Permitted Businesses; (b) Kaiser, directly or through wholly owned Restricted Subsidiaries of Kaiser, controls, under an operating management agreement or otherwise, the day-to-day management and operation of such Person or otherwise has the right to exercise significant influence over the management and operation of such Person in all material respects (including without limitation the right to control or veto any material act or decision); and (c) after giving effect to such Investment, the aggregate amount of indebtedness and investments made by Kaiser and its subsidiaries in such person does not exceed $5 million; or

     . Kaiser or any wholly owned Restricted Subsidiary from making Designated Investments in subsidiaries that are not wholly owned Restricted Subsidiaries or in Joint Ventures; provided that such Designated Investments are made solely from (1) the net proceeds of a substantially concurrent sale (other than to a subsidiary of Kaiser or an employee stock ownership plan) of shares of Qualified Capital Stock of Kaiser, (2) 50% of Kaiser's Consolidated Net Income accrued during the period since August 31, 1993 or (3) the aggregate amount of net reductions in investments (not to exceed the aggregate amount of such Designated Investments) made by Kaiser or any Subsidiary subsequent to the date of the indenture.

     Limitations on Restrictions on Distributions from Subsidiaries. The indenture provides that Kaiser will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for the following:

     . Payment Restrictions covering not more than $1 million in the aggregate of retained earnings of Kaiser Servicios Ambientales, S.A. de C.V.;

     . any Payment Restriction contained in Existing Indebtedness or existing contracts to which Kaiser or any of its Restricted Subsidiaries are parties;

     . any Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the indenture, provided that the Payment Restriction only applies to assets that were subject to such restrictions and encumbrances prior to the acquisition of such assets by Kaiser or its Restricted Subsidiaries; and

     . any Payment Restriction arising in connection with Refinancing Indebtedness; provided that any Payment Restrictions that arise under the Refinancing Indebtedness are not, taken as a whole, more restricted than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced.

     Limitations on Transactions with Affiliates. The indenture will provide that Kaiser will not, and will not permit any of its Restricted Subsidiaries to, make any loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to or for the benefit of, or make any Investment in, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with or for the benefit of, any Affiliate of Kaiser or any of its subsidiaries (each an "Affiliate Transaction"), except for the following:

     . Affiliate Transactions in the ordinary course of business and consistent with past practice that are fair to Kaiser or Restricted Subsidiary, as the case may be, and are on terms at least as favorable as would have been obtainable at such time from an unaffiliated party;

     . unless the Board of Directors of Kaiser or the Restricted Subsidiary, as the case may be, pursuant to a Board Resolution reasonably and in good faith determines that such Affiliate Transaction is fair to

          Kaiser or the Restricted Subsidiary, as the case may be, and is on terms at least as favorable as would have been obtainable at such time from an unaffiliated party;

     . for any Affiliate Transaction or series of Affiliate Transactions involving or having a value of more than $1 million, unless a majority of the members of the Board of Directors of Kaiser who are not affiliated with any other party to the Affiliate Transaction reasonably and in good faith shall have determined that the Affiliate Transaction or series of Affiliate Transactions is fair to Kaiser or the Restricted Subsidiary, as the case may be, and is on terms at least as favorable as would have been obtainable at such time from an unaffiliated party; and

     . for any Affiliate Transaction or series of Affiliate Transactions involving or having a value of more than $5 million, unless Kaiser or the Restricted Subsidiary, as the case may be, has received an opinion from an Independent Financial Advisor to the effect that the financial terms of the Affiliate Transaction are fair to Kaiser or the Restricted Subsidiary, as the case may be, from a financial point of view.

The limitations described in the foregoing paragraph do not apply to:

     . transactions exclusively between or among Kaiser and any of its wholly owned Restricted Subsidiaries or exclusively between or among any of Kaiser's wholly owned Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the indenture;

     . arms-length transactions between Kaiser or any of its wholly owned Restricted Subsidiaries and the other owners of any subsidiary or Joint Venture [described in the last sentence of the definition of Affiliate]; and

     . reasonable compensation, indemnification and other benefits paid or made available to officers, directors and employees of Kaiser or any Subsidiary for services rendered in such Person's capacity as an officer, director or employee.

     Limitations on Asset Sales. The indenture will provide that Kaiser will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

     . Kaiser or its Restricted Subsidiaries receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Capital Stock included in the Asset Sale;

     . the aggregate fair market value of the consideration from the Asset Sale (other than consideration in the form of assumption of Indebtedness of Kaiser or one or more of its Restricted Subsidiaries from which Kaiser or the Restricted Subsidiaries, as the case may be, are released) that is not in the form of cash or Cash Equivalents shall not, when aggregated with the fair market value of all other non-cash or non-Cash Equivalent consideration received by Kaiser and its Restricted Subsidiaries from all previous Asset Sales since the date of the indenture that have not yet been converted into cash or Cash Equivalents, exceed 5% of Consolidated Tangible Assets of Kaiser at the time of the Asset Sale; and

     . if the aggregate fair market value of the assets or Capital Stock to be sold in the Asset Sale exceeds $3 million, the Asset Sale has been approved by Kaiser's Board of Directors.

     Within six months after consummation of any Asset Sale, Kaiser shall, or shall cause the applicable Restricted Subsidiary to:

     .    reinvest the cash and Cash Equivalent portion of the Net Proceeds of the Asset Sale in a manner that would constitute a Related Business Investment;

     .    apply the cash and Cash Equivalent portion of the Net Proceeds of the
Asset Sale to repay outstanding Senior Indebtedness of Kaiser or any Restricted Subsidiary, provided, however, that any such repayment of Indebtedness under any revolving credit facility or similar agreement shall result in a permanent reduction in the lending commitment relating thereto in an amount equal to the principal amount so repaid; or

     . apply the cash and Cash Equivalent portion of the Net Proceeds of the Asset Sale that is neither reinvested nor applied to the repayment of Senior Indebtedness to the purchase of new notes tendered to Kaiser at a purchase price equal to 100% of the principal thereof, plus accrued interest thereon to the date of purchase, pursuant to an offer to purchase made by Kaiser as set forth below (an "Asset Sale Offer"); provided, however, that Kaiser may defer the Asset Sale Offer until the amount subject thereto would be at least $5 million.

     Notwithstanding the foregoing provisions:

     . to the extent that any or all of the net proceeds of any Foreign Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to applied in the manner set forth in this covenant but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Kaiser hereby agreeing to cause the applicable Foreign Subsidiary promptly to take all actions required by the applicable local law to permit such repatriation) and, once such repatriation of any of such affected net proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated net proceeds will be applied in the manner set forth in this covenant; and

     . to the extent that the Board of Directors has determined in good faith that repatriation of any or all of the net proceeds of any Foreign Asset Sale would have a material adverse tax consequence, the net proceeds so affected may be retained by the applicable Foreign Subsidiary for so long as such material adverse tax event would continue.

     Each Asset Sale Offer must:

     . be mailed to the record holders of the new notes as shown on the register of holders of new notes, with a copy to the Trustee;

     . specify the purchase date (which must be between 30 days and 60 days from the date such notice is mailed and not later than 240 days after the date of the Asset Sale giving rise to such Asset Sale Offer); and

     .    otherwise comply with the procedures set forth in the indenture.

     Upon receiving notice of an Asset Sale offer, holders of new notes may elect to tender their new notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the amount of Net Proceeds used to make the Asset Sale Offer, new notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered).

     Kaiser will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of new notes pursuant to any Asset Sale Offer.

     Restrictions on Sale of Stock of subsidiaries. The indenture will provide that Kaiser may not sell or otherwise dispose of any of the Capital Stock of any Restricted Subsidiary of Kaiser unless:

     . Kaiser either retains ownership of more than 50% of the common stock of such Restricted Subsidiary or sells all of the Capital Stock of such Restricted Subsidiary and the net proceeds from any such sale or disposition are treated in a manner consistent with the treatment of Asset Sale proceeds; or

     . Kaiser elects to treat the amount of its remaining investment in any such Restricted Subsidiary that has become a Joint Venture as a result of such sale or disposition as an Investment in such Joint Venture subject to the provisions described under "Limitations on Restricted Payments."

     Limitations on Mergers and Certain Other Transactions. The indenture provides that Kaiser will not, (1) in a single transaction or a series of related transactions, consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the new notes or the indenture, to any Person, or (2) adopt a Plan of Liquidation unless, in either case:

     . the Person formed by or surviving such consolidation or merger (if other than Kaiser) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, one Person to which assets are transferred) (collectively, the "Successor"), is a domestic corporation and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of Kaiser under the new notes and the indenture;

     . immediately prior to and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in the preceding clause above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and

     . immediately after and giving effect to such transaction and the assumption of the obligations as set forth in the first clause above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Tangible Net Worth of Kaiser or the Successor, as the case may be, would be at least equal to the Consolidated Tangible Net Worth of Kaiser immediately prior to such transaction and (2) Kaiser or the Successor, as the case may be, could incur at least $1.00 of additional Senior Indebtedness under the covenant described under "Limitations on Additional Indebtedness."

     In addition, the indenture provides that Kaiser will not permit any Single Purpose Subsidiary that has outstanding Indebtedness to consolidate or merge with any other Person other than a Person the activities of which are limited to ownership of a portion of the same project in which the merging Single Purpose Subsidiary owns an interest.

     The foregoing provisions of the indenture will not prohibit a transaction the sole purpose of which (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) is to change the state of incorporation of Kaiser or a Single Purpose Subsidiary, as the case may be, and such transaction does not have as one of its purposes the evasion of the limitations described above.

     Limitations on Guarantees. The indenture will provide that Kaiser will not permit any of its Restricted Subsidiaries to guarantee any Indebtedness (other than guarantees of indebtedness under the New Revolver permitted under the provisions of the covenant described under "Limitations on Subsidiary Debt and Preferred Stock" by subsidiaries of Kaiser who have delivered similar guarantees prior to the date of the indenture) unless Kaiser causes each such Subsidiary to execute and deliver to the Trustee, prior to or concurrently with the issuance of such guarantee, a supplemental indenture, in form satisfactory to the Trustee, pursuant to which such Subsidiary unconditionally guarantees the payment of principal of and interest on the new notes. Any such guarantee shall be subordinated in right of payment to the guarantee by such Subsidiary pursuant to the New Revolver.

Events of Default

     An "Event of Default" is defined in the indenture to include any of the following:

     . failure by Kaiser to pay interest on any of the new notes when it becomes due and payable and the continuance of any such failure for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking";

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

     . failure by Kaiser to pay the principal of the new notes when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise (including failure to make payment pursuant to an Asset Sale Offer), whether or not such payment is prohibited by the provisions described under "Ranking";

     . failure by Kaiser to comply with any covenant in the indenture and continuance of such failure for 60 days after notice of such failure has been given to Kaiser by the Trustee or by the holders of at least 25% of the aggregate principal amount of the new notes then outstanding;

     . failure by Kaiser or any of its subsidiaries to make any payment when due or during any applicable grace period, and the continuation of such failure for seven days, in respect of any indebtedness of Kaiser or any of its subsidiaries, other than Non-Recourse Indebtedness of a Single Purpose Subsidiary, that has an aggregate outstanding principal amount of $2 million or more;

     . a default under any indebtedness, other than Non-Recourse Indebtedness of a Single Purpose Subsidiary, if (1) such default results in the holder or holders of the indebtedness causing the indebtedness to become due prior to its stated maturity and (2) the principal amount of the indebtedness, together with the principal amount of any other indebtedness the maturity of which has been so accelerated, aggregates $2 million or more at any one time outstanding;

     . a court or courts of competent jurisdiction have entered one or more final judgments or orders against Kaiser or any of its subsidiaries for payment of amounts which exceed $2 million in the aggregate and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; and

     . certain events of bankruptcy, insolvency or reorganization involving Kaiser or any of its subsidiaries.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization involving Kaiser) shall have occurred and be continuing under the indenture, the Trustee by written notice to Kaiser, or the holders of at least 25% in aggregate principal amount of the new notes then outstanding by written notice to Kaiser and the Trustee, may declare all amounts owing under the new notes to be due and payable immediately. Upon declaration of acceleration, the aggregate principal of and interest on the outstanding Notes shall immediately become due and payable. If an Event of Default results from bankruptcy, insolvency or reorganization involving Kaiser, all outstanding Notes shall become due and payable without any further action or notice. In certain cases, the holders of a majority in aggregate principal amount of the new notes then outstanding may waive an existing Default or Event of Default and its consequences, except a default in the payment of principal of, and interest on the new notes.

     The holders of new notes may not directly enforce the provisions of the indenture or the new notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the new notes then outstanding may direct the Trustee in its exercise of any trust or power; provided however, that such direction does not conflict with the terms of the indenture. The Trustee may withhold from the holders of new notes notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of, or interest on the new notes) if the Trustee determines that withholding such notice is in the holders' interest.

     Kaiser is required to deliver to the Trustee annually a statement regarding compliance with the indenture and, upon any Officer of Kaiser becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action Kaiser is taking or proposes to take with respect thereto.

Discharge of Indenture

     The indenture will permit Kaiser to terminate all of its obligations under the indenture, other than the obligation to pay the principal of and interest on the new notes, and certain other obligations at any time by taking the following actions:

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

     . depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the new notes to their maturity or redemption, as the case may be, and

     . complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders of new notes will not recognize income, gain or loss for federal income tax purposes as a result of Kaiser's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

     A holder of new notes will be able to register the transfer of or exchange of his notes only in accordance with the provisions of the indenture. The Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. Without the prior consent of Kaiser, the Trustee is not required:

     . to register the transfer or exchange of any new note selected for redemption;

     . to register the transfer or exchange of any new note for a period of 15 days before a selection of new notes to be redeemed; or

     . to register the transfer or exchange of a new note between a record date and the next succeeding interest payment date. The holder of a new note will be treated as the owner of a new note for all purposes.

Amendment, Supplement and Waiver

     Subject to certain exceptions, the indenture or the new notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in principal amount of the new notes then outstanding, and any existing Default under, or compliance with any provision of, the indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, or interest on the new notes or that resulted from the failure to comply with the covenant described under "Change of Control") with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the new notes then outstanding. Without the consent of any holder, Kaiser and the Trustee may amend or supplement the indenture or the new notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated new notes in addition to or in place of certificated new notes, to provide for the assumption of Kaiser's obligations to holders in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any holder.

     Kaiser may not, without the consent of each affected holder of new notes:

     .    extend the maturity of any new note;

     . affect the terms of any scheduled payment of interest on or principal of the new notes (including without limitation any redemption provisions);

     . make any change in the subordination provisions of the indenture that adversely affects the rights of any holder; or

     . reduce the percentage of holders necessary to consent to an amendment, supplement or waiver to the indenture.

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

     The right of any holder of new notes to participate in any consent required or sought pursuant to any provision of the indenture (and the obligation of Kaiser to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any new notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to holders in accordance with the terms of the indenture.

Concerning the Trustee

     The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Kaiser, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the indenture), it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of new notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms included within the indenture.

     "Acquired Indebtedness" means: (i) with respect to any Person that becomes a direct or indirect Subsidiary of Kaiser after the date of the indenture, Indebtedness of such Person and its subsidiaries existing at the time such Person becomes a Subsidiary of Kaiser that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Kaiser; and (ii) with respect to Kaiser or any of its subsidiaries, any Indebtedness assumed by Kaiser or any of its subsidiaries in connection with the acquisition of an asset from another Person that was not incurred by such other Person in connection with, or in contemplation of, such acquisition.

     "Affiliate" of any person means any Person (i) which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of the referent Person or (iii) of which 10% or more of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held by the referent Person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" shall not include, with respect to Kaiser or any wholly owned Restricted Subsidiary of Kaiser, (a) any wholly owned Subsidiary of Kaiser or (b) any Subsidiary of Kaiser that is not a wholly owned Subsidiary or any Joint Venture, provided that such Subsidiary or Joint Venture is not under the control of, and does not have any Capital Stock (other than directors' qualifying shares) or Indebtedness owned or held by, any Affiliate of Kaiser.

     "Asset Sale" for any Person means the sale, lease, transfer or other disposition or series of sales, leases, transfers or other dispositions (including without limitation by merger or consolidation, and whether by operation of law or otherwise) of any of that Person's assets (including without limitation the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or by such Subsidiary); whether owned on the date of the indenture or subsequently acquired, excluding, however: (i) any sale, lease, transfer or other disposition between Kaiser and any of its wholly owned Restricted Subsidiaries; (ii) any transfer of assets of Kaiser or any of its Restricted Subsidiaries that constitutes and is treated as a Designated Investment; (iii) any transfer of assets of Kaiser or any of its Restricted Subsidiaries that constitutes a Change of Control and that is governed by and effected in accordance with the covenants described under "Limitations on Mergers and Certain Other Transactions" and "Change in Control"; and (iv) any sale, lease, transfer or other disposition, or series of sales, leases, transfers or other dispositions, of assets having a purchase price or transaction value, as the case may be, of $1 million or less, provided that no Default or Event of Default exists at the time of such sale.

     "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and partnership and joint venture interests) of such Person.

     "Cash Equivalents" means: (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. and Standard & Poor's Corporation and maturing not more than one year from the date of creation thereof; and (iii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Corporation.

     "Consolidated Depreciation Expense" of any Person for any period means the depreciation expense of such Person and its Restricted Subsidiaries for any period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" of any Person means, with respect to any determination date, the ratio of (i) EBITDA for such Person's prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date to (ii) the aggregate Fixed Charges of such Person for such four fiscal quarters; provided, however, that if any calculation of Kaiser's Consolidated Fixed Charge Coverage Ratio requires the use of any quarter beginning prior to the date of the indenture, such calculation shall be made on a pro forma basis, giving effect to the issuance of the new notes and the use of the net proceeds therefrom as if the same had occurred at the beginning of the four-quarter period used to make such calculation; and provided, further, that if any such calculation requires the use of any quarter prior to the date that any Asset Sale was consummated, or that any Indebtedness was incurred, or that any acquisition was effected, by Kaiser or any of its Restricted Subsidiaries, such calculation shall be made on a pro forma basis, giving effect to each such Asset Sale, incurrence of Indebtedness or acquisition, as the case may be, and the use of any proceeds therefrom, as if the same had occurred at the beginning of the four-quarter period used to make such calculation.

     "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Restricted Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any such income has actually been received by the referent Person or any of its wholly owned Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period; (ii) except to the extent includable in the consolidated net income of the referent Person pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the referent Person or any of its Restricted Subsidiaries; (iii) the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period (provided that the amount of loss excluded pursuant to this clause (iii) shall not exceed that amount of net income excluded pursuant to this clause
(iii)); (iv) any gain (but not loss, except pursuant to clause (vi) below), together with any related provisions for taxes on any such gain, realized during such period by the referent Person or any of its Restricted Subsidiaries upon
(a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Restricted Subsidiaries or
(b) any Asset Sale by the referent Person or any of its Restricted Subsidiaries;
(v) any extraordinary gain (but not extraordinary loss, except pursuant to clause (vi) below), together with any related provision for taxes on any such extraordinary gain, realized by the referent Person or any of its Restricted Subsidiaries during such period; and (vi) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets.

     "Consolidated Net Tangible Assets" of any Person as of any date means the Consolidated Tangible Assets of such Person and its Restricted Subsidiaries less the total current liabilities of such Person and its Restricted Subsidiaries, on a consolidated basis as of such date.

     "Consolidated Tangible Assets" of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries (excluding any assets that would be classified as "intangible assets" under GAAP) on a consolidated basis at such date, determined in accordance with GAAP, less all write-ups subsequent to August 31, 1993 in the book value of any asset owned by such Person or any of its Restricted Subsidiaries.

     "Consolidated Tangible Net Worth" of any Person as of any date means the stockholders' equity (including any preferred stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Restricted Subsidiaries (excluding any equity adjustment for foreign currency translation for any period subsequent to August 31, 1993 and any assets that would be classified as "intangible assets" under GAAP) on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups subsequent to August 31, 1993 in the book value of any asset owned by such Person or any of its Restricted Subsidiaries.

     "Continuing Director" of Kaiser as of any date means a member of the Board of Directors of Kaiser who (i) was a member of the Board of Directors of Kaiser on the date of the indenture or (ii) was nominated for election or elected to the Board of Directors of Kaiser with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

     "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

     "Designated Investments" means Investments made after the date of the indenture in (i) any Subsidiary of Kaiser that is not a wholly owned Restricted Subsidiary or (ii) any Joint Venture, provided that such Subsidiary or Joint Venture is engaged in one or more Permitted Businesses.

     "Disqualified Stock" means any Capital Stock that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by the issuer thereof or any of its subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the final maturity date of the new notes.

     "EBITDA" means, with respect to any Person for any period, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Income Tax Expense, (iii) Consolidated Amortization Expense (but only to the extent not included in Fixed Charges), (iv) Consolidated Depreciation Expense, (v) Fixed Charges and (vi) all other non-cash items reducing the Consolidated Net Income of such Persons and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP (provided, however, that the amounts set forth in clauses (ii) through (vi) shall be included only to the extent such amounts reduce Consolidated Net Income), less the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increase Consolidated Net Income.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Existing Indebtedness" means all of the Indebtedness of Kaiser and its Restricted Subsidiaries that is outstanding on the date of the indenture.

     "Fixed Charges" means, with respect to any Person for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its Restricted Subsidiaries (including (a) original issue discount on any Indebtedness and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period) and (ii) dividend requirements on preferred stock of such Person and its subsidiaries (whether in cash or otherwise), but not including dividends payable solely in shares of Qualified Capital Stock paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period), and excluding items eliminated in consolidation. For purposes of this definition, (1) interest on a Capitalized Lease Obligation shall be deemed to accrue at the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP,
(2) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the last day of the period with respect to which Fixed Charges are being calculated, (3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate and (4) Fixed Charges shall be increased or reduced by the net cost (including without limitation amortization of discount) or benefit associated with Hedging Obligations attributable to such period. For purposes of clause (ii) above, dividend requirements (other than dividends payable solely in shares of Qualified Capital Stock) shall be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined Federal, state, local and foreign income tax rate of such Person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Fixed Charges.

     "Foreign Asset Sale" means any Asset Sale in respect of the Capital Stock or assets of a Foreign Subsidiary.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement; foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

     "Indebtedness" of any Person at any date means, without duplication: (i) all liabilities, contingent or otherwise, of such Person or borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety or performance bonds issued by, such Person in the ordinary course of business to the extent such letters of credit are not drawn upon; (iv) all obligations of such Person with respect to Hedging Obligations; (v) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which payable is not overdue according to industry practice or the original terms of sale unless such payable is being contested in good faith; (vi) the maximum fixed repurchase price of all Disqualified Stock of such Person; (vii) all Capitalized Lease Obligations of such Person; (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, other than a pledge by a Single Purpose Subsidiary of the Capital Stock of an Unrestricted Subsidiary or Joint Venture of such Single Purpose Subsidiary to secure Indebtedness of such Unrestricted Subsidiary or Joint Venture incurred to finance a project constituting one or more Permitted Businesses; (ix) all Indebtedness of others guaranteed by, or otherwise the Liability of, such Person to the extent of such guarantee or Liability; and (x) all Attributable Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (viii), the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches. For purposes of the first sentence hereof, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

     "Investments" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions or similar credit extensions constituting Indebtedness of such Person, and any guarantee of Indebtedness of any other Person, (ii) all purchase (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iii) all other items that would be classified as investments (including without limitation purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; provided, however, that advances to non-executive employees and extensions of trade credit and advances to customers and suppliers and other contractual and trade relationships, requiring repayment within reasonable commercial periods, to the extent made in the ordinary course of business consistent with past practice and in accordance with normal industry practice, shall not be deemed to constitute Investments.

     "Joint Venture" means (i) a corporation of which less than a majority of the aggregate voting power of all classes of the Common Equity is owned by Kaiser or its Restricted Subsidiaries and (ii) any entity other than a corporation in which Kaiser and its Restricted Subsidiaries own less than a majority of the Common Equity of such entity.

     "Junior Subordinated Indebtedness" of Kaiser at any date means Indebtedness of Kaiser which by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (i) is expressly subordinated in right of payment to the new notes and (ii) provides that no payment of principal of such Indebtedness by way of sinking fund, mandatory redemption, defeasance or otherwise is required to be made by Kaiser (including without limitation at the option of the holder thereof) at any time prior to the maturity of the new notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including without limitation any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) or any jurisdiction).

     "Net Proceeds" with respect to any Asset Sale by any Person means the aggregate net proceeds received by such Person from such Asset Sale (including without limitation the amount of cash applied to repay Indebtedness secured by any asset involved in such Asset Sale or otherwise received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) after (i) provision for all income or other taxes measured by or resulting from such Asset Sale or the transfer of the proceeds of such Asset Sale to such Person and (ii) payment of all brokerage commissions and the underwriting and other fees and expenses related to such Asset Sale, whether such proceeds are in cash or property (valued at the fair market value thereof at the time of receipt as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution).

     "New Revolver" means _______________________________________, as such agreement has been and may be amended, restated, supplemented or otherwise modified from time to time, and includes any successor bank credit agreement.

     "Non-Recourse Indebtedness" of a Single Purpose Subsidiary means Indebtedness for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against (a) the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days of the acquisition of such property or
(b) the Capital Stock of such Single Purpose Subsidiary, provided that such Single Purpose Subsidiary has no assets other than the specific property acquired with the proceeds of such Indebtedness plus a reasonable amount of working capital, (ii) no assets of such Single Purpose Subsidiary, other than the assets identified in clause (i)(a) of this definition, may be realized upon in collection of principal or interest on such Indebtedness and (iii) neither Kaiser nor any Restricted Subsidiary of Kaiser, other than the Single Purpose Subsidiary, is directly or indirectly liable to make any payment thereon, has made any guarantee of payment or performance of such Indebtedness or has pledged or granted any lien or encumbrances on any assets as collateral or security with respect thereto, other than the Capital Stock of the referent Single Purpose Subsidiary.

     "Payment Restriction," with respect to a Subsidiary of any Person, means any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary of such Person or (c) transfer any of its properties or assets to such Person or any other Subsidiary of such Person or (ii) such Person or any other Subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfer of properties or assets.

     "Permitted Businesses" means the businesses of providing consulting, engineering or construction services to public and private sector clients in the environment, energy, infrastructure and industry markets.

     "Permitted Investments" means: (i) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof; (ii) certificates of deposit or Eurodollar deposits, due within 180 days of the date of acquisition thereof, with a commercial bank which is organized under the laws of the United States of America or any state thereof having capital funds of at least $500 million or more; and (iii) commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of acquisition thereof.

     "Plan of Liquidation," with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

     "Qualified Capital Stock" means Capital Stock that is not Disqualified
Stock.

     "Refinancing Indebtedness" means Indebtedness of Kaiser or a Restricted Subsidiary of Kaiser issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or constituting an amendment, modification or supplement to or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of Kaiser or any of its Restricted Subsidiaries existing immediately after the original issuance of the new notes or incurred pursuant to the provisions of the covenant described under "Limitations on Additional Indebtedness" in a principal amount not in excess of the principal amount of the Indebtedness so refinanced; provided that: (i) the Refinancing Indebtedness is the obligation of the same Person, and is subordinated to the new notes, if at all, to the same extent, as the Indebtedness being repaid; (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being repaid or (b) after the maturity date of the new notes; and (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the new notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the new notes.

     "Related Business Investment" means any Investment directly by Kaiser or one or more of its wholly owned Restricted Subsidiaries in any business that is closely related to or complements the business of Kaiser and its subsidiaries as such business exists on the date thereof.

     "Restricted Debt Payment" means any purchase, redemption, defeasance (including without limitation in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by Kaiser or a Subsidiary of Kaiser, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Indebtedness of Kaiser that is subordinate in right of payment to the new notes other than a Restricted Debt Payment made with the proceeds of a substantially concurrent sale (other than to a Subsidiary of Kaiser or an employee stock ownership plan) of Kaiser's Qualified Capital Stock, provided that all Indebtedness so purchased, redeemed, defeased or otherwise acquired or retired for value promptly is surrendered for cancellation to the Trustee for such Indebtedness.

     "Restricted Investment," with respect to any Person, means any Investment by such Person in any of its Affiliates or in any Person other than a wholly owned Restricted Subsidiary other than (i) a Permitted Investment or (ii) an Investment made with the proceeds of a substantially concurrent sale (other than to a Subsidiary of Kaiser or an employee stock ownership plan) of Kaiser's Qualified Capital Stock.

     "Restricted Payment" means with respect to any Person: (i) the declaration of any dividend (other than a dividend declared by a wholly owned Restricted Subsidiary to holders of its Common Equity) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock, except that a dividend payable solely in Qualified Capital Stock of such Person shall not constitute a Restricted Payment (for purposes of this clause (i), the declaration of any such dividend, or the making of any other such distribution, by any Restricted Subsidiary shall only constitute a Restricted Payment to the extent of the amounts paid or payable to Persons other than Kaiser or a wholly owned Restricted Subsidiary); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Qualified Capital Stock); (iii) any Restricted Investment; or (iv) any Restricted Debt Payment.

     "Restricted Subsidiary" means each of the subsidiaries of Kaiser which, as of the determination date, is not an Unrestricted Subsidiary of Kaiser.

     "Senior Indebtedness" means all Indebtedness of Kaiser other than Indebtedness that is specifically designated, by the terms of the instrument creating or evidencing the same, as not being senior in right of payment to the new notes.

     "Single Purpose Subsidiary" of any Person means a Subsidiary of such Person which has no subsidiaries other than Unrestricted Subsidiaries and the activities of which are limited to (i) ownership of all or a portion of the interests in a single project constituting one or more Permitted Businesses, either directly or through the ownership of the Capital Stock of another Person, and (ii) the development, engineering, design, project management, construction or operation of such project.

     "Unrestricted Subsidiary" means: [American Venture Holdings, Inc., a Delaware corporation; American Venture Investments Incorporated, a Delaware corporation; Excell Development Construction, Inc., a Delaware corporation; International Systems, Inc., a Colorado corporation; ICF Environment, a French corporation; ICF Kaiser Holdings Unlimited, Inc., a Delaware corporation; ICF Leasing Corporation, Inc., a Delaware corporation; Cygna Energy Services, a California corporation; and Cygna Energy Services Michigan, Inc., a Michigan corporation], and each of the other subsidiaries of Kaiser so designated by a resolution adopted by the Board of Directors of Kaiser and whose creditors have no direct or indirect recourse (including without limitation recourse with respect to the payment of principal of or interest on Indebtedness of such Subsidiary) to Kaiser or a Restricted Subsidiary other than a Lien on the Capital Stock of such Unrestricted Subsidiary; provided, however, that (a) no Subsidiary may be an Unrestricted Subsidiary if it owns any Capital Stock of a Restricted Subsidiary and (b) the Board of Directors of Kaiser will be prohibited after the date of the indenture from designating as an Unrestricted Subsidiary any Subsidiary existing on the date of the indenture. The Board of Directors of Kaiser may designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided that (i) any such designation shall be deemed to be an incurrence by Kaiser and its Restricted Subsidiaries of the Indebtedness (if any) of such designated Subsidiary for purposes of the Limitations on Additional Indebtedness covenant in the indenture as of the date of such designation and
(ii) immediately after giving effect to such designation and the incurrence of any such additional Indebtedness, Kaiser and its Restricted Subsidiaries could incur $1.00 of additional Senior Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the Limitations on Additional Indebtedness covenant described above. Any such designation or redesignation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Resolution of Kaiser's Board of Directors giving effect to such designation or redesignation and an officer's certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such certificate and upon which certificate the Trustee shall conclusively rely without any investigation whatsoever.

     "Voting Stock," with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

     "Weighted Average Life to Maturity," when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of Kaiser means a Restricted Subsidiary of Kaiser, of which 100% of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by Kaiser or through one or more wholly owned Restricted Subsidiaries of Kaiser.

Satisfaction and Discharge of Indebtedness

     The indenture will be discharged and canceled upon payment of all the principal of, and interest on, the new notes, redemption of all the new notes or deposit with the Trustee of funds or obligations issued or guaranteed by the United States sufficient for such payment or redemption.

The Trustee

     The Trustee is [____________________].

     The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise those rights and powers vested in it under the indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The holders of a majority in outstanding amount of the new notes will have the right, during the continuance of an Event of Default, to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of new notes, unless they shall offer to the Trustee security or indemnity satisfactory to it.

     The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference into the indenture, contain limitations on the rights of the Trustee, should it become a creditor of Kaiser, to obtain payment of claims in certain cases, or to realize on property received in respect of any of these claims as security or otherwise. The Trustee will be permitted to engage in other transactions with Kaiser, provided, however, if it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended, it must eliminate this conflict or resign.

Book-Entry, Delivery and Form

     The new notes will initially be issued in the form of one global new note. The global new note will be deposited on the date of the consummation of the exchange offer with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of the DTC.

     The DTC is a limited-purpose trust company that was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in securities between participants through electronic book-entry changes in accounts of its participants. The DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of the DTC only through the DTC's participants or indirect participants.

     Kaiser expects that pursuant to procedures established by the DTC:

     . upon deposit of the global new note, the DTC will credit the accounts of participants exchanging old notes for new notes with portions of the principal amount of the global new note and

     . ownership of the notes evidenced by the global new note will be shown on, and the transfer of ownership will be effected only through, records maintained by the DTC, with respect to the interests of the DTC's participants and the DTC's indirect participants.

Holders of new notes are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes evidenced by the global new note will be limited to such extent.

     So long as the holder of the global new note is the registered owner of any new notes, the global new note holder will be considered the sole holder under the indenture of any notes evidenced by the global new note. Beneficial owners of new notes evidenced by the global new note will not be considered the owners or holders under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee. Neither Kaiser nor the Trustee will have any responsibility or liability for any aspect of the records of the depository or for maintaining, supervising or reviewing any records of the depository relating to the new notes.

     Payments in respect of the principal of and interest, if any, on any new notes registered in the name of the global new note holder on the applicable record date will be payable by the Trustee to or at the direction of the global new note holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Kaiser and the Trustee may treat the persons in whose names new notes, including the global new note, are registered as the owners for the purpose of receiving these payments. Consequently, neither Kaiser nor the Trustee has or will have any responsibility or liability for the payment of these amounts to beneficial owners of new notes. Kaiser believes, however, that it is currently the policy of the DTC to immediately credit the accounts of the relevant participants with these payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the DTC. Payments by the DTC's participants and the DTC's indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practice and will be the responsibility of the DTC's participants or the DTC's indirect participants.

     Certificated Notes. Any beneficial owner of new notes evidenced by the global new note may obtain notes in the form of registered certificated new notes. If Kaiser notifies the Trustee in writing that the DTC is no longer willing or able to act as a depository and Kaiser is unable to locate a qualified successor within 90 days then, upon surrender by the global new note holder of its global new note, new notes in this form will be issued to each person that the global new note holder and the DTC identify as being the beneficial owner of the related new notes.

     Neither Kaiser nor the Trustee will be liable for any delay by the global new note holder or the DTC in identifying the beneficial owners of notes and Kaiser and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the global new note holder or the DTC for all purposes.

     Same-Day Settlement and Payment. The indenture will require that payments for the notes represented by the global new note, including principal, interest and liquidated damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the global new note holder. With respect to certificated new notes, Kaiser will make all payments of principal, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders or, if no account is specified, by mailing a check to each holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes represented by the global new note are expected to trade in the DTC's same-day funds settlement system, and any permitted secondary market trading activity in these notes will, therefore, be required by the DTC to be settled in immediately available funds. Kaiser expects that secondary trading in the certificated new notes will also be settled in immediately available funds.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Squire, Sanders & Dempsey L.L.P. will pass upon the validity of the common stock and debt securities to be issued in the exchange offer.

                                     PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of directors and officers.

          Under the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the person's past or present service as a director, officer, employee, or agent of the corporation or of the person's past or present service, at the corporation's request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Under the Delaware Law, a corporation may indemnify such persons against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement that are actually and reasonably incurred by that person in connection with such action. The Delaware Law provides, however, that such person must have acted in good faith and in a manner that such person reasonably believed to be in (or not opposed to) the corporation's best interests. In respect of any criminal action or proceeding, an indemnifiable person must have no reasonable cause to believe such conduct to be unlawful. In addition, the Delaware Law permits no indemnification in any action by or in the right of the corporation where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for such costs the court deems proper in spite of liability adjudication.

          The sections of the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws relating to indemnification of directors and officers provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)       Exhibits

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------

3(a) Restated Certificate of Incorporation of ICF Kaiser International, Inc. (restated through June 26, 1993) (Incorporated by reference to Exhibit No. 3(a) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1 993)

3(b) Amended and Restated By-laws of ICF Kaiser International, Inc. (as amended through June 23, 1995) (Incorporated by reference to Exhibit No. 3(b) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1995 filed with the Commission on October 13, 1995)

4(a) Indenture dated as of January 11, 1994, between ICF Kaiser International, Inc. and The Bank of New York, as Trustee (Incorporated by reference to Exhibit No. 4(a) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

4(a)(1) First Supplemental Indenture dated as of February 17, 1995 (Incorporated by reference to Exhibit No. 4(a)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1995 filed with the Commission on May 23, 1995)

4(a)(2) Second Supplemental Indenture dated September 1, 1995 (Incorporated by reference to Exhibit No. 4(a)(2) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30, 1995)

4(a)(3) Third Supplemental Indenture dated October 20, 1995 (Incorporated by reference to Exhibit No. 4(a)(3) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30, 1995)

4(a)(4) Fourth Supplemental Indenture dated as of March 8, 1996 (Incorporated by reference to Exhibit No. 4(a)(4) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

4(a)(5) Fifth Supplemental Indenture dated as of June 24, 1996 (Incorporated by reference to Exhibit No. 4(a)(5) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27, 1996)

4(a)(6) Sixth Supplemental Indenture dated as of December 3, 1997 (Incorporated by reference to Exhibit No. 4(a)(6) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

4(a)(7) Seventh Supplemental Indenture dated as of August 13, 1998 (Incorporated by reference to Exhibit No. 4(a)(7) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1997 filed with the Commission on November 16, 1998)

4(b) Form of 12% Senior Subordinated Note due 2003 (Incorporated by reference to Exhibit No. 4(b) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

4(c) Rights Agreement, dated as of January 13, 1992, between ICF Kaiser International, Inc. and Office of the Secretary, ICF Kaiser International, Inc. as Rights Agent, including (1) Form of Certificate of Designations of Series 4 Junior Preferred Stock; (2) Form of Rights Certificate; and (3) Summary of Rights to Purchase Preferred Stock (Incorporated by reference to Exhibit No. 4(h) to Quarterly Report on Form 10-Q (Registrant No. 0-18025) for the third quarter of fiscal 1992 filed with the Commission on January 14, 1992)

4(d) Indenture dated as of December 23, 1996, between ICF Kaiser International, Inc. and The Bank of New York, as Trustee, including Guarantees, dated December 23, 1996, by each of the Subsidiary Guarantors (Incorporated by reference to Exhibit No. 4(g) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

4(d)(1) First Supplemental Indenture dated as of December 3, 1997 (Incorporated by reference to Exhibit No. 4(a)(6) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

4(d)(2) Second Supplemental Indenture dated as of August 13, 1998 (Incorporated by reference to Exhibit No. 4(g)(2) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1997 filed with the Commission on November 16, 1998)

4(e) Form of 12% Senior Note due 2003, Series B(Incorporated by reference to Exhibit No. 4(i) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

4(f) Warrant Agreement dated as of December 23, 1996, between ICF Kaiser International, Inc. and The Bank of New York, as Warrant Agent (Incorporated by reference to Exhibit No. 4(j) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

4(g) Form of Warrant expiring December 31, 1999 issued under Warrant Agreement dated as of December 23, 1996 (Incorporated by reference to Exhibit No. 4(k) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

*5 Opinion of Squire, Sanders & Dempsey L.L.P. regarding securities being registered

10(a) Loan and Security Agreement dated as of December 18, 1998, with Madeleine L.L.C. as agent (Incorporated by reference to Exhibit No. 10(a) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(b) ICF Kaiser International, Inc. Employee Stock Ownership Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26,
                    1993) (Incorporated by reference to Exhibit No. 10(c) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

10(b)(1) Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(l)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal 1995 filed with the Commission on May 23, 1995)

10(b)(2) Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(b)(2) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

10(b)(3) Amendment No. 3 dated December 13, 1996 (Incorporated by reference to Exhibit No. 10(b)(3) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

10(c) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International, Inc. Employee Stock Ownership Plan (Incorporated by reference to Exhibit No. 10(c) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30, 1995)

10(d) ICF Kaiser International, Inc. Retirement Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(d) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

10(d)(1) Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(d)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on May 23, 1995)

10(d)(2) Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(d)(2) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

10(d)(3) Amendment No. 3 dated December 13, 1996 (Incorporated by reference to Exhibit No. 10(d)(3) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

10(e) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International, Inc. Retirement Plan (Incorporated by reference to Exhibit No. 10(e) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30, 1995)

10(f) Consolidated, Amended and Restated Deed of Lease Agreement between HMCE Associates Limited Partnership R.L.L.P. (as Landlord) and ICF Kaiser Hunters Branch Leasing, Inc. (as Tenant), dated November 12, 1997, for the lease of the Registrant's headquarters in Fairfax, Virginia known as Hunters Branch--Phase I (Incorporated by reference to Exhibit No. 10(g) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(g) Consolidated, Amended and Restated Deed of Lease Agreement between HMCE Associates Limited Partnership R.L.L.P. (as Landlord) and ICF Kaiser Hunters Branch Leasing, Inc. (as Tenant), dated November 12, 1997, for the lease of space in the building adjacent to the Registrant's headquarters in Fairfax, Virginia known as Hunters Branch--Phase II (Incorporated by reference to Exhibit No. 10(h) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(h) Contribution Agreement by and among HMCE Associates Limited Partnership R.L.L.P.; ICF Kaiser Hunters Branch Leasing, Inc.; and IFA Nutley Partners, LLC dated November 3, 1997 (Incorporated by reference to Exhibit No. 10(i) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(i) ICF Kaiser International, Inc. Stock Incentive Plan (as amended and restated through March 1, 1996) (Incorporated by reference to Exhibit No. 10(j) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27, 1996)

10(j) Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated as of April 4, 1995 (IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(j) WAS FILED IN PAPER ON MAY 23, 1995, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION and is incorporated herein by reference thereto)

10(j)(1) Modifications 1 to 40 to Contract #DE-AC3495RF00825 (Incorporated by reference to Exhibit No. 10(p)(l) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27, 1996)

10(j)(2) Modifications 42 to 46 to Contract #DE-AC3495RF00825 (Modification 41 not received) (Incorporated by reference to Exhibit No. 10(p)(2) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(j)(3) Modifications 47 to 81 to Contract #DE-AC3495RF00825 (Modifications 72 and 78 not received) (Incorporated by reference to Exhibit No. 10(j)(3) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(k) ICF Kaiser International, Inc. Section 401(k) Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26,
                    1993) (Incorporated by reference to Exhibit No. 10(f) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

10(k)(1) Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(p)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal 1995 filed with the Commission on May 23, 1995)

10(k)(2) Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(p)(2) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

10(k)(3) Amendment No. 3 dated December 13, 1996 (Incorporated by reference to Exhibit No. 10(q)(3) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

10(l) Trust Agreement with Vanguard Fiduciary Trust Company dated as of March 1, 1989, for the ICF Kaiser International, Inc.
                    Section 401(k) Plan (Incorporated by reference to Exhibit No. 28(b) to Registration Statement on Form S-8 Registration No. 33-51460 filed with the Commission on August 31, 1992)

Exhibit No. 10--Material Contracts (management contracts, compensatory plans, or arrangements)

10(aa) Agreement dated as of May 19, 1997 with James O. Edwards, Chairman and Chief Executive Officer of the Registrant (Incorporated by reference to Exhibit No. 10(ll) to Quarterly Report on Form 10-Q (Registrant No. 1- 12248) for the second quarter of fiscal 1997 filed with the Commission on August 14, 1997)

10(aa)(1)           Agreement dated as of November 6, 1998, terminating Mr.
                    Edwards' employment agreement (Incorporated by reference to Exhibit No. 10(aa)(1) to Annual Report on Form 10-K
                    (Registrant No. 1-12248) filed with the Commission on April
                    15, 1999)

10(bb) ICF Kaiser International, Inc. 1998 Compensation (IC) Plan for Senior Executives (adopted by the Board of Directors on February 27, 1998) (Incorporated by reference to Exhibit No. 10(bb) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(cc) ICF Kaiser International, Inc. Non-employee Director Stock Option Plan (as amended and restated as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(bb) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

10(dd) Agreement dated as of May 19, 1997 with Marc Tipermas, President and Chief Operating Officer of the Registrant (Incorporated by reference to Exhibit No. 10(mm) to Quarterly Report on Form 10-Q (Registrant No. 1- 12248) for the second quarter of fiscal 1997 filed with the Commission on August 14, 1997)

10(dd)(1)           Agreement dated as of August 7, 1998, terminating Dr.
                    Tipermas' employment agreement (Incorporated by reference to Exhibit No. 10(dd)(1) to Annual Report on Form 10-K
                    (Registrant No. 1-12248) filed with the Commission on April
                    15, 1999)

10(ee) ICF Kaiser International, Inc. Senior Executive Officers Severance Plan as approved by the Compensation Committee of the Board of Directors on April 4, 1994, and adopted by the Board of Directors on May 5, 1994, as further amended through May 1, 1997 (Incorporated by reference to Exhibit No. 10(ee) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(ff) Employment Agreement with Thomas P. Grumbly, Executive Vice President of the Registrant, effective as of April 7, 1997 (Incorporated by reference to Exhibit No. 10(ff) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(ff)(1)           Letter dated March 15,1999, amending Mr. Grumbly's
                    employment agreement (Incorporated by reference to Exhibit
                    No. 10(ff)(1) to Annual Report on Form 10-K (Registrant No.
                    1-12248) filed with the Commission on April 15, 1999)

10(gg) ICF Kaiser International, Inc. Consultants, Agents and Part-Time Employees Stock Plan dated as of June 23, 1995 (Incorporated by reference to Exhibit No. 99 to Registration Statement on Form S-8 Registration No. 33-60665 filed with the Commission on June 28, 1995)

10(hh) ICF Kaiser International, Inc. Stock Incentive Plan (as amended and restated through March 1, 1996) (Incorporated by reference to Exhibit No. 10(j) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27, 1996)

10(ii) Amended Employment Agreement dated as of December 1, 1996, with David Watson, Executive Vice President and President, ICF Kaiser Engineers and Constructors Group of the Registrant (Incorporated by reference to Exhibit No. 10(kk) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(ii)(1)           Agreement and Mutual Release dated August 17, 1998,
                    terminating Mr. Watson's employment agreement (Incorporated by reference to Exhibit No. 10(ii)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(jj)              Intentionally Omitted

10(kk) Employment Agreement with Michael F. Gaffney, Executive Vice President of the Registrant, effective as of January 1, 1997 (Incorporated by reference to Exhibit No. 10(kk) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

10(kk)(1)           Agreement dated March 8, 1999, terminating Mr. Gaffney's
                    employment agreement (Incorporated by reference to Exhibit
                    No. 10(kk)(1) to Annual Report on Form 10-K (Registrant No.
                    1-12248) filed with the Commission on April 15, 1999)

10(ll)              Letter Agreement with Cowen Incorporated and Jarrod M.
                    Cohen, dated as of March 13, 1998 (Incorporated by reference to Exhibit No. 10(ll) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998) (Incorporated by reference to Exhibit No. 10(mm) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(mm) ICF Kaiser International, Inc. Non-employee Directors Compensation and Phantom Stock Plan as adopted by the Board of Directors on February 28, 1997, with an effective date of March 1, 1997 (Incorporated by reference to Exhibit No. 10(mm) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(nn)              Letter Agreement with Tennenbaum & Co., L.L.C. and Michael
                    E. Tennenbaum, dated as of March 13, 1998 (Incorporated by reference to Exhibit No. 10(nn) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

10(oo) Employment Agreement with Keith M. Price, President and Chief Executive Officer of the Registrant, effective as of August 27, 1998 (Incorporated by reference to Exhibit No. 10(oo) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of 1998 filed with the Commission on November 16, 1998)

10(oo)(1)           Terms of Promotion for Mr. Price effective as of November 4,
                    1998 (Incorporated by reference to Exhibit No. 10(oo)(1) to
                    Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

 10(oo)(2)          Agreement dated April 27, 1999, terminating Mr. Price's
                    employment agreement

10(pp) Employment Agreement with James J. Maiwurm, President and Chief Executive Officer of the Registrant, effective as of June 1, 1999

10(qq) Employment Agreement with S. Robert Cochran, Executive Vice President and President, North America of the Registrant, effective as of June 1, 1999

10(rr) Employment Agreement with Timothy P. O'Connor, Executive Vice President and Chief Financial Officer of the Registrant, effective as of June 1, 1999

*12 Statement regarding computation of ratio of earnings to fixed charges

21                  Consolidated subsidiaries of the Registrant as of July 9,
                    1999

*23(a) Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion filed as Exhibit 5)

23(b)               Consent of PricewaterhouseCoopers LLP

24 Power of Attorney (included as part of the signature page to this Form S-4 Registration Statement)

*25                 Statement of Eligibility and Qualification on Form T-1 of
                    Trustee

*99 Form of Letter of Transmittal and Consent Form and related documents

____________
* To be filed by amendment.


ITEM 22.  UNDERTAKINGS


          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 23(a) or Section 15(d) of the

Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (5)  The undersigned registrant hereby undertakes:

               (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts
                    or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) To include any material information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 of 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (b) That for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

         Pursuant to the requirements of the 1933 Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia on July 9, 1999.


                                        ICF KAISER INTERNATIONAL, INC.

                                        By:  /s/ James J. Maiwurm
                                             --------------------
                                        Name:  J. J. Maiwurm
                                        Title:  Chairman, President and
                                                Chief Executive Officer

-------------------------------------------------------------------------------

                               POWER OF ATTORNEY

         Each of the undersigned hereby appoints James J. Maiwurm, Timothy P. O'Connor and Shaun M. Martin, and each of them severally, his or her true and lawful attorneys-in-fact to execute (in the name of and on behalf of and as attorneys for the undersigned) this Registration Statement on Form S-4 and any and all pre- and post-effective amendments to this Registration Statement on Form S-4 (including all amendments filed pursuant to Rule 462(b)), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting each of such attorneys-in-fact full power and authority to do and perform each and every act requisite and necessary to be done as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or each of them, may lawfully do or cause to be done by virtue hereof.

-------------------------------------------------------------------------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

                                  (1) Principal executive officer

Date:  July 8, 1999                      By  /s/ James J. Maiwurm
                                             ------------------------------
                                                 James J. Maiwurm
                                             Chairman, President and Chief
                                                 Executive Officer


                                  (2) Principal financial and accounting officer

Date:  July 8, 1999                      By  /s/ Timothy P. O'Connor
                                             ------------------------------
                                                 Timothy P. O'Connor
                                             Executive Vice President and
                                                  Chief Financial Officer


                                  (3) The Board of Directors

Date:  July 8, 1999                      By  /s/ Tony Coelho
                                             ------------------------------
                                                 Tony Coelho
                                                   Director

Date: July 8, 1999                       By /s/ Jarrod M. Cohen
                                           ---------------------------------
                                                     Jarrod M. Cohen
                                                        Director

Date: July 8, 1999                       By /s/ James O. Edwards
                                            ---------------------------------
                                                     James O. Edwards
                                                         Director

Date:       , 1999                       By _______________________________
                                                     Thomas C. Jorling
                                                         Director

Date: July 8, 1999                       By /s/ James J. Maiwurm
                                           ---------------------------------
                                                     James J. Maiwurm
                                                         Director

Date:       , 1999                       By _______________________________
                                                     Hazel R. O'Leary
                                                         Director

Date: July 8, 1999                       By /s/ Keith M. Price
                                           ---------------------------------
                                                     Keith M. Price
                                                         Director

Date: July 8, 1999                       By /s/ James T. Rhodes
                                           ---------------------------------
                                                     James T. Rhodes
                                                         Director

Date: July 8, 1999                       By /s/ Michael Tennenbaum
                                           ---------------------------------
                                                  Michael E. Tennenbaum
                                                         Director

                                 EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION OF EXHIBIT
----------                 ----------------------

3(a) Restated Certificate of Incorporation of ICF Kaiser International, Inc. (restated through June 26, 1993) (Incorporated by reference to Exhibit No. 3(a) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

3(b) Amended and Restated By-laws of ICF Kaiser International, Inc. (as amended through June 23,
                           1995) (Incorporated by reference to Exhibit No. 3(b) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1995 filed with the Commission on October 13, 1995)

4(a) Indenture dated as of January 11, 1994, between ICF Kaiser International, Inc. and The Bank of New York, as Trustee (Incorporated by reference to Exhibit No. 4(a) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

4(a)(1) First Supplemental Indenture dated as of February 17, 1995 (Incorporated by reference to Exhibit No. 4(a)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1995 filed with the Commission on May 23, 1995)

4(a)(2) Second Supplemental Indenture dated September 1, 1995 (Incorporated by reference to Exhibit No. 4(a)(2) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30,
                           1995)

4(a)(3) Third Supplemental Indenture dated October 20, 1995 (Incorporated by reference to Exhibit No. 4(a)(3) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30,
                           1995)

4(a)(4) Fourth Supplemental Indenture dated as of March 8, 1996 (Incorporated by reference to Exhibit No. 4(a)(4) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

4(a)(5) Fifth Supplemental Indenture dated as of June 24, 1996 (Incorporated by reference to Exhibit No. 4(a)(5) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27, 1996)

4(a)(6) Sixth Supplemental Indenture dated as of December 3, 1997 (Incorporated by reference to Exhibit No. 4(a)(6) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

4(a)(7) Seventh Supplemental Indenture dated as of August 13, 1998 (Incorporated by reference to Exhibit No. 4(a)(7) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1997 filed with the Commission on November 16, 1998)

4(b) Form of 12% Senior Subordinated Note due 2003 (Incorporated by reference to Exhibit No. 4(b) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1994 filed with the Commission on January 14, 1994)

4(c) Rights Agreement, dated as of January 13, 1992, between ICF Kaiser International, Inc. and Office of the Secretary, ICF Kaiser International, Inc. as Rights Agent, including (1) Form of Certificate of Designations of Series 4 Junior Preferred Stock; (2) Form of

                           Rights Certificate; and (3) Summary of Rights to Purchase Preferred Stock (Incorporated by reference to Exhibit No. 4(h) to Quarterly Report on Form 10-Q (Registrant No. 0-18025) for the third quarter of fiscal 1992 filed with the Commission on January 14,
                           1992)

4(d) Indenture dated as of December 23, 1996, between ICF Kaiser International, Inc. and The Bank of New York, as Trustee, including Guarantees, dated December 23, 1996, by each of the Subsidiary Guarantors (Incorporated by reference to Exhibit No. 4(g) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10,
                           1997)

4(d)(1) First Supplemental Indenture dated as of December 3, 1997 (Incorporated by reference to Exhibit No. 4(a)(6) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

4(d)(2) Second Supplemental Indenture dated as of August 13, 1998 (Incorporated by reference to Exhibit No. 4(g)(2) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of fiscal 1997 filed with the Commission on November 16, 1998)

4(e) Form of 12% Senior Note due 2003, Series B (Incorporated by reference to Exhibit No. 4(i) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10,
                           1997)

4(f) Warrant Agreement dated as of December 23, 1996, between ICF Kaiser International, Inc. and The Bank of New York, as Warrant Agent (Incorporated by reference to Exhibit No. 4(j) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

4(g) Form of Warrant expiring December 31, 1999 issued under Warrant Agreement dated as of December 23, 1996 (Incorporated by reference to Exhibit No. 4(k) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10,
                           1997)

*5 Opinion of Squire, Sanders & Dempsey L.L.P. regarding securities being registered

10(a) Loan and Security Agreement dated as of December 18, 1998, with Madeleine L.L.C. as agent (Incorporated by reference to Exhibit No. 10(a) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(b) ICF Kaiser International, Inc. Employee Stock Ownership Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(c) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

10(b)(1) Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(l)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal 1995 filed with the Commission on May 23, 1995)

10(b)(2) Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(b)(2) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

10(b)(3) Amendment No. 3 dated December 13, 1996 (Incorporated by reference to Exhibit No. 10(b)(3) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

10(c) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International, Inc. Employee Stock Ownership Plan (Incorporated by reference to Exhibit No. 10(c) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30,
                           1995)

10(d) ICF Kaiser International, Inc. Retirement Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(d) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15,
                           1993)

10(d)(1) Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(d)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on May 23, 1995)

10(d)(2) Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(d)(2) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

10(d)(3) Amendment No. 3 dated December 13, 1996 (Incorporated by reference to Exhibit No. 10(d)(3) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

10(e) Trust Agreement with Vanguard Fiduciary Trust Company dated as of August 31, 1995, for ICF Kaiser International, Inc. Retirement Plan (Incorporated by reference to Exhibit No. 10(e) to Registration Statement on Form S-1 Registration No. 33-64655 filed with the Commission on November 30, 1995)

10(f) Consolidated, Amended and Restated Deed of Lease Agreement between HMCE Associates Limited Partnership R.L.L.P. (as Landlord) and ICF Kaiser Hunters Branch Leasing, Inc. (as Tenant), dated November 12, 1997, for the lease of the Registrant's headquarters in Fairfax, Virginia known as Hunters Branch--Phase I (Incorporated by reference to Exhibit No. 10(g) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(g) Consolidated, Amended and Restated Deed of Lease Agreement between HMCE Associates Limited Partnership R.L.L.P. (as Landlord) and ICF Kaiser Hunters Branch Leasing, Inc. (as Tenant), dated November 12, 1997, for the lease of space in the building adjacent to the Registrant's headquarters in Fairfax, Virginia known as Hunters Branch--Phase II (Incorporated by reference to Exhibit No. 10(h) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(h) Contribution Agreement by and among HMCE Associates Limited Partnership R.L.L.P.; ICF Kaiser Hunters Branch Leasing, Inc.; and IFA Nutley Partners, LLC dated November 3, 1997 (Incorporated by reference to Exhibit No. 10(i) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(i) ICF Kaiser International, Inc. Stock Incentive Plan (as amended and restated through March 1, 1996) (Incorporated by reference to Exhibit No. 10(j) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27,
                           1996)

10(j) Contract (#DE-AC3495RF00825) between Kaiser-Hill Company, LLC, a subsidiary of the Corporation, and the U.S. Department of Energy dated as of April 4, 1995 (IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT NO. 10(j) WAS FILED IN PAPER ON MAY 23, 1995, ON FORM SE PURSUANT TO A CONTINUING HARDSHIP EXEMPTION and is incorporated herein by reference thereto)

10(j)(1) Modifications 1 to 40 to Contract #DE-AC3495RF00825 (Incorporated by reference to Exhibit No. 10(p)(l) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27,
                           1996)

10(j)(2) Modifications 42 to 46 to Contract #DE-AC3495RF00825 (Modification 41 not received) (Incorporated by reference to Exhibit No. 10(p)(2) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(j)(3) Modifications 47 to 81 to Contract #DE-AC3495RF00825 (Modifications 72 and 78 not received) (Incorporated by reference to Exhibit No. 10(j)(3) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(k) ICF Kaiser International, Inc. Section 401(k) Plan (as amended and restated as of March 1, 1993) (and further amended with respect to name change only as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(f) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15,
                           1993)

10(k)(1) Amendment No. 1 dated April 24, 1995 (Incorporated by reference to Exhibit No. 10(p)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal 1995 filed with the Commission on May 23, 1995)

10(k)(2) Amendment No. 2 dated December 15, 1995 (Incorporated by reference to Exhibit No. 10(p)(2) to Transition Report on Form 10-K (Registrant No. 1-12248) for the transition period from March 1, 1995 to December 31, 1995 filed with the Commission on March 29, 1996)

10(k)(3) Amendment No. 3 dated December 13, 1996 (Incorporated by reference to Exhibit No. 10(q)(3) to Registration Statement on Form S-1 Registration No. 333-19519 filed with the Commission on January 10, 1997)

10(l) Trust Agreement with Vanguard Fiduciary Trust Company dated as of March 1, 1989, for the ICF Kaiser International, Inc. Section 401(k) Plan (Incorporated by reference to Exhibit No. 28(b) to Registration Statement on Form S-8 Registration No. 33-51460 filed with the Commission on August 31, 1992)

Exhibit No. 10--Material Contracts (management contracts, compensatory plans, or arrangements)

10(aa)                     Agreement dated as of May 19, 1997 with James O.
                           Edwards, Chairman and Chief Executive Officer of the Registrant (Incorporated by reference to Exhibit No. 10(ll) to Quarterly Report on Form 10-Q (Registrant No. 1- 12248) for the second quarter of fiscal 1997 filed with the Commission on August 14, 1997)

10(aa)(1)                  Agreement dated as of November 6, 1998, terminating
                           Mr. Edwards' employment agreement (Incorporated by reference to Exhibit No. 10(aa)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the
                           Commission on April 15, 1999)

10(bb) ICF Kaiser International, Inc. 1998 Compensation (IC) Plan for Senior Executives (adopted by the Board of Directors on February 27, 1998) (Incorporated by reference to Exhibit No. 10(bb) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(cc) ICF Kaiser International, Inc. Non-employee Director Stock Option Plan (as amended and restated as of June 26, 1993) (Incorporated by reference to Exhibit No. 10(bb) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the second quarter of fiscal 1994 filed with the Commission on October 15, 1993)

10(dd) Agreement dated as of May 19, 1997 with Marc Tipermas, President and Chief Operating Officer of the Registrant (Incorporated by reference to Exhibit No. 10(mm) to Quarterly Report on Form 10-Q (Registrant No. 1- 12248) for the second quarter of fiscal 1997 filed with the Commission on August 14,
                           1997)

10(dd)(1)                  Agreement dated as of August 7, 1998, terminating Dr.
                           Tipermas' employment agreement (Incorporated by reference to Exhibit No. 10(dd)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the
                           Commission on April 15, 1999)

10(ee) ICF Kaiser International, Inc. Senior Executive Officers Severance Plan as approved by the Compensation Committee of the Board of Directors on April 4, 1994, and adopted by the Board of Directors on May 5, 1994, as further amended through May 1, 1997 (Incorporated by reference to Exhibit No. 10(ee) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(ff) Employment Agreement with Thomas P. Grumbly, Executive Vice President of the Registrant, effective as of April 7, 1997 (Incorporated by reference to Exhibit No. 10(ff) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(ff)(1)                  Letter dated March 15,1999, amending Mr. Grumbly's
                           employment agreement (Incorporated by reference to Exhibit No. 10(ff)(1) to Annual Report on Form 10-K
                           (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(gg) ICF Kaiser International, Inc. Consultants, Agents and Part-Time Employees Stock Plan dated as of June 23, 1995 (Incorporated by reference to Exhibit No. 99 to Registration Statement on Form S-8 Registration No. 33-60665 filed with the Commission on June 28,
                           1995)

10(hh) ICF Kaiser International, Inc. Stock Incentive Plan (as amended and restated through March 1, 1996) (Incorporated by reference to Exhibit No. 10(j) to Registration Statement on Form S-1 Registration No. 333-16937 filed with the Commission on November 27,
                           1996)

10(ii) Amended Employment Agreement dated as of December 1, 1996, with David Watson, Executive Vice President and President, ICF Kaiser Engineers and Constructors Group of the Registrant (Incorporated by reference to Exhibit No. 10(kk) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 199 7)

10(ii)(1)                  Agreement and Mutual Release dated August 17, 1998,
                           terminating Mr. Watson's employment agreement
                           (Incorporated by reference to Exhibit No. 10(ii)(1) to Annual Report on Form 10-K (Registrant No. 1-
                           12248) filed with the Commission on April 15, 1999)

10(jj)                     Intentionally Omitted

10(kk) Employment Agreement with Michael F. Gaffney, Executive Vice President of the Registrant, effective as of January 1, 1997 (Incorporated by reference to Exhibit No. 10(kk) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

10(kk)(1)                  Agreement dated March 8, 1999, terminating Mr.
                           Gaffney's employment agreement (Incorporated by reference to Exhibit No. 10(kk)(1) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the
                           Commission on April 15, 1999)

10(ll)                     Letter Agreement with Cowen Incorporated and Jarrod
                           M. Cohen, dated as of March 13, 1998 (Incorporated by reference to Exhibit No. 10(ll) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998) (Incorporated by reference to Exhibit No. 10(mm) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on March 25, 1997)

10(mm) ICF Kaiser International, Inc. Non-employee Directors Compensation and Phantom Stock Plan as adopted by the Board of Directors on February 28, 1997, with an effective date of March 1, 1997 (Incorporated by reference to Exhibit No. 10(mm) to Annual Report on Form 10-K (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(nn) Letter Agreement with Tennenbaum & Co., L.L.C. and Michael E. Tennenbaum, dated as of March 13, 1998 (Incorporated by reference to Exhibit No. 10(nn) to Annual Report on Form 10-K (Registrant No. 1-12248) for fiscal year 1997 filed with the Commission on March 31, 1998)

10(oo) Employment Agreement with Keith M. Price, President and Chief Executive Officer of the Registrant, effective as of August 27, 1998 (Incorporated by reference to Exhibit No. 10(oo) to Quarterly Report on Form 10-Q (Registrant No. 1-12248) for the third quarter of 1998 filed with the Commission on November 16, 1998)

10(oo)(1)                  Terms of Promotion for Mr. Price effective as of
                           November 4, 1998 (Incorporated by reference to
                           Exhibit No. 10(oo)(1) to Annual Report on Form 10-K
                           (Registrant No. 1-12248) filed with the Commission on April 15, 1999)

10(oo)(2)                  Agreement dated April 27, 1999, terminating Mr.
                           Price's employment agreement

10(pp) Employment Agreement with James J. Maiwurm, President and Chief Executive Officer of the Registrant, effective as of June 1, 1999

10(qq) Employment Agreement with S. Robert Cochran, Executive Vice President and President, North America of the Registrant, effective as of June 1, 1999

10(rr) Employment Agreement with Timothy P. O'Connor, Executive Vice President and Chief Financial Officer of the Registrant, effective as of June 1, 1999

*12 Statement regarding computation of ratio of earnings to fixed charges

21 Consolidated subsidiaries of the Registrant as of July 9, 1999

*23(a) Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion filed as Exhibit 5)

23(b)                      Consent of PricewaterhouseCoopers LLP

24 Power of Attorney (included as part of the signature page to this Form S-4 Registration Statement)

*25                        Statement of Eligibility and Qualification on Form
                           T-1 of Trustee

*99 Form of Letter of Transmittal and Consent Form and related documents

_____________
* To be filed by amendment.